As filed with the Securities and Exchange Commission on August 6, 2003	Registration No. 333-106890

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Pre-Effective Amendment No. 1
to the

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6711	55-0641179
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Virginia Street, East
Charleston, West Virginia 25301
(304) 348-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard M. Adams
United Bankshares, Inc.
P. O. Box 393
500 Virginia Street, East
Charleston, West Virginia 25301
(304) 348-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Sandra M. Murphy, Esq. Bowles Rice McDavid Graff & Love PLLC 600 Quarrier Street P.O. Box 1386 Charleston, West Virginia 25325-1386 (304) 347-1131	Aaron M. Kaslow, Esq. Muldoon Murphy & Faucette LLP 5101 Wisconsin Avenue, N.W. Washington, DC 20016 (202) 686-4971

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to Be	Proposed Maximum	Proposed Maximum	Amount of
Securities to Be Registered	Registered(1)	Offering Price Per Unit	Aggregate Offering Price(2)	Registration Fee(3)

Common Stock, par value $2.50 per share	3,088,234 shares	Not applicable	$9,225,884.61	$746.37

(1)	The number of shares of common stock, par value $2.50 per share of United Bankshares, Inc. to be registered pursuant to this Registration Statement represents the maximum number of shares issuable by United Bankshares, Inc. upon consummation of the merger with Sequoia Bancshares, Inc.

(2)	Estimated solely for the purposes of determining the registration fee in accordance with Rule 457(f)(2), based upon the book value of Sequoia Bancshares, Inc. common stock on March 31, 2003, less the amount of cash to be paid by United in connection with the transaction.

(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[SEQUOIA LOGO]

Prospectus of United Bankshares, Inc.	Proxy Statement of Sequoia Bancshares, Inc.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

     The boards of directors of United Bankshares, Inc. and Sequoia Bancshares, Inc. have unanimously approved an Agreement and Plan of Reorganization that provides for the combination of Sequoia and United. The combined company will continue under the name United Bankshares, Inc., with its headquarters in Charleston, West Virginia. We believe the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually.

     In the merger, each share of Sequoia common stock will be converted into either (i) 1.4071 shares of United stock or (ii) $39.40 in cash. Cash will be paid instead of issuing fractional shares of United common stock.

     You will be able to elect to receive cash, United common stock or a combination of cash and United common stock for your Sequoia stock. Regardless of your choice, however, elections will be limited by the requirement that 75% of the shares of Sequoia common stock be exchanged for United common stock. Accordingly, the allocation of cash and United common stock you receive will depend on the elections of other Sequoia stockholders. The federal income tax consequences to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of Sequoia common stock.

     United will issue approximately 2,598,276 shares of United common stock to Sequoia stockholders in the merger, based on Sequoia’s outstanding shares on March 31, 2003. These shares will represent approximately 5.86% of the outstanding United common stock after the merger. United shares held by stockholders of United prior to the merger will represent approximately 94.14% of the outstanding United shares after the merger. United’s common stock is traded on The NASDAQ National Market System under the symbol “UBSI.” On August 4, 2003, the last reported price per share was $29.71.

     Your vote is important. We are asking the stockholders of Sequoia to approve the merger agreement. We cannot complete the merger unless we receive the approval of the stockholders of Sequoia.

     Sequoia’s stockholders’ meeting will be held on September 19, 2003, 11:00 a.m., at the Columbia Country Club, located at 7900 Connecticut Avenue, Chevy Chase, Maryland.

/s/ JAMES G. TARDIFF

James G. Tardiff Chairman of the Board, and Chief Executive Officer Sequoia Bancshares, Inc.

     An investment in the United common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities regulators have approved of the merger or the shares of United common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

      The date of this proxy statement/prospectus is August 6, 2003, and it is first being mailed to Sequoia stockholders on or about August 13, 2003.

ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about United Bankshares, Inc. from documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. These documents are available without charge upon written or oral request from:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26102 (304) 424-8800 Attention: Corporate Secretary

     In order to ensure timely delivery of the documents, any request should be made by September 12, 2003.

See “Where You Can Find More Information” on page 89.

[SEQUOIA LOGO]

NOTICE OF SPECIAL
MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 19, 2003

To the Stockholders of Sequoia Bancshares, Inc.:

     A special meeting of stockholders of Sequoia will be held on September 19, 2003, at 11:00 a.m. at the Columbia Country Club, located at 7900 Connecticut Avenue, Chevy Chase, Maryland for the following purposes:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization (“merger agreement”) dated as of April 4, 2003, pursuant to which Sequoia will become a wholly-owned subsidiary of United and SequoiaBank will merge with and into United Bank. In the merger, among other things, each share of Sequoia common stock will be converted into and become the right to receive, at the election of the holder, either 1.4071 shares of United common stock or $39.40 in cash. Cash will be paid instead of issuing fractional shares of United common stock; and

2.	to transact any other business that may properly come before the meeting or any adjournment or postponement.

Sequoia’s board has unanimously approved the merger agreement and recommends that you vote “FOR” approval and adoption of the merger agreement. Holders of record of Sequoia common stock at the close of business on July 31, 2003, will be entitled to vote at the Sequoia meeting or any adjournment or postponement thereof.

Sequoia stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Sequoia common stock under applicable provisions of Delaware law (Section 262 of the Delaware General Corporation Law). In order to perfect your dissenters’ rights, you must file a written notice with Sequoia of your intent to exercise your dissenters’ rights before the taking of the vote on the merger at the special meeting and you must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption “The Merger—Appraisal Rights of Sequoia Stockholders.”

Please do not send any certificates for your stock at this time.

/s/ JOHN J. MCDONNELL
John J. McDonnell
Secretary

August 13, 2003

You are cordially invited to attend the special meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote either in person or by proxy. If your shares are not registered in your name, you will need additional documentation from your record holder in order to vote personally at the meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies
The Merger
What Sequoia Stockholders Will Receive in The Merger (See Merger Consideration Page 48)
How to Choose Stock or Cash for Your Sequoia Shares (See Exchange of Shares page 49)
Recommendation to Stockholders
Opinion of Sequoia’s Financial Advisor
Summary of Risk Factors (See List of Risks Factors Page 15)
Board of Directors of United and United Bank after the Merger (See Page 39)
Conditions to Completion of the Merger (See Page 56).
Termination of Merger Agreement (See Page 57)
Termination Fee (See Page 57)
Interests of Executive Officers and Directors in the Merger (See Page 37)
Material Federal Income Tax Consequences of the Merger (See Page 39)
Resale of United Shares Received in the Merger (See Page 43)
Appraisal Rights (See Page 43)
Comparative Stockholder Rights (See Page 84)
Regulatory Approvals (See Page 42)
Purchase Accounting Treatment (See Page 42)
Recent Developments (See Page 19)
SELECTED HISTORICAL FINANCIAL DATA
Selected Consolidated Financial Information of United
Selected Consolidated Financial Information of Sequoia
Summary of Historical and Pro Forma Per Share Selected Financial Data
Comparative Market Prices and Dividend Information
RISK FACTORS
FORWARD-LOOKING INFORMATION
RECENT DEVELOPMENTS
INFORMATION ABOUT THE MEETING AND VOTING
Matters Relating to the Special Meeting of Sequoia Stockholders
Voting and Revocation of Proxies
Solicitation of Proxies; Expenses
Appraisal Rights for Sequoia Stockholders
THE MERGER
General
United’s Reasons for the Merger
Background of the Merger
Sequoia’s Reasons for the Merger
Recommendation of Sequoia’s Board of Directors
Opinion of Sequoia’s Financial Advisor
Interest of Directors and Officers in the Merger that Differ from Your Interests
Board of Directors of United After the Merger
Federal Income Tax Consequences of the Merger
Accounting Treatment
Regulatory Approvals
Resales of United Common Stock Issued in the Merger
Appraisal Rights of Sequoia Stockholders
THE MERGER AGREEMENT
Structure of the Merger
Merger Consideration
Timing of Closing
Treatment of Sequoia Stock Options
Exchange of Shares
Election Procedures; Surrender of Stock Certificates
Designation of Directors
Forbearances Regarding Interim Operations of Sequoia and United
Additional Covenants of United and Sequoia
Representations and Warranties
Conditions to Completing the Merger
Termination, Amendment and Waiver
INFORMATION ABOUT UNITED
Regulation
Competition and Economic Characteristics of Primary Market Area
Employees
Legal Proceedings
Interests of Certain Persons
DESCRIPTION OF CAPITAL STOCK OF UNITED
Common Stock
INFORMATION ABOUT SEQUOIA
General
Overview
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sequoia Bancshares, Inc.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF SEQUOIA STOCKHOLDERS AND RIGHTS THOSE PERSONS WILL HAVE AS STOCKHOLDERS OF UNITED
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Sequoia Bancshares, Inc. and Subsidiaries Consolidated Statements of Financial Condition
ANNEX A
ANNEX B
ANNEX C
PART II
Item 20. Indemnification of Directors and Officers.
Item 22. Undertakings.
Signatures
Attorney Consent
Attorney Consent
Auditors Consent
Auditors Consent

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: When and where is the stockholders’ meeting?

A: Sequoia’s meeting will take place on September 19, 2003, at 11:00 a.m. at the Columbia Country Club, located at 7900 Connecticut Avenue, Chevy Chase, Maryland.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope, so that your shares may be represented at the meeting. In order to assure that your shares are voted, please mail your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person. The board of directors of Sequoia recommends that its stockholders vote in favor of the merger.

Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to Sequoia’s Corporate Secretary before the meeting, or you can attend the meeting in person and vote. If your shares are not registered in your name, you will need additional documentation from your record holder in order to vote in person at the meeting. You may also revoke your proxy by sending a notice of revocation to Sequoia’s Corporate Secretary at the address under “The Companies” on page 3.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them for you. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q: When do you expect the merger to be completed?

A: We are attempting to complete the merger as quickly as possible. In addition to stockholder approval, we must also obtain regulatory approvals. We expect to complete the merger during the fourth quarter of 2003.

Q: Whom do I call if I have questions about the meeting or the merger?

A: Please contact James G. Tardiff, or J. Paul McNamara of Sequoia at (301) 961-1600 with any questions about the meeting or the merger.

Q: What will I receive in the merger?

A: Under the merger agreement, at your election, each share of Sequoia common stock you own will be exchanged for either 1.4071 shares of United common stock or $39.40 in cash. You may elect either of these options and, if you desire, you may elect to exchange some of your Sequoia shares for cash and some of your Sequoia shares for United common stock.

      Elections will be limited by a requirement that 75% of the total number of outstanding shares of Sequoia common stock be exchanged for United common stock. Therefore, the form of consideration you receive will depend in part on the elections of other Sequoia stockholders.

      United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive.

Q: How do I elect to receive cash, stock or a combination of both for my Sequoia stock?

A: A form for making an election will be sent to you separately on or about the date this proxy statement/prospectus is mailed. For your election to be effective, your properly completed election form, along with your Sequoia stock certificates or an appropriate guarantee of delivery, must be sent to and received by Mellon Investor Services, the exchange agent, on or before 5:00 p.m., Eastern Standard Time (EST), on September 16, 2003. Do not send your election form together with your proxy card. Instead, use the separate envelope specifically provided for your election form and your stock certificates. If you do not make a timely election, you will be allocated United common stock and/or cash depending on the elections made by other Sequoia stockholders.

Q: How do I exchange my Sequoia stock certificates?

A: If you make an election, you must return your Sequoia stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, the exchange agent will allocate cash and United common stock among Sequoia stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your Sequoia stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your Sequoia stock certificates with your proxy card.

SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document and the documents we have referred you to carefully. See “Where You Can Find More Information” on page 89.

The Companies

United Bankshares, Inc.
500 Virginia Street, East
Charleston, West Virginia 25301
(304) 348-8400

     United Bankshares, Inc. (United) is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. United was incorporated and organized in 1982 and began conducting business in 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United has acquired 24 banking institutions. United has two banking subsidiaries, United Bank — West Virginia and United Bank — Virginia. United also owns nonbank subsidiaries that engage in mortgage banking, asset management, investment banking and financial planning.

     The headquarters of United is located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United’s executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets. United operates 85 branches — 52 in West Virginia, 30 in the Northern Virginia, Maryland and Washington, DC areas and 3 in Ohio. As of March 31, 2003, United had total assets of $5.82 billion, total deposits of $3.98 billion, and stockholders’ equity of $541.87 million.

Sequoia Bancshares, Inc.
2 Bethesda Metro Center, Suite 1500
Bethesda, Maryland 20814
(301) 961-1600

     Sequoia Bancshares, Inc. is the parent company of SequoiaBank, a community bank providing a full range of loans and financial services to individuals and small businesses in the Washington, D.C. metropolitan area. Sequoia operates 12 full-service banking offices. As of March 31, 2003, Sequoia had total assets of $547.0 million, total deposits of $407.1 million, and stockholders’ equity of $26.7 million.

The Merger

     If Sequoia stockholders approve the merger at the special meeting and regulatory approvals are received, Sequoia will merge into a subsidiary of United and will become a wholly-owned subsidiary of United, and SequoiaBank will be merged into United Bank — Virginia. We expect completion of the merger in the fourth quarter of 2003.

     The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

What Sequoia Stockholders Will Receive in The Merger (See Page 48)

     Under the merger agreement, at your election, each share of Sequoia common stock you own will be exchanged for either 1.4071 shares of United common stock or $39.40 in cash. You may elect either of these options and, if you desire, you may elect to exchange some of your Sequoia shares for cash and some of your Sequoia shares for United common stock.

     Elections will be limited by a requirement that 75% of the total number of outstanding shares of Sequoia common stock be exchanged for United common stock. Therefore, the form of consideration you receive will depend in part on the elections of other Sequoia stockholders. Because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should read carefully the tax information on page 39 and consult your tax advisor.

     United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive.

How to Choose Stock or Cash for Your Sequoia Shares (See page 49)

     You will be sent an election form by the exchange agent on which you may specify whether you wish to receive cash, United common stock or a combination of stock and cash in exchange for your shares of Sequoia common stock. You may also make “no election” as to whether you receive cash or United common stock as payment for your Sequoia shares. Your choice will be honored to the extent possible, but because of the overall limitation on the number of Sequoia shares that will be exchanged for cash and the number of Sequoia shares that will be exchanged for United common stock, whether you receive the amount of cash and/or stock that you request will depend on what other Sequoia stockholders elect to receive as consideration for their shares. Therefore, you may not receive exactly the form of consideration that you elect. We make no recommendation as to whether you should elect to receive cash or stock in the merger. You must make your own decision with respect to your election.

Recommendation to Stockholders

     Sequoia’s board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval and adoption of the merger agreement.

     In connection with the Board’s recommendation, you should be aware that Sequoia’s directors as a group control the power to vote 49.24% of the issued and outstanding shares of Sequoia and can therefore exert significant influence on the approval of the Merger. For more information on the ownership of insiders, See Voting Securities and Principal Holders Thereof on page 82.

     For a discussion of the circumstances surrounding the merger and the factors considered by Sequoia’s board of directors in approving the merger agreement, see page 26.

Opinion of Sequoia’s Financial Advisor

     In approving the merger, Sequoia’s board considered the opinion of its financial advisor, Sandler O’Neill & Partners, L.P., as to the fairness from a financial point of view of the consideration to be paid by United in the merger as of April 4, 2003, as updated on the date of this document. This opinion is attached as Annex B. We encourage you to read this opinion.

Summary of Risk Factors (See Page 15)

     The merger is subject to risks, some of which are:

•	United may be unable to manage effectively the new assets it acquires;

•	changes in interest rates may adversely affect United’s business;

•	United’s officers and directors will own a significant number of shares after the merger and could exert significant influence on stockholder votes;

•	loss of United’s Chairman and CEO or other executive officers could adversely affect its business;

•	United and its subsidiaries operate in highly competitive markets;

•	dividend payments by United’s subsidiaries to United and by United to its stockholders could be restricted;

•	United’s business is concentrated in the West Virginia and Northern Virginia areas, and a downturn in the local economies may adversely affect its business; and

•	determination of the adequacy of the allowance for loan losses is based upon estimates that are inherently subjective and dependent on the outcome of future events. Ultimate losses may differ from current estimates. As a result, such losses may increase significantly.

Board of Directors of United and United Bank after the Merger (See Page 39)

     Immediately following the merger, the board of directors of United will have 18 members, including Mr. James G. Tardiff, the current Chairman of the Board and Chief Executive Officer of Sequoia, and Mr. J. Paul McNamara, the current President of Sequoia. Messrs. Tardiff and McNamara will also serve on the board of directors of United Bank — Virginia. Mr. McNamara will also serve as Vice Chairman of United Bank — Virginia.

Conditions to Completion of the Merger (See Page 56).

     The completion of the merger depends upon meeting a number of conditions, including the following:

•	approval of the stockholders of Sequoia;

•	receipt by United of all regulatory approvals without any conditions that would have a material adverse effect on United;

•	authorization for the listing on The NASDAQ National Market System of the shares of United common stock to be issued in the merger;

•	absence of any law or court order prohibiting the merger;

•	receipt of opinions from Sequoia’s and United’s counsel that the merger will qualify as a reorganization under Section 368 of the Internal Revenue Code; and

•	the continued accuracy of certain representations and warranties made by the parties in the merger agreement.

Termination of Merger Agreement (See Page 57)

     Sequoia and United may jointly agree to terminate the merger at any time. Additionally:

(a)	Either Sequoia or United may terminate the merger agreement if any of the following occurs:

•	either party breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days;

•	the merger is not completed by January 31, 2004, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate; or

•	the approval of any governmental entity required for consummation of the merger is denied or the stockholders of Sequoia do not approve the merger agreement;

(b)	United may terminate the merger agreement if Sequoia’s board fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to United.

(c)	Sequoia may terminate the merger agreement if the price of United common stock declines by more than 20% and underperforms an index of banking companies by more than 15% over a designated measurement period unless United agrees to increase the number of shares of United common stock to be issued to holders of Sequoia common stock who are to receive shares of United common stock in the merger.

(d)	Sequoia may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited proposal that if consummated would result in a transaction more favorable to Sequoia’s stockholders from a financial point of view, provided that United does not make a counteroffer that is at least as favorable to the other proposal and Sequoia pays the termination fee described below.

Termination Fee (See Page 57)

     In the event the merger agreement is terminated (i) due to failure to obtain Sequoia stockholder approval and at such time a competing acquisition proposal for Sequoia has been made public and not withdrawn or (ii) because the Sequoia board fails to recommend, withdraws, modifies, or changes its recommendation of the merger, then Sequoia must pay United a termination fee of $1.12 million.

Interests of Executive Officers and Directors in the Merger (See Page 37)

     When you consider the Sequoia board’s recommendation that Sequoia stockholders vote in favor of the merger, you should be aware that a number of Sequoia’s executive officers and directors may have interests in the merger that may be different from, or in addition to, yours.

     These include:

     •     Payments to James G. Tardiff, Chairman of the Board and Chief Executive Officer of Sequoia, and J. Paul McNamara, President and Chief Operating Officer of Sequoia, in consideration of the termination of their employment agreements with Sequoia;

     •     Consideration to be paid to Mr. Tardiff under a consulting agreement with United;

     •     An employment agreement between United and Mr. McNamara, which will go into effect upon completion of the merger;

     •     The appointment of Mr. Tardiff and Mr. McNamara to the boards of directors of United and United Bank-Virginia;

     •     Provisions in the merger agreement relating to the indemnification of directors and officers of Sequoia and insurance for directors and officers of Sequoia for liability for events occurring before the merger; and

     •     The accelerated vesting of stock options as a result of completion of the merger.

Material Federal Income Tax Consequences of the Merger (See Page 39)

     Your federal income tax treatment will depend primarily on whether you exchange your Sequoia common stock solely for United common stock, solely for cash or for a combination of United common stock and cash. If you exchange your Sequoia shares solely for United common stock, you should not recognize gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your Sequoia shares solely for cash, you should recognize capital gain or loss on the exchange. If you exchange your Sequoia shares for a combination of United common stock and cash, you should recognize capital gain, but not any loss, on the exchange. The actual federal income tax consequences to you of electing to receive cash, United common stock or a combination of cash and stock will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply. The companies themselves, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Sequoia and United to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for federal income tax purposes.

     The federal income tax consequences described above may not apply to some holders of Sequoia common stock. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Resale of United Shares Received in the Merger (See Page 43)

     United has registered, under the federal securities laws, the shares of its common stock to be issued in the merger. Therefore, you may sell shares that you receive in the merger without restriction unless you are considered an affiliate of Sequoia or you become an affiliate of United. A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

     If you are considered an affiliate of Sequoia or become an affiliate of United, you may resell the shares of United common stock you receive pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC’s rules, or in transactions otherwise exempt from registration under the securities laws. United is not obligated and does not intend to register for resale the shares issued to affiliates of Sequoia.

Appraisal Rights (See Page 43)

     Under Delaware law, Sequoia stockholders may object to the merger and demand to be paid the fair value of their shares. Under Delaware law, you should know that in determining the fair value of your shares, any appreciation or depreciation resulting from the accomplishment or expectation of the merger will not be considered. To properly exercise your appraisal rights and avoid a waiver of such rights, you must not vote your shares in favor of the merger and you must follow the exact procedures required by Delaware law (see Annex C).

Comparative Stockholder Rights (See Page 84)

     Sequoia is a Delaware corporation governed by Delaware law and United is a West Virginia corporation governed by West Virginia law. Once the merger occurs, Sequoia stockholders who receive shares of United common stock in exchange for their shares of Sequoia common stock will become stockholders of United, and their rights as United stockholders will be governed by West Virginia law and the provisions of the certificate of incorporation, as amended, and bylaws of United. Because of the differences between the laws of the states of Delaware and West Virginia and the respective certificates of incorporation and the bylaws of Sequoia and United, Sequoia stockholders’ rights as stockholders will change as a result of the merger.

Regulatory Approvals (See Page 42)

     The merger of United with Sequoia must be approved by the Federal Reserve Bank of Richmond, the Virginia Department of Financial Institutions, and the Maryland Department of Financial Institutions. United filed an application with the Federal Reserve Bank of Richmond to obtain approval of the merger on July 11, 2003. On July 11, 2003 and July 17, 2003, United filed applications for approval of the merger with the Virginia Department of Financial Institutions. On July 15, 2003 United filed an application for approval of the merger with the Maryland Department of Financial Institutions. As of the date of this document, we have not received any of the required approvals. While we do not know of any reason why we would not be able to obtain approval in a timely manner, we cannot be certain when or if we will receive the required approvals.

Purchase Accounting Treatment (See Page 42)

     United will account for the merger using the purchase method of accounting. Under this method of accounting, United will record the fair market value of Sequoia’s assets and liabilities on its financial statements. The difference between the purchase price paid by United and the fair market value of Sequoia’s tangible and identifiable intangible assets net of its liabilities will be recorded on United’s books as “goodwill.”

Recent Developments (See Page 19)

     United.      United reported an increase in earnings for the second quarter and the first half of 2003. Diluted earnings per share were $0.54 for the second quarter of 2003, up 6% from diluted earnings per share of $0.51 for the second quarter of 2002. Second quarter net income was $22.8 million compared to $22.2 million for the second quarter of 2002. Diluted earnings per share were $1.07 for the first half of 2003, which also represented a 6% increase from diluted earnings per share of $1.01 for the first half of 2002. Net income for the first six months of 2003 totaled $45.3 million compared to $44.0 million for the prior year’s first six months. See “Recent Developments.”

SELECTED HISTORICAL FINANCIAL DATA

     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of United and Sequoia” included in and/or incorporated by reference into this proxy statement/prospectus.

Selected Consolidated Financial Information of United

     The following selected historical financial information for each of the years ended December 31, 1998 through 2002 are derived from United’s consolidated financial information. The following selected historical financial information for the three months ended March 31, 2003, and March 31, 2002, are derived from the unaudited consolidated financial information of United and include, in the opinion of United’s management, all adjustments (consisting only of normal accruals) necessary to present fairly the data of such periods. You should not rely on the three-month information as being indicative of results that may be expected for the entire year or for any future interim period.

UNITED BANKSHARES, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in Thousands, Except Per Share Information)

	At or for the three
	months ended
	March 31,		At or for the year ended December 31,

	2003	2002	2002	2001	2000	1999	1998

INCOME STATEMENT DATA:
Interest income	$77,224	$85,238	$339,478	$360,610	$377,847	$354,665	$325,647
Interest expense	29,595	34,590	132,557	175,507	197,766	174,402	155,354

Net interest income	47,629	50,648	206,921	185,103	180,081	180,263	170,293
Provision for loan losses	1,455	2,227	7,937	12,833	15,745	8,800	12,156

Net interest income after provision for loan losses	46,174	48,421	198,984	172,270	164,336	171,463	158,137
Noninterest income	23,595	15,937	73,479	62,205	33,786	51,078	41,752
Noninterest expense	37,565	32,030	144,130	115,745	110,422	117,519	137,964

Income before income taxes	32,204	32,328	128,333	118,730	87,700	105,022	61,925
Income taxes	9,661	10,507	39,400	38,739	28,724	34,774	17,523

Net income	$22,543	$21,821	$88,933	$79,991	$58,976	$70,248	$44,402

COMMON SHARE DATA:
Net income—basic	$0.54	$0.51	$2.09	$1.93	$1.41	$1.63	$1.04
Net income—diluted	0.53	0.50	2.06	1.90	1.40	1.61	1.02
Dividends paid per share	0.25	0.23	0.95	0.91	0.84	0.82	0.75
Book value per share	12.98	11.81	12.88	11.80	10.32	9.32	9.74
Common shares outstanding—end of period	41,745	42,812	42,032	42,927	41,765	42,474	43,256
Basic weighted-average shares outstanding during the period	41,891	42,899	42,538	41,497	41,959	43,101	42,758
Diluted weighted-average shares outstanding during the period	42,355	43,549	43,113	42,065	42,260	43,722	43,461
BALANCE SHEET DATA:
Total assets	$5,816,539	$5,557,581	$5,792,019	$5,631,775	$4,904,547	$5,069,160	$4,567,899
Investment securities	1,350,286	1,473,583	1,285,490	1,428,716	1,245,334	1,472,553	927,316
Loans held for sale	478,706	223,388	582,718	368,625	203,831	117,825	720,607
Total loans, net of unearned income	3,495,781	3,491,455	3,573,161	3,502,334	3,192,494	3,170,096	2,652,391
Allowance for loan losses	46,985	47,889	47,387	47,408	40,532	39,599	39,189
Total deposits	3,975,954	3,818,901	3,900,848	3,787,793	3,391,449	3,260,985	3,493,058
Long-term borrowings	708,267	690,048	708,573	809,977	698,204	343,847	240,867
Total borrowings and other liabilities	1,298,712	1,233,044	1,349,632	1,337,453	1,082,228	1,412,245	653,310
Stockholders’ equity	541,873	505,636	541,539	506,529	430,870	395,930	421,531
Average assets	$5,719,155	$5,479,841	$5,591,267	$5,041,196	$4,936,605	$4,867,521	$4,238,808
PERFORMANCE DATA:
Return on average assets (1)	1.60%	1.61%	1.59%	1.59%	1.19%	1.44%	1.05%
Return on average stockholders’ equity (1)	16.67%	17.19%	16.73%	17.51%	14.41%	16.73%	10.77%
Net interest margin (1)	3.76%	4.16%	4.15%	4.12%	4.11%	4.12%	4.37%
Loans to deposits	87.92%	91.43%	91.60%	92.46%	94.13%	97.21%	75.93%
Dividend payout ratio	46.25%	45.23%	45.41%	47.63%	59.83%	50.35%	63.77%
ASSET QUALITY RATIOS:
Nonperforming assets to total assets	0.36%	0.51%	0.34%	0.54%	0.30%	0.48%	0.49%
Nonperforming loans to total loans	0.47%	0.41%	0.43%	0.50%	0.40%	0.65%	0.70%
Net loan charge-offs to average loans (1)	0.19%	0.19%	0.23%	0.33%	0.46%	0.28%	0.18%
Allowance for loan losses to total loans	1.34%	1.40%	1.33%	1.35%	1.27%	1.25%	1.48%
Allowance for loan losses to nonperforming loans	283.50%	327.24%	308.69%	269.52%	315.47%	190.91%	209.94%
REGULATORY CAPITAL RATIOS:
Tier 1 risk-based capital	10.34%	10.31%	10.45%	10.01%	10.68%	10.64%	11.43%
Total risk-based capital	11.60%	11.71%	11.76%	11.37%	11.77%	11.75%	12.63%
Tier 1 leverage	8.12%	7.74%	7.96%	7.95%	8.17%	7.71%	8.52%

(1)	Annualized for interim periods.

Selected Consolidated Financial Information of Sequoia

     The following selected consolidated financial information for each of the years ended December 31, 1998 through 2002 are derived from Sequoia’s consolidated financial information. The following selected historical financial data for the three months ended March 31, 2003 and March 31, 2002 are derived from the unaudited consolidated financial information of Sequoia and include, in the opinion of Sequoia’s management, all adjustments (consisting only of normal accruals) necessary to present fairly the data of such periods. You should not rely on the three-month information as being indicative of results that may be expected for the entire year or for any future interim period.

SEQUOIA BANCSHARES, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in Thousands, Except Per Share Information)

	At or for the three
	months ended
	March 31,		At or for the year ended December 31,

	2003	2002	2002	2001	2000	1999	1998

INCOME STATEMENT DATA:
Interest income	$7,318	$5,916	$27,431	$22,204	$19,982	$14,753	$12,184
Interest expense	2,452	2,382	10,285	9,991	8,262	6,058	5,494

Net interest income	4,866	3,534	17,146	12,213	11,720	8,695	6,690
Provision for loan losses	150	195	295	1,005	260	–	–

Net interest income after provision for loan losses	4,716	3,339	16,851	11,208	11,460	8,695	6,690
Noninterest income	1,041	664	3,322	2,225	1,454	1,169	943
Noninterest expense	3,625	3,162	13,402	11,446	9,853	7,635	6,277

Income before income taxes	2,132	841	6,771	1,987	3,061	2,229	1,356
Income taxes	744	295	2,144	586	410	(1,259)	20

Net income	$1,388	$546	$4,627	$1,401	$2,651	$3,488	$1,336

COMMON SHARE DATA:
Net income—basic	$0.56	$0.22	$1.88	$0.55	$1.04	$1.37	$0.52
Net income—diluted	0.51	0.20	1.73	0.52	0.98	1.30	0.50
Dividends paid per share	0.025	0.025	0.10	0.10	0.10	0.10	0.00
Book value per share	10.84	7.89	10.47	7.94	7.40	6.09	5.30
Common shares outstanding—end of period	2,462	2,496	2,462	2,498	2,554	2,549	2,549
Basic weighted-average shares outstanding during the period	2,462	2,496	2,461	2,529	2,554	2,549	2,549
Diluted weighted-average shares outstanding during the period	2,726	2,716	2,682	2,717	2,711	2,683	2,683
BALANCE SHEET DATA:
Total assets	$547,010	$408,170	$523,800	$374,920	$267,169	219,137	169,540
Investment securities	149,996	94,656	156,302	85,048	51,489	38,597	32,737
Total loans, net	343,147	251,341	324,341	253,659	188,843	149,222	118,929
Allowance for loan losses	3,762	3,597	3,767	3,291	2,703	2,561	2,368
Total deposits	407,090	305,740	404,966	281,114	215,458	164,368	135,323
Long-term borrowings	57,700	42,700	47,700	42,700	10,000	15,000	5,000
Stockholders’ equity	26,679	19,686	25,770	19,827	18,892	15,527	13,506
Average assets	$526,200	$375,645	$450,298	$312,896	$242,632	$188,570	$156,488
PERFORMANCE DATA:
Return on average assets (1)	1.07%	0.59%	1.03%	0.45%	1.09%	1.85%	0.85%
Return on average stockholders’ equity (1)	21.16	10.65	20.95	7.16	15.75	25.43	10.48
Net interest margin (1)	4.00	4.01	4.05	4.16	5.17	4.82	4.47
Loans to deposits	84.29	82.21	80.09	90.23	87.65	90.79	87.89
Dividend payout ratio	4.46	11.36	5.32	18.18	9.62	7.30	0.00
ASSET QUALITY RATIOS:
Nonperforming assets to total assets	0.06%	0.57%	0.06%	0.60%	0.88%	0.12%	0.14%
Nonperforming loans to total loans	0.10	0.93	0.09	0.89	1.24	0.04	0.03
Net loan charge-offs to average loans (1)	0.03	-0.10	-0.07	0.20	0.07	-0.14	-0.22
Allowance for loan losses to total loans	1.10	1.43	1.16	1.30	1.43	1.72	1.99
Allowance for loan losses to nonperforming loans	1,153.99	153.46	1,243.23	145.49	115.51	4,198.36	6,577.78
REGULATORY CAPITAL RATIOS:
Tier 1 risk-based capital	9.07%	9.54%	9.16%	9.52%	9.18%	9.50%	10.20%
Total risk-based capital	10.38	11.67	10.51	11.70	10.44	10.80	11.40
Tier 1 leverage	6.46	7.26	6.44	7.58	6.80	6.80	7.30

(1)	Annualized for interim periods.

Summary of Historical and Pro Forma Per Share Selected Financial Data

     Set forth below are the basic earnings, diluted earnings, cash dividends and book value per common share data for Sequoia and United on a historical basis, on a pro forma combined basis, and on a pro forma equivalent per common share of Sequoia.

     The pro forma data was derived by combining the historical consolidated financial information of Sequoia and United using the purchase method of accounting for business combinations and assumes the transaction is completed as contemplated.

     The Sequoia pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Sequoia stock. The information was computed by multiplying the pro forma information by an exchange ratio of 1.4071 so that the per share amounts are equated to the respective amounts for one share of Sequoia stock. This represents the United common stock Sequoia shareholders will receive for each share of Sequoia common stock exchanged for stock.

     The Sequoia pro forma equivalent share information is equated to the value for each share of Sequoia common stock being acquired. However, under the merger agreement elections will be limited by a requirement that 75% of the total number of outstanding shares of Sequoia common stock be exchanged for United common stock. Some stockholders may elect all cash for some or all of their shares equal to $39.40 per share. Stockholders of Sequoia may also elect to exchange some of their shares for cash and some of their shares for United common stock. Therefore, the form of actual consideration Sequoia shareholders receive will depend in part on the elections of other Sequoia shareholders. For more information, see “What Sequoia Stockholders Will Receive in the Merger.”

     You should read the information below together with historical financial statements and related notes and other information included and incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger, nor should you rely on the three-month information as being indicative of results expected for the entire year or for any future interim period.

	At or for the	At or for the
	Three Months	Year Ended
	Ended	December 31,
	March 31, 2003	2002

Basic Earnings Per Common Share
Sequoia historical	$0.56	$1.88
United historical	$0.54	$2.09
Pro forma combined	$0.56	$2.14
Pro forma equivalent per common share	$0.78	$3.01
Diluted Earnings Per Common Share
Sequoia historical	$0.51	$1.73
United historical	$0.53	$2.06
Pro forma combined	$0.54	$2.09
Pro forma equivalent per common share	$0.77	$2.95
Cash Dividends Per Common Share
Sequoia historical	$0.025	$0.10
United historical	$0.25	$0.95
Pro forma combined (1)	$0.25	$0.95
Pro forma equivalent per common share Sequoia	$0.35	$1.34
Book Value Per Common Share
Sequoia historical	$10.84	$10.47
United historical	$12.98	$12.88
Pro forma combined	$14.22	$14.18
Pro forma equivalent per common share Sequoia	$20.01	$19.95

(1)	Pro forma dividends per share represent United’s historical dividends per share.

Comparative Market Prices and Dividend Information

     United common stock is traded on the NASDAQ National Market System under the symbol “UBSI.” Sequoia’s common stock is not listed on any exchange or on the NASDAQ and trades are infrequent. As of the record date for the Sequoia special meeting, there were 2,483,454 shares of Sequoia common stock outstanding, which were held by approximately 176 holders of record.

     The following table sets forth during the periods indicated the high and low sales prices of United common stock as reported on the NASDAQ National Market and the dividends declared per share of United and Sequoia common stock.

	United			Sequoia

	Market Price
			Dividends	Dividends
	High	Low	Per Share	Per Share

2003
Third Quarter (through August 4, 2003)	$30.65	$28.37	—	—
Second Quarter	$30.93	$27.40	$0.25	$0.025
First Quarter	$30.51	$27.00	$0.25	$0.025
2002
Fourth Quarter	$31.50	$26.09	$0.25	$0.025
Third Quarter	$31.65	$24.88	$0.24	$0.025
Second Quarter	$32.25	$27.18	$0.23	$0.025
First Quarter	$29.97	$27.56	$0.23	$0.025
2001
Fourth Quarter	$29.50	$26.25	$0.23	$0.025
Third Quarter	$28.33	$23.20	$0.23	$0.025
Second Quarter	$27.00	$21.55	$0.23	$0.025
First Quarter	$23.25	$19.44	$0.22	$0.025

     The following table shows the closing price per share of United common stock on (1) April 4, 2003, which was the last trading day preceding public announcement of the merger agreement, and (2) August 4, 2003, which was the last full trading day for which closing prices were available at the time of the printing of this document. The following table also includes the equivalent market value per share of Sequoia common stock on those dates.

	Historical Market
	Value Per Share

		Equivalent Market Value
	United	Per Share of Sequoia (1)

April 4, 2003	$28.52	$40.13
August 4, 2003	$29.71	$41.81

(1)	The equivalent market value per share of Sequoia is based upon the exchange ratio of 1.4071 multiplied by the closing price per share of the United common stock on the specified date.

     You are advised to obtain current market quotations for the United common stock. The market price of the United common stock at the effective time of the merger or at the time stockholders of Sequoia receive certificates evidencing shares of United common stock may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

RISK FACTORS

     An investment in United’s common stock in connection with the merger involves certain risks. In considering the proposal to approve the merger you should carefully consider the following risk factors in addition to the other information contained in this proxy statement/prospectus:

United may be unable to manage effectively the new assets it acquires.

     As a result of the merger, United’s total assets will increase by approximately 11.0% or $642.0 million (based on March 31, 2003, balance sheet data). United’s ability to integrate Sequoia into United’s operations successfully depends on its ability to

•	control costs;

•	increase revenue;

•	maintain positive customer relations;

•	maintain regulatory compliance; and

•	attract, assimilate and retain qualified personnel.

     If United fails to successfully integrate Sequoia’s operations with its own operations, United may experience interruptions in its business which may have an adverse impact on its business, financial condition or results of operations. The significant integration issues that United must address include

•	Successful integration of these operations could be more expensive than anticipated and take longer than anticipated;

•	During the integration process, other parts of United’s operations could be adversely affected as a result of the diversion of management’s attention; and

•	The failure to integrate Sequoia’s operations satisfactorily may also affect United’s ability to operate in a manner consistent with safe and sound banking practices.

Changes in interest rates may adversely affect United’s business.

     United’s earnings, like most financial institutions, are significantly dependent on its net interest income. Net interest income is the difference between the interest income United earns on loans and other assets which earn interest and the interest expense incurred to fund those assets, such as on savings deposits and borrowed money. Therefore, changes in general market interest rates, such as a change in the monetary policy of the Board of Governors of the Federal Reserve System or otherwise beyond those which are contemplated by United’s interest rate risk model and policy could have an effect on net interest income. For more information concerning United interest rate risk model and policy, see the discussion under the heading “Market Risk” in United’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which is incorporated herein by reference.

United’s officers and directors will own a substantial number of shares after the merger and could exert significant influence on matters submitted to its stockholders.

     After completion of the merger, two of Sequoia’s directors will become directors of United. Assuming Messrs. Tardiff and McNamara elect to take all stock in the merger, Messrs. Tardiff and McNamara, together with United’s current executive officers, directors and principal stockholders, will beneficially own approximately 16.36% of the outstanding shares of United common stock. As a result, these stockholders, if they act together, could significantly influence the outcome of matters submitted to the stockholders for a vote, including the election of directors, the approval of mergers and other business.

Loss of United’s Chief Executive Officer or other executive officers could adversely affect its business.

     United’s success is dependent upon the continued service and skills of its executive officers and senior management. If United loses the services of these key personnel, it could have a negative impact on United’s business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The services of Richard M. Adams, United’s Chief Executive Officer, would be particularly difficult to replace. United and Mr. Adams are parties to an Employment Agreement providing for his continued employment by United through March 31, 2008.

United operates in a highly competitive market.

     United faces a high degree of competition in all of the markets it serves. United considers all of West Virginia to be included in its market area. This area includes the five largest West Virginia Metropolitan Statistical Areas (MSA): the Parkersburg MSA, the Charleston MSA, the Huntington MSA, the Wheeling MSA and the Weirton MSA. United serves the Ohio counties of Lawrence, Belmont, Jefferson and Washington primarily because of their close proximity to the Ohio border and United banking offices nearby in West Virginia. In Virginia, United competes in the Northern Virginia counties of Arlington, Loudoun, Prince William and Fairfax. In addition, United has offices in the Washington, DC MSA and considers this part of its market. In Maryland, United has offices in Montgomery county. United considers all of the above locations to be the primary market area for the business of its banking subsidiaries.

     There is a risk that aggressive competition could result in United controlling a smaller share of these markets. A decline in market share could lead to a decline in net income which would have a negative impact on stockholder value.

Dividend payments by United’s subsidiaries to United and by United to its stockholders can be restricted.

     The declaration and payment of future cash dividends will depend on, among other things, United’s earnings, the general economic and regulatory climate, United’s liquidity and capital requirements, and other factors deemed relevant by United’s board of directors. Federal Reserve Board policy limits the payment of cash dividends by bank holding companies and requires that a holding company serve as a source of strength to its banking subsidiaries.

     United’s principal source of funds to pay dividends on its common stock is cash dividends from its subsidiaries. The payment of these dividends by its subsidiaries is also restricted by federal and state banking laws and regulations. As of March 31, 2003, an aggregate of approximately $17,860,000 was available for dividend payments from United Bank — Virginia and none from United Bank — West Virginia to United without regulatory approval.

United’s business is concentrated in the West Virginia and Northern Virginia market areas and a downturn in the local economies may adversely affect its business.

     United’s business is concentrated in the West Virginia and Northern Virginia market areas. As a result, its financial condition, results of operations and cash flows are subject to changes if there are changes in the economic conditions in these areas. A prolonged period of economic recession or other adverse economic conditions in one or both of these areas could have a negative impact on United. United can provide no assurance that conditions in its market area economies will not deteriorate in the future and that such a deterioration would not have a material adverse effect on United.

There are no assurances as to adequacy of the allowance for credit losses.

     United believes that its allowance for credit losses is maintained at a level adequate to absorb any probable losses in its loan portfolio.

     Management establishes the allowance based upon many factors, including but not limited to:

•	historical loan loss experience;

•	industry diversification of the commercial loan portfolio;

•	the effect of changes in the local real estate market on collateral values;

•	the amount of nonperforming loans and related collateral security;

•	current economic conditions that may affect the borrower’s ability to pay and value of collateral;

•	volume, growth and composition of the loan portfolio; and

•	other factors management believes are relevant.

     These determinations are based upon estimates that are inherently subjective, and their accuracy depends on the outcome of future events, so ultimate losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond its control, United’s actual loan losses could increase significantly. As a result, such losses could exceed United’s current allowance estimates. United can provide no assurance that its allowance is sufficient to cover actual loan losses should such losses differ substantially from our current estimates.

     In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review United’s allowance for credit losses. United’s independent auditors also review the allowance as a part of their audit. Any increase in its allowance required by either the regulatory agencies or independent auditors would reduce United’s pre-tax earnings.

FORWARD-LOOKING INFORMATION

     Statements and financial discussion and analysis by United contained in this proxy statement/prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

The Merger

•	The ability to fully realize cost savings from the merger in the expected time frame;

•	Greater than expected costs of integrating Sequoia into United; and

•	Unexpected levels of losses of customers, deposits, or revenues.

Interest Rates and Economy

•	Changes in interest rates and economic conditions;

•	Changes in the levels of loan prepayments and the resulting effects on the value of United’s loan portfolio;

•	Changes in local economic and business conditions adversely affecting United’s borrowers and their ability to repay their loans according to their terms or the value of the related collateral; and

•	Changes in local economic and business conditions adversely affecting United’s customers other than borrowers and their ability to transact profitable business with United.

Competition and Product Availability

•	Increased competition for deposits and loans adversely affecting rates and terms; and

•	Various strategic alternatives that United considers from time to time, including acquisitions of other depository institutions, their assets or their liabilities on favorable terms, and United’s successful integration of any such acquisitions.

Asset Management

•	Increased credit risk in United’s assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

•	The failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses; and

•	Incurrence of higher-than-anticipated loan losses at Sequoia after the merger.

Liquidity and Capital

•	Changes in the availability of funds resulting in increased costs or reduced liquidity;

•	Changes in United’s ability to pay dividends on its common stock;

•	Increased asset levels and changes in the composition of assets and the resulting impact on United’s capital levels and regulatory capital ratios; and

•	United’s ability to fund its mortgage banking operations.

Systems

•	United’s ability to acquire, operate and maintain cost effective and efficient systems; and

•	Unexpectedly difficult or expensive, but necessary technological changes.

Personnel

•	The loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

Tax, Regulatory, Compliance and Legal

•	Changes in applicable statutes and government regulations or their interpretations;

•	Claims of United’s noncompliance with statutory and regulatory requirements; and

•	Changes in the status of litigation to which United is a party.

RECENT DEVELOPMENTS

     United reported an increase in earnings for the second quarter and the first half of 2003. Diluted earnings per share were $0.54 for the second quarter of 2003, up 6% from diluted earnings per share of $0.51 for the second quarter of 2002. Diluted earnings per share were $1.07 for the first half of 2003, which also represented a 6% increase from diluted earnings per share of $1.01 for the first half of 2002.

     Second quarter of 2003 results produced a return on average assets of 1.63% and a return on average equity of 16.67%, as compared to 1.62% and 17.02%, respectively, for the second quarter of 2002. For the first half of 2003, United’s return on average assets was 1.62% while the return on average equity was 16.67% as compared to 1.62% and 17.10%, respectively, for the first half of 2002.

     Increased noninterest income continued to be the leading contributor to the earnings growth for the second quarter and first half of 2003 from last year’s results. These increases were driven primarily by increased mortgage banking production. Income from mortgage banking operations for the second quarter of 2003 increased $7.1 million or 100% from the second quarter of 2002 as historically low interest rates favorably impacted mortgage refinancing and home purchasing. As a result of this increased mortgage loan activity, income from mortgage banking operations for the first half of 2003 increased $12.6 million or 93% from the first half of 2002. On a linked-quarter basis, income from mortgage banking operations increased $2.3 million or 19%. United anticipates that this trend should continue through 2003.

     United’s tax-equivalent net interest income for the second quarter of 2003 was relatively stable while the net interest margin was 3.83%, an increase of 7 basis points from 3.76% in the first quarter of 2003. Compared to last year’s results, United’s tax-equivalent net interest income for the second quarter of 2003 decreased by 7% from the second quarter of 2002. The net interest margin of 3.83% for the second quarter of 2003 was a 39 basis points decline from the second quarter of 2002’s net interest margin of 4.22%. The net interest margin for the first half of 2003 was 3.79% as compared to a net interest margin of 4.19% during the same period last year.

     Credit quality continues to compare favorably against peer group averages, despite sluggish economic conditions. As of June 30, 2003, the allowance for loan losses was $46.8 million or 1.33% of loans, net of unearned income, which was the same percentage at December 31, 2002.

INFORMATION ABOUT THE MEETING AND VOTING

     Sequoia’s board is using this proxy statement/prospectus to solicit proxies from the stockholders of record as of July 31, 2003, of Sequoia common stock for use at the Sequoia special meeting. In this proxy statement/prospectus, we refer to the Agreement and Plan of Reorganization dated as of April 4, 2003, among United, a wholly-owned subsidiary, and Sequoia as provided in the merger agreement. Proxies may be voted on other matters that may properly come before the Sequoia special meeting, if any, at the discretion of the proxy holders. Sequoia’s board knows of no such other matters except those incidental to the conduct of the meeting. A copy of the merger agreement is attached as Annex A.

Matters Relating to the Special Meeting of Sequoia Stockholders

Time and Place:	September 19, 2003
11:00 a.m., Eastern Time Columbia Country Club 7900 Connecticut Avenue Chevy Chase, Maryland

Purpose of Meeting:	To vote on the proposed merger of Sequoia and United pursuant to which Sequoia will merge with a wholly-owned subsidiary of United.

Required Vote:	Approval of the merger requires the affirmative vote of a majority of the outstanding shares of common stock.

Record Date:	The record date for shares entitled to vote is the close of business on July 31, 2003.

Outstanding Shares Held Record Date:	On July 31, 2003, 2,483,454 shares of Sequoia common stock were outstanding.

Shares Entitled to Vote:	Shares entitled to vote of Sequoia common stock held at the close of business on the record date were 2,483,454. Each share of Sequoia common stock that you own entitles you to one vote. Shares held by Sequoia as treasury stock are not voted.

Quorum Requirements:	A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the shares of the Sequoia common stock outstanding and entitled to vote at the meeting is a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by Sequoia as treasury stock do not count toward a quorum.

Broker Non-Votes and Abstentions:	The proposal to approve the merger is a “nondiscretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, broker non-vote shares will not be counted as votes cast on that proposal. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

Beneficial Ownership of Directors and Executive Officers:	As of August 6, 2003, directors and executive officers beneficially owned 1,137,553 shares of Sequoia common stock, excluding exercisable options. These shares represent in total approximately 45.81% of the voting power of Sequoia’s common stock.

Voting and Revocation of Proxies

     The shares of Sequoia common stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted “FOR” the approval of the merger agreement, and executed but unmarked proxies will be voted “FOR” the approval of the merger agreement. If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on those matters at the discretion of the proxy holders named therein. If your shares are held in “street” name by a broker or other nominee, you must provide your broker or other holder instructions on how to vote your shares. If you do not provide these instructions, you will not be permitted to vote your shares on the merger.

     You may revoke any proxy given pursuant to this solicitation at any time before it is voted. Proxies may be revoked by:

•	filing with the Secretary of Sequoia, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the revoked proxy;

•	properly executing and completing a later-dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

     If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

     You should send any written notice of revocation or subsequent proxy to the address below, or hand deliver it to the Corporate Secretary at or before the taking of the vote at the special meeting.

Sequoia Bancshares, Inc.
2 Bethesda Metro Center, Suite 1500
Bethesda, Maryland 20814
Attention: Corporate Secretary

     If your shares are held by a broker in street name and you wish to change the instructions you have given your broker about how to vote your shares, you must follow the instructions provided by the broker in order to change your vote.

Solicitation of Proxies; Expenses

     In connection with Sequoia’s special meeting, proxies are being solicited by, and on behalf of, Sequoia’s board. Sequoia will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, proxies may be solicited from stockholders by directors, officers and employees of Sequoia and SequoiaBank in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not receive additional compensation for soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares and Sequoia will reimburse them for their reasonable expenses incurred in forwarding the materials.

Appraisal Rights for Sequoia Stockholders

     If the merger agreement is approved and adopted by the Sequoia stockholders, holders of Sequoia common stock who delivered a written demand for appraisal to Sequoia prior to the vote on the merger agreement at Sequoia’s special meeting and did not vote in favor of approval and adoption of the merger agreement will be entitled to receive the fair value of their shares under Section 262 of the Delaware General Corporation Law. The text of this law is attached to this proxy statement/prospectus as Annex C.

THE MERGER

General

     In the merger, Sequoia will be merged into a wholly-owned subsidiary of United and will become a wholly-owned subsidiary of United. SequoiaBank, Sequoia’s subsidiary bank, will be merged into United Bank, United’s Virginia subsidiary bank. If the merger is completed, stockholders of Sequoia will receive, for each share of Sequoia common stock owned, either 1.4071 shares of United common stock or $39.40 in cash, subject to election, allocation and proration procedures contained in the merger agreement. No fractional shares of United common stock will be issued, but an additional cash payment will be made instead. Options to purchase Sequoia common stock will be converted into options to purchase the number of shares of United common stock equal to the number of shares of Sequoia common stock subject to the option multiplied by 1.4071, and no cash will be paid to option holders.

United’s Reasons for the Merger

     The merger is consistent with United’s plan to have operations, offices and distinct capabilities in every market of its choice within its region. The merger should enhance the banking platform for future growth and expansion in the Washington, D.C. metropolitan area. United believes that, in addition to expanding United’s presence in very attractive markets, the merger provides an opportunity to enhance United’s stockholder value with the prospects of positive long-term performance of United’s common stock. United believes that the merger is a strategic fit between United and Sequoia given the compatibility of the management and business philosophy of each company. Enhanced opportunities should result from the merger by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.

Background of the Merger

     In late August 2002, an officer of a large regional bank holding company (Company A) contacted James Tardiff, Chairman and Chief Executive Officer of Sequoia, and stated that since he would be in the Washington, D.C. area he would like to meet Mr. Tardiff so that he could introduce himself and Company A. Mr. Tardiff and J. Paul McNamara, the President and Chief Operating Officer of Sequoia, met with the officer of Company A, at which time they had general discussions regarding Company A, Company A’s recent acquisitions in Virginia and Company A’s prospects for expanding its operations in Northern Virginia.

     After this initial meeting, the officer of Company A contacted Mr. Tardiff and suggested discussions regarding a possible business combination between Sequoia and Company A. In mid-September 2002, Mr. Tardiff and Mr. McNamara met with officers of Company A to discuss the possible acquisition of Sequoia by Company A.

     From time to time over the past several years, various financial institutions have informally expressed an interest in a business combination with Sequoia and Sequoia’s board of directors has considered the possibility of a business combination among the other strategic options available to it. On September 24, 2002, as part of a previously scheduled board retreat at which Sandler O’Neill had been requested to address the Sequoia board of directors on a variety of strategic matters, representatives of Sandler O’Neill discussed Company A’s expression of interest in the context of other strategic options available to Sequoia. Sander O’Neill reported to the directors on the status of equity markets for financial institutions, recent mergers and acquisition activity among financial institutions, various strategic alternatives available to Sequoia, and the performance and valuation of Sequoia relative to its peers. In the discussion following Sandler O’Neill’s presentation, the board of directors noted that Sequoia’s recent rapid growth had reduced its regulatory capital ratios and that significant further growth may not be possible without additional capital. The board of directors also noted the increasing level of competition in Sequoia’s market area by large regional bank holding companies and considered whether Sequoia had adequate resources, both technical and human, to support additional growth. At the conclusion of its discussions, the board of directors authorized management to pursue further discussions with Company A and to engage Sandler O’Neill to assist Sequoia in such discussions.

     In early October 2002, Company A executed a confidentiality agreement and Sandler O’Neill, with the assistance of Sequoia’s management, assembled a package of information regarding Sequoia. The information package was delivered to Company A in late October.

     Over the next several weeks, officers of Company A and Sequoia discussed the nature of a possible acquisition of Sequoia by Company A. During this period, representatives of Sandler O’Neill also spoke with officers of Company A. The primary focus of the conversations between Sandler O’Neill and Company A was the proposed purchase price.

     On November 13 through 15, 2002, officers of Sequoia attended an industry conference in Florida. While at the conference, officers of Sequoia and Company A met for several hours, but did not discuss the specific terms of the proposed business combination between Sequoia and Company A. At the conference, Mr. Tardiff and Mr. McNamara met Richard Adams, the President and Chief Executive Officer of United, at one of the conference functions, where they had the opportunity to become acquainted with each other and their respective companies.

     In late November, 2002, representatives of Sandler O’Neill continued discussions with officers of Company A regarding the proposed terms of the acquisition of Sequoia, with particular focus on the price.

     On December 3, 2002, Company A delivered to Sequoia a non-binding written offer to acquire Sequoia.

     On December 4, 2002, at a meeting of the board of directors, Sandler O’Neill reviewed the proposal from Company A, updated its review of Sequoia, discussed the performance of Company A, presented an imputed valuation analysis of Sequoia and identified a number of other companies that were potential acquirors of Sequoia. The board of directors discussed the information provided by Sandler O’Neill and concluded that the price offered by Company A was inadequate. Based on its experience with Company A, the board of directors concluded that if Sequoia were to delay any further consideration of a business combination until after the first quarter of 2003, it should be able to command a higher price based on the strength of its recent earnings.

     Following the board meeting, Sandler O’Neill communicated to Company A that the Sequoia board had found the proposed price to be insufficient. Company A did not respond with an increased offer and made no further effort to resume discussions with Sequoia.

     In early February 2003, Mr. Adams contacted Mr. Tardiff to arrange a meeting. On February 25, 2003, Mr. Adams met with Mr. Tardiff and Mr. McNamara, at which time he expressed an interest in acquiring Sequoia. The Sequoia officers told Mr. Adams that the Sequoia board of directors had an upcoming meeting with Sandler O’Neill at which Sandler O’Neill would be addressing Sequoia’s strategic options. Mr. Adams expressed a desire to avoid an auction process and told the Sequoia officers that he would contact them after the upcoming board meeting.

     On March 10, 2003, the board of directors met with Sandler O’Neill in Sandler O’Neill’s offices in New York. At this meeting, representatives of Sandler O’Neill updated the directors on mergers and acquisitions activity among financial institutions and reviewed Sequoia’s capital needs. Sandler O’Neill also discussed with the Sequoia board of directors an analysis of the most likely purchasers of Sequoia, including an analysis of the capacity of such companies to pay the acquisition price. One of the companies discussed by Sandler O’Neill was United. Following a discussion of Sandler O’Neill’s presentation, the Sequoia board of directors authorized management and Sandler O’Neill to update the information provided to Company A to reflect the first quarter of 2003 and to contact the companies discussed with Sandler O’Neill to determine their interest in a business combination with Sequoia. The board of directors was made aware of United’s interest and considered the possibility that United would attempt to make a preemptive offer.

     On March 11, 2003, before Sandler O’Neill began to initiate contacts on behalf of Sequoia, Mr. Adams contacted Mr. Tardiff to express United’s continued interest in acquiring Sequoia. Mr. Adams explained that United did not wish to participate in a bidding process and stated that United would make an offer that fully valued Sequoia if Sequoia would provide United with a brief period during which Sequoia would deal exclusively with United.

     Mr. Adams initially offered to exchange each share of Sequoia common stock for 1.0 share of United common stock plus $10.00 in cash. Based on United’s trading price of $28.00 at that time, United’s offer had a value of $38.00 per share of Sequoia common stock, which was significantly above the amount that had been offered by Company A the previous December. Following discussions with representatives of Sandler O’Neill, United agreed to increase its offer to 1.05 shares of United common stock plus $10.00 in cash.

     On March 20, 2003, United delivered a non-binding written indication of interest to Sandler O’Neill that indicated an offer to acquire Sequoia for a combination of 1.05 shares of United common stock and $10.00 per share in cash. The letter expressed United’s willingness to appoint Mr. Tardiff and Mr. McNamara to its board and to the board of United Bank-Virginia, to honor their existing employment agreements, and to engage Mr. Tardiff as a consultant and employ Mr. McNamara as an officer following the consummation of the merger.

     Later on March 20, 2003, the Sequoia board of directors held a meeting at which Mr. Tardiff and a representative of Sandler O’Neill informed the board of the status of discussions with United and the receipt of the written expression of interest. The Sequoia board of directors considered that the value of the consideration offered by United was at the high end of the expected valuation range, that United common stock had performed well in recent years, that United had a history of annual dividend increases, that management considered United to be a good fit with Sequoia, and that several of the other companies discussed with Sandler O’Neill were likely to pass on the opportunity to acquire Sequoia because they were preoccupied with pending acquisitions. As a result of this discussion, the Sequoia board of directors concluded that the proposed transaction with United presented an excellent opportunity that could be lost if Sequoia proceeded with the plan to solicit indications of interest from the companies on Sandler O’Neill’s list. The board of directors authorized management to pursue discussions with United and agreed to deal exclusively with United for a period of two weeks.

     On March 24, 2003, Sequoia and United executed a confidentiality agreement. On March 24 and 25, 2003, representatives of United conducted a due diligence review of Sequoia at Sequoia’s administrative office. Over the following few days, representatives of United and Sequoia continued to discuss the results of United’s due diligence review.

     On March 27, 2003, United’s counsel provided Sequoia and its counsel with a draft of the merger agreement. Representatives of Sequoia and United negotiated the merger agreement and the other ancillary documents over the next few days. At Sequoia’s request, United agreed to provide Sequoia stockholders with the opportunity to receive either United common stock or cash rather than exchanging each Sequoia share for 1.05 shares of United plus $10.00 in cash. Based on a price of $28.00 per share of United common stock, 1.05 shares of United common stock plus $10.00 had a total value of $39.40. Based on this value, United agreed to provide Sequoia stockholders the opportunity to receive either 1.4071 shares of United common stock or $39.40 in cash in exchange for their shares of Sequoia common stock, subject to the requirement that 75% of the Sequoia shares be exchanged for United common stock.

     On March 30, 2003, representatives of Sequoia conducted a due diligence examination of United at United’s Northern Virginia offices, which included a review of the loan portfolios of both United-Virginia and United-West Virginia.

     On April 2, 2003, a special meeting of the Sequoia’s board of directors was convened to update the board as to the status of the negotiations. Sequoia’s legal counsel reviewed with the board the latest proposed financial terms offered by United. Sequoia’s legal counsel then reviewed the board’s fiduciary obligations to stockholders and its obligations in reviewing the agreement and in considering the proposed transaction with United.

     Also on April 2, 2003, representatives of Sandler O’Neill and Sequoia’s legal counsel conducted a due diligence examination of United at United’s corporate offices in Parkersburg, West Virginia.

     On April 4, 2003, at a special meeting of the board of directors of Sequoia, Sandler O’Neill reviewed with the board Sequoia’s and United’s financial, operational and stock performance on a historical and pro forma basis under various assumptions, the current mergers and acquisitions market for financial institutions and Sequoia’s and United’s historical and current market value and projected market value under various scenarios. Sandler O’Neill then reviewed the financial aspects of the proposed transaction that had been negotiated and delivered an oral opinion, later confirmed in writing, that the merger consideration was fair to Sequoia’s stockholders from a financial point of view. The board of directors considered this opinion carefully, as well as Sandler O’Neill’s experience, qualifications and interest in the transaction. The board of directors was informed of the findings of the due diligence review conducted by management and Sequoia’s legal and financial advisors. In addition, Sequoia’s board of directors reviewed the merger agreement and ancillary documents at length with legal counsel. After extensive review and discussion, Sequoia’s board of directors unanimously approved the transaction and instructed management to execute and deliver the merger agreement.

Sequoia’s Reasons for the Merger

     The board of directors of Sequoia has determined that the merger is fair to, and in the best interests of, Sequoia and its stockholders. In approving the merger agreement, the Sequoia board consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Sequoia board also considered a number of factors, including the following:

•	The results that could be obtained by continuing to operate independently, and the likely benefits to stockholders, compared with the value of the merger consideration being offered by United.

•	Information concerning the business, earnings, operations, financial condition and prospects of Sequoia and United, both individually and as combined.

•	The compatibility of the respective business and management philosophies of Sequoia and United.

•	The results of the due diligence review conducted on United, including the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner.

•	An assessment of United’s ability to pay the aggregate merger consideration.

•	The opinion rendered by Sandler O’Neill, as financial advisor to Sequoia, that the merger consideration is fair, from a financial point of view, to Sequoia’s stockholders.

•	The terms of the merger agreement and the structure of the merger, including the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes to the extent that United common stock is received.

•	The option of Sequoia stockholders to satisfy their own investment interests by receiving cash, United common stock or a combination of both cash and United common stock for their shares of Sequoia common stock.

•	The absence of any trading market for shares of Sequoia common stock compared to the NASDAQ listing and active trading market for shares of United common stock.

•	The ability of the Sequoia board of directors to terminate the merger agreement if the value of United common stock declines by more than 20% from its price after the announcement of the merger and underperforms by 15% or more an index of banking companies during the same time period.

•	The receipt of a higher dividend payout and dividend yield from United and United’s practice of increasing its dividend on a regular basis.

•	The appointment of two members of Sequoia’s board to the boards of directors of United and United Bank.

•	United’s willingness to honor Sequoia’s existing employment agreements and benefit plans.

•	The current and prospective economic, competitive and regulatory environment facing Sequoia and independent community banking institutions generally, which is characterized by continuing consolidation in metropolitan Washington, D.C. and increased nationwide, statewide and local competition.

•	The effect of the merger on Sequoia’s depositors, customers and the communities served by Sequoia. The acquisition by United was deemed to be an opportunity to provide depositors, customers and the communities served by SequoiaBank with increased financial services and more branch offices.

The discussion and factors considered by the directors of Sequoia is not intended to be exhaustive, but includes all material factors considered. In approving and recommending the merger, the directors of Sequoia did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

Recommendation of Sequoia’s Board of Directors

     After careful consideration, Sequoia’s board of directors has determined that the merger agreement is advisable, in the best interests of Sequoia’s stockholders and on terms that are fair to the stockholders of Sequoia. Accordingly, the board of directors of Sequoia has approved the merger agreement and recommends that Sequoia stockholders vote “FOR” approval of the merger agreement.

Opinion of Sequoia’s Financial Advisor

     Sequoia’s board of directors and senior management have consulted periodically with Sandler O’Neill regarding Sequoia’s strategic options and related financial matters. By letter dated March 25, 2003, Sequoia retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O’Neill acted as financial advisor to Sequoia in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the April 4, 2003 meeting at which Sequoia’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Sequoia’s stockholders from a financial point of view. Sandler O’Neill has also delivered to the board a written opinion dated the date of this proxy statement/prospectus, which is substantially identical to its April 4th opinion. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

     Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Sequoia board and is directed only to the fairness of the merger consideration to Sequoia stockholders from a financial point of view. It does not address the underlying business decision of Sequoia to engage in the merger or any other aspect of the merger and is not a recommendation to any Sequoia stockholder as to how such stockholder should vote at the special meeting with respect to the merger, the form of consideration a stockholder should elect in the merger or any other matter.

     In connection with rendering its April 4, 2003 opinion, Sandler O’Neill reviewed and considered, among other things:

     (1)  the Agreement, together with certain of the annexes and schedules thereto;

     (2)  certain financial statements and other historical financial information of Sequoia that it deemed relevant;

     (3)  certain publicly available financial statements and other historical financial information of United that it deemed relevant;

     (4)  internal earnings projections for Sequoia for the years ending December 31, 2003, 2004 and 2005 prepared by and reviewed with management of Sequoia and the views of senior management of Sequoia, based on discussions with members of senior management, regarding Sequoia’s business, financial condition, results of operations and prospects;

     (5)  earnings per share estimates for United for the years ending December 31, 2003 and 2004 published by I/B/E/S, and the views of senior management of United, based on limited discussions with members of senior management, regarding United’s business, financial condition, results of operations and prospects;

     (6)  the pro forma financial impact of the merger on United, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Sequoia and United;

     (7)  a comparison of certain financial information of Sequoia with similar publicly available information for certain other companies the securities of which are publicly traded;

     (8)  the publicly reported historical price and trading activity for United’s common stock, including a comparison of certain financial and stock market information for United with similar publicly available information for certain other companies the securities of which are publicly traded;

     (9)  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

     (10)  the current market environment generally and the banking environment in particular; and

     (11)  such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

     In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Sequoia and United that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information nor did it assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Sequoia or United or any of their respective subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Sequoia or United, nor did it review any individual credit files relating to Sequoia or United. With Sequoia’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Sequoia and United were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Sequoia or United. Sandler O’Neill is not an accounting firm and it relied, with Sequoia’s consent, on the reports of the independent accountants of Sequoia and United for the accuracy and completeness of the audited financial statements furnished to them.

     Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with Sequoia’s consent, that there has been no material change in Sequoia’s or United’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Sequoia and United will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

     In rendering its April 4th, 2003 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Sequoia or United and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Sequoia or United and the companies to which they are being compared.

     The earnings projections for Sequoia and United used and relied upon by Sandler O’Neill in its analyses were based upon internal projections in the case of Sequoia and on published I/B/E/S consensus earnings estimates in the case of United. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Sequoia’s and United’s managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Sequoia and United, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Sequoia were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Sequoia, United and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Sequoia board at the April 4th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Sequoia’s or United’s common stock or the price at which Sequoia’s or United’s common stock may be sold at any time.

     Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of United’s common stock on April 3, 2003 of $28.27 and assuming 75% of Sequoia’s shares are converted into United stock and the remaining 25% are converted into cash in the merger, Sandler O’Neill calculated an implied transaction value of $39.68 per share. Based upon Sequoia’s December 2002 financial information, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/LTM earnings	23.61	x
Transaction value/ Estimated 2003 earnings(1)	19.03	x
Transaction value/Tangible book value per share	379.13%
Transaction value/Stated book value per share	379.13%
Tangible book premium/Core deposits(2)	24.54%

(1)	Based on internal projections.
(2)	Assumes Sequoia’s core deposits total $340.2 million.

The aggregate transaction value was approximately $109.3 million, based upon 2.46 million shares of Sequoia common stock outstanding and including the intrinsic value of 348,204 stock options outstanding with a weighted average strike price of $6.51 per share.

     Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of United’s common stock and the relationship between the movements in the prices of United’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the S&P Bank Index, the NASDAQ Bank Index and the median performance of a composite peer group of publicly traded regional commercial banks selected by Sandler O’Neill. During the one- year period ended April 2, 2003, United’s common stock underperformed the peer group and outperformed each of the other indices to which it was compared.

United’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	April 2, 2002	April 2, 2003

Regional Group	100.00%	101.68%
United	100.00	96.85
NASDAQ Bank Index	100.00	95.27
S&P Bank Index	100.00	87.66
S&P 500 Index	100.00	77.49

During the three-year period ended April 2, 2003, United’s stock outperformed the S&P 500 and S&P Bank indices and underperformed the NASDAQ Bank index and the peer group.

United’s Three-Year Stock Performance

	Beginning Index Value	Ending Index Value
	March 31, 2000	April 2, 2003

Regional Group	100.00%	148.55%
NASDAQ Bank Index	100.00	145.18
United	100.00	130.00
S&P Bank Index	100.00	104.63
S&P 500 Index	100.00	58.78

     Comparable Company Analysis. Sandler O’Neill compared selected financial information for Sequoia and two groups of selected financial institutions for which financial information was publicly available. The first group, or Regional Group, consisted of Sequoia and the following publicly traded regional commercial banks:

Chester Valley Bancorp, Inc.	NSD Bancorp, Inc.
Bryn Mawr Bank Corp.	Long Island Financial Corp.
Old Point Financial Corp.	PSB Bancorp, Inc.
Leesport Financial Corp.	Comm Bancorp, Inc.
C&F Financial Corp.	Penns Woods Bancorp, Inc.
Eastern Virginia Bankshares Inc.

     Sandler O’Neill also compared Sequoia to a group of publicly traded commercial banks that had a return on average equity (based on earnings for the twelve months ended December 31, 2002) greater than 17% and a price-to-tangible book value greater than 220%. This second group, or Highly Valued Group, consisted of the following publicly traded institutions:

Virginia Commerce Bancorp, Inc.	Columbia Bancorp
First South Bancorp, Inc.	United Security Bancshares
Cascade Bancorp	Redwood Empire Bancorp
Bryn Mawr Bank Corp.	Middleburg Financial Corp.
C&F Financial Corp.	Vineyard National Bancorp

The analysis compared historical financial information for Sequoia and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31, 1997 through 2002. The table below sets forth the comparative data as of and for the twelve months ended December 31, 2002, with pricing data as of April 2, 2003.

Comparable Group Analysis

Highly Valued
Sequoia	Regional Group	Group

Total assets (in thousands)	$523,800	$540,290	$548,124
Tangible equity/tangible assets	4.92%	9.10%	7.73%
Intangible assets/total equity	0.00%	0.01%	4.72%
Net loans/total assets	61.20%	64.76%	78.57%
Gross loans/total deposits	80.09%	85.08%	95.07%
Total borrowings/total assets	17.27%	11.18%	5.90%
Non-performing assets/total assets	0.09%	0.23%	0.28%
Loan loss reserve/gross loans	1.16%	1.21%	1.43%
Net interest margin	4.04%	4.09%	4.87%
Non-interest income/average assets	0.74%	1.15%	1.53%
Non-interest expense/average assets	2.98%	3.16%	3.80%
Efficiency ratio	65.48%	65.41%	57.19%
Return on average assets	1.03%	1.09%	1.62%
Return on average equity	20.94%	12.46%	19.34%
Price/tangible book value per share	NA	231.01%	287.93%
Price/LTM earnings per share	NA	15.37	x	15.08	x

     Sandler O’Neill also used publicly available information to compare selected financial and market trading information for United and two groups of selected financial institutions. The first group, or Regional Group, consisted of United and the following publicly traded regional commercial banks:

First Citizens BancShares, Inc.	Hancock Holding Co.
BancorpSouth, Inc.	First Charter Corp.
South Financial Group, Inc.	Alabama National BanCorporation
Trustmark Corp.	WesBanco, Inc.
F.N.B. Corp.	United Community Banks, Inc.

     Sandler O’Neill also compared United to a group of publicly traded commercial banks that had a return on average equity (based on earnings for the twelve months ended December 31, 2002) greater than 16% and a price-to-tangible book value greater than 230%. This second group, or Highly Valued Group, consisted of the following publicly traded institutions:

Hudson United Bancorp	Chittenden Corp.
Investors Financial Services Inc.	UCBH Holdings, Inc.
Trustmark Corp.	Park National Corp.
International Bancshares Corp.	Westamerica Bancorporation
First Midwest Bancorp, Inc.	Pacific Capital Bancorp
Community First Bankshares, Inc.

The analysis compared publicly available financial information for United and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31,

1997 through 2002. The table below sets forth the comparative data as of and for the twelve months ended December 31, 2002, with pricing data as of April 2, 2003.

Comparable Group Analysis

United	Regional Group	Highly Valued Group

Total assets (in thousands)	$5,792,019	$5,531,690	$5,827,170
Tangible equity/tangible assets	7.82%	7.34%	7.29%
Intangible assets/total equity	17.78%	10.97%	14.18%
Net loans/total assets	70.93%	61.90%	59.15%
Gross loans/total deposits	106.54%	96.14%	75.73%
Total borrowings/total assets	21.98%	16.45%	10.06%
Non-performing assets/total assets	0.19%	0.44%	0.30%
Loan loss reserve/gross loans	1.14%	1.42%	1.62%
Net interest margin	4.15%	4.13%	4.65%
Non-interest income/average assets	1.43%	1.52%	1.26%
Non-interest expense/average assets	2.58%	3.17%	3.22%
Efficiency ratio	50.28%	61.51%	52.04%
Return on average assets	1.59%	1.13%	1.55%
Return on average equity	16.73%	12.06%	18.82%
Price/tangible book value per share	269.98%	217.32%	325.79%
Price/LTM earnings per share	13.88	x	14.36	x	14.25	x
Dividend payout ratio	46.12%	35.91%	35.29%
Dividend yield	3.32%	2.46%	2.53%

     Analysis of Selected Merger Transactions. Sandler O’Neill reviewed merger transactions involving publicly traded commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O’Neill reviewed 85 transactions announced nationwide from January 1, 2002 to April 3, 2003 and 15 transactions in the MidAtlantic region announced from January 1, 2002 to April 3, 2003. Sandler O’Neill reviewed the multiples of transaction value at announcement to last twelve months’ earnings per share, transaction value to estimated earnings per share, transaction value to book value per share, transaction value to tangible book value per share, transaction value to deposits and tangible book premium to core deposits and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to Sequoia’s financial information as of and for the twelve months ended December 31, 2002. As illustrated in the following table, Sandler O’Neill derived an imputed range of aggregate values for Sequoia of $66.2 million to $103.2 million based upon the median multiples for nationwide transactions and $56.1 million to $99.5 million based upon the median multiples for regional transactions. The aggregate transaction value of the merger as calculated by Sandler O’Neill was approximately $109.3 million.

Nationwide & Mid-Atlantic Transaction Multiples

(Dollars in millions)
	Nationwide			Mid Atlantic
	Median		Implied	Median		Implied
	Multiple		Value	Multiple		Value

Transaction price/LTM EPS	19.74	x	$95.0	20.53	x	$91.3
Transaction price/Estimated EPS	17.34	x	$103.2	17.98	x	$99.5
Transaction price/Book value	217.53%		$66.2	256.77%		$56.1
Transaction price/Tangible book value	229.29%		$73.2	284.15%		$59.1
Transaction price/Deposits	22.59%		$97.8	24.83%		$81.7
Tangible book premium/Core deposits(1)	16.45%		$100.6	21.16%		$91.5

(1)	Assumes Sequoia’s core deposits total $340.2 million.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Sequoia through December 31, 2006 under various circumstances, assuming Sequoia’s projected dividend stream and that Sequoia performed in accordance with the earnings projections reviewed with management. For periods after 2005, Sandler O’Neill assumed an annual growth rate on earning assets of 15%. To approximate the terminal value of Sequoia common stock at December 31, 2006, Sandler O’Neill applied price/earnings multiples ranging from 10x to 25x and multiples of tangible book value ranging from 200% to 450%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sequoia common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Sequoia common stock of $23.25 to $71.10 when applying the price/earnings multiples and $27.27 to $75.16 when applying multiples of tangible book value. The transaction value of the merger as calculated by Sandler O’Neill was $39.68 per share.

Earnings Per Share Multiples

Discount Rate	10x	13x	16x	19x	22x	25x

9.0%	$28.76	$37.23	$45.70	$54.17	$62.64	$71.10
11.0%	26.76	34.63	42.51	50.38	58.25	66.13
13.0%	24.92	32.26	39.59	46.92	54.25	61.58
15.0%	23.25	30.08	36.92	43.75	50.58	57.42

Tangible Book Value Per Share Multiples

Discount Rate	200%	250%	300%	350%	400%	450%

9.0%	$33.74	$42.02	$50.31	$58.59	$66.88	$75.16
11.0%	31.39	39.09	46.79	54.50	62.20	69.90
13.0%	29.24	36.41	43.58	50.75	57.93	65.10
15.0%	27.27	33.95	40.64	47.33	54.01	60.70

     Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of United through December 31, 2006 under various circumstances, assuming United’s projected dividend stream and that United performed in accordance with median IBES estimates. For periods after 2004, Sandler O’Neill assumed an annual growth rate on earning assets of 10%. To approximate the terminal value of United common stock at December 31, 2006, Sandler O’Neill applied price/earnings multiples ranging from 10x to 25x and multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of United common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of United common stock of $20.20 to $56.18 when applying the price/earnings multiples and $12.67 to $44.28 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10x	13x	16x	19x	22x	25x

9.0%	$24.72	$31.01	$37.30	$43.60	$49.89	$56.18
11.0%	23.08	28.93	34.78	40.63	46.48	52.33
13.0%	21.58	27.03	32.48	37.92	43.37	48.82
15.0%	20.20	25.28	30.36	35.44	40.52	45.60

Tangible Book Value Per Share Multiples

Discount Rate	100%	150%	200%	250%	300%	350%

9.0%	$15.38	$21.16	$26.94	$32.72	$38.50	$44.28
11.0%	14.40	19.77	25.15	30.52	35.90	41.27
13.0%	13.50	18.50	23.51	28.51	33.52	38.52
15.0%	12.67	17.34	22.00	26.67	31.33	36.00

In connection with its analyses, Sandler O’Neill considered and discussed with the Sequoia board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio.

Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the fourth quarter of 2003, (2) 25% of the Sequoia shares are exchanged for cash at a value of $39.40 per share, (3) 75% of the Sequoia shares are exchanged for United common stock at an exchange ratio of 1.4071, (4) the earnings projections and estimates for Sequoia and United referred to above, and (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Sequoia and United. The analysis indicated that for the year ending December 31, 2004, the first full year following the merger, the merger would be accretive to the combined company’s projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Pro Forma Merger Analysis

	Stand-alone	Pro Forma
Projected 2004 EPS	$2.38	$2.41
Projected Tangible Book Value	$13.18	$12.46
(at December 31, 2004)

     Sequoia has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $1.2 million (based on the closing price of United common stock on August 1, 2003), of which approximately $275,000 has been paid to date with the remainder being payable upon closing of the merger. Sequoia has paid Sandler O’Neill a $100,000 fee for rendering its opinion, which will be credited against the transaction fee due upon closing of the merger. Sequoia has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement up to $15,000 and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O’Neill has in the past provided investment banking services to Sequoia and received compensation for such services. Sandler O’Neill has also in the past provided investment banking services to United and may provide, and receive compensation for, such services in the future. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Sequoia and United and their respective affiliates and may actively trade the equity securities of United for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interest of Directors and Officers in the Merger that Differ from Your Interests

     Certain directors and executive officers of Sequoia have interests in the merger that are in addition to their interests as stockholders and option holders of Sequoia and their equity interests in United which will result from the conversion of their shares and options in the merger. Sequoia’s board was aware of these interests at the time they approved the merger agreement.

     Employment Agreements with James G. Tardiff and J. Paul McNamara. James G. Tardiff, Chairman and Chief Executive Officer, and J. Paul McNamara, President and Chief Operating Officer of Sequoia and SequoiaBank, currently have employment agreements with Sequoia and SequoiaBank that provide them with a severance payment and continuation of certain employee benefits if they are terminated in connection with a change in control of Sequoia or SequoiaBank. Messrs. Tardiff and McNamara have each entered into executive agreements with United, Sequoia and SequoiaBank, which provide certain termination benefits and will replace their current employment agreements upon completion of the merger.

     Executive Agreements with James G. Tardiff and J. Paul McNamara. James G. Tardiff and J. Paul McNamara have entered into separate agreements with United, Sequoia and SequoiaBank, under which they will cease to be directors and executive officers of Sequoia, and their current employment agreements with Sequoia will be terminated, upon completion of the merger. In exchange, United will make a cash payment of $1,072,500 to each executive and provide three additional years of credited service under their respective salary continuation agreements, which will be assumed by United upon completion of the merger. The salary continuation agreements provide Messrs. Tardiff and McNamara with certain retirement, disability and death benefits. Messrs. Tardiff and McNamara have each agreed that, during the term of the agreement and for two years after its termination, they will not work for or serve as a director of a competing business in Maryland, Virginia or Washington, DC, nor will they disclose confidential business information or solicit United employees to join a competing business entity. If any payments made to Messrs. Tardiff and McNamara are deemed to be “excess parachute payments” under Section 280G of the Internal Code and thus subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, United will reimburse them for the excise tax and any related taxes and penalties, so that they will receive the same amounts they would have received had they not been subject to the excise tax. Under his agreement, Mr. Tardiff will receive 36 months of continued health, life and disability insurance, and will continue as an employee of United until the latest of January 1, 2004 or the effective time of the merger. After that date he will serve as a consultant to United under a separate consulting arrangement. If Mr. Tardiff is employed by United on an interim basis, after completion of the merger but prior to the start of the consulting arrangement, he will be paid at a base rate of $250,000 per year for such period and will be entitled to participate in benefit plans open to continuing employees.

     Consulting Agreement with James G. Tardiff. United and James G. Tardiff entered into a consulting agreement that is effective on the later of January 2, 2004 or the effective date of the merger, and continues for the following twelve months. During the agreement term, Mr. Tardiff agrees to serve as a consultant to United and a member of its board of directors, providing advice on the promotion of various products and services and assisting with strategic planning and the merger transition process. In exchange for his consulting services, Mr. Tardiff will receive cash compensation of $250,000, credit for an additional year of service under the salary continuation agreement to be assumed by United, and continued health and welfare benefits. Mr. Tardiff agrees that, during the term of the consulting agreement and for two years after it expires, he will not work for or serve as a director of a competing business in Maryland, Virginia or Washington, DC, nor will he disclose confidential business information or solicit employees of United to work for a competitor.

     Employment Agreement with J. Paul McNamara. Mr. McNamara has entered into an employment agreement with United, effective as of the completion of the merger. During the three-year term of the agreement, he will serve as Vice Chairman of United Bank-Virginia and a member of United’s Board of Directors. Mr. McNamara will receive an annual base salary of $250,000 and will be entitled to participate in incentive bonus, retirement, and health and welfare benefit programs and receive certain perquisites, including use of an automobile and paid country club memberships. In addition, upon completion of the merger, United will grant Mr. McNamara 20,000 options to purchase stock under

United’s 2001 Incentive Stock Option Plan. Upon a termination of the employment agreement for any reason, Mr. McNamara will be fully vested in the normal retirement benefit provided for under the salary continuation agreement to be assumed by United following the merger, and United will continue his participation in health and welfare benefits, or provide similar coverage, for a period of 36 months. During his employment and for two years following termination of employment, Mr. McNamara agrees not to work for or serve as a director of a business competitor in Maryland, Virginia or Washington, DC and to refrain from disclosing confidential business information or soliciting employees of United for a competing business.

     Director Service and Compensation for Messrs. Tardiff and McNamara. Under the terms of their agreements with United, James G. Tardiff and J. Paul McNamara will be elected or appointed to the boards of directors of United and United Bank — Virginia. As members of the boards of directors, Messrs. Tardiff and McNamara are entitled to receive compensation in accordance with United’s policy on director compensation. Non-employee directors of United receive a retainer of $700 per month regardless of meeting attendance. Fees are also paid for committee meeting attendance. United Bank — Virginia Board members receive $500 per meeting attended.

     Sequoia Stock Options. Under the terms of the Sequoia 1995 and 2000 stock option plans, all outstanding options to purchase Sequoia common stock become vested upon completion of the merger. Options granted to executive officers of Sequoia are fully vested. Certain unvested stock options granted to directors under the 1995 and 2000 stock option plans will vest upon completion of the merger. As of March 31, 2003, the directors of Sequoia and SequoiaBank held a total of 18,287 unvested options with a weighted average exercise price of $7.49 per share.

     Deferred Compensation Agreements with Sequoia Directors. Sequoia pays its non-employee directors an annual cash retainer plus fees for attendance at board and committee meetings. At various times during their board service, directors of Sequoia and SequoiaBank have elected to defer compensation for a given year instead of receiving the annual retainer in cash. Deferred compensation agreements between Sequoia and these directors generally provide for the payment of a fixed monthly benefit for 180 months payable to the director or his designated beneficiary, commencing on the first day of the month following the director’s retirement on his 65th birthday. In the event of a director’s death prior to retirement, a reduced sum is payable to the director’s designated beneficiary. The retirement benefit attributable to each annual deferral vests ratably over a five year period and, in the event of a change in control of Sequoia, all benefits are fully vested. Accordingly, upon consummation of the merger with United, the directors’ benefits will be fully vested, and United will assume Sequoia’s obligations under these deferred compensation agreements.

Board of Directors of United After the Merger

     Immediately following the merger, the board of directors of United will have 18 members, including the 16 current United directors, plus Messrs. Tardiff and McNamara.

Federal Income Tax Consequences of the Merger

     The following discussion describes the material United States federal income tax consequences of the exchange of Sequoia stock for United stock and cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder’s particular circumstances or to those Sequoia stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, regulated investment companies, pass-through entities, stockholders who acquired their Sequoia stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or stockholders who hold their Sequoia stock as part of a straddle, hedge or conversion transaction. This discussion assumes that Sequoia stockholders hold their respective shares of Sequoia stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (i.e., property held for investment).

     It is a condition to the obligations of Sequoia and United to complete the merger that each receive a legal opinion from its counsel that the merger constitutes a reorganization within the meaning of Section 368(a) of the Code. These legal opinions will assume the absence of certain changes in the existing facts and may rely on assumptions, representations and covenants made by Sequoia, United and others, including those contained in certificates of officers of Sequoia and United. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described here. The opinions regarding the tax-free nature of the merger neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position. Neither Sequoia nor United intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

     In addition, in connection with the filing of the registration statement, Bowles Rice McDavid Graff & Love, PLLC, counsel to United, and Muldoon Murphy & Faucette LLP, counsel to Sequoia have delivered to United and Sequoia, respectively, their opinions, dated the date of this proxy statement-prospectus, that the merger will qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code.

     We intend this discussion to provide only a summary of the material federal income tax consequences of the merger. We do not intend that it be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, we do not address tax consequences which may vary with, or are contingent upon, individual circumstances. Moreover, we do not address any non-income tax or any foreign state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

     As a result of the treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code, neither United nor Sequoia will recognize any taxable gain or loss as a result of the merger; and the federal income tax consequences of the merger to a Sequoia stockholder generally will depend on whether the stockholder receives cash, United common stock or a combination thereof in exchange for the stockholder’s shares of Sequoia common stock.

     Receipt of Solely United Common Stock (plus any cash in lieu of a fractional share). A Sequoia stockholder who receives solely United common stock in exchange for all of such stockholder’s shares of Sequoia common stock in the merger will not recognize gain or loss on the exchange, except to the extent the stockholder receives cash in lieu of a fractional share interest in United common stock. A Sequoia stockholder who receives cash in lieu of a fractional share will be treated as if such stockholder had received a fractional share and then exchanged such fractional share for cash in a redemption by United. A Sequoia stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount equal to the difference between the amount of cash received and the stockholder’s tax basis in the fractional share. Such capital gain or loss will be long-term capital gain or loss if the Sequoia common stock exchanged was held for more than one year.

     Receipt of Solely Cash. A Sequoia stockholder who receives solely cash in exchange for all of such stockholder’s shares of Sequoia common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s aggregate tax basis for the shares of Sequoia common stock exchanged, which gain or loss will be long-term capital gain or loss if the shares of Sequoia common stock were held for more than one year.

     Receipt of Both United Common Stock and Cash. A Sequoia stockholder who receives both United common stock and cash consideration in exchange for all of such stockholder’s shares of Sequoia common stock generally will recognize gain, but not loss, to the extent of the lesser of:

(1)	the total amount of cash received by such stockholder, and

(2)	the difference between (a) the sum of the fair market value of the United common stock received in the merger plus the total amount of cash received in the merger, and (b) the stockholder’s aggregate tax basis in the shares of Sequoia common stock surrendered in the merger.

Any gain so recognized will be capital gain, provided that the cash consideration received is neither essentially equivalent to a dividend within the meaning of section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of section 356(a)(2) of the Internal Revenue Code. Such capital gain will be long-term capital gain if the shares of Sequoia common stock exchanged were held for more than one year.

     Basis. A Sequoia stockholder who receives shares of United common stock in the merger will have a tax basis in such shares equal to such stockholder’s aggregate tax basis in the Sequoia shares being exchanged, decreased by (a) the amount of any cash received by the stockholder and (b) the amount of loss to the stockholder which was recognized on such exchange, and increased by (x) the amount which was treated as a dividend, and (y) the amount of gain to the stockholder which was recognized on such exchange (not including any portion of such gain which was treated as a dividend).

     Holding Period. The holding period of United common stock received will include the holding period of the shares of Sequoia common stock being exchanged.

     Dissenting Stockholders. A holder of Sequoia common stock who dissents with respect to the merger, as discussed under “—Appraisal Rights of Sequoia Stockholders” beginning on page 43, and who receives cash in respect of his or her shares of Sequoia common stock generally will be treated in the same manner as a holder who exchanges his or her shares of Sequoia common stock solely for cash in accordance with the above discussion.

     Backup Withholding. A non-corporate holder of Sequoia common stock may be subject to information reporting and backup withholding on any cash payments he or she receives. Such a Sequoia stockholder will not be subject to backup withholding, however, if he or she:

•	furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Sequoia stockholder’s United States federal income tax liability, provided such stockholder furnishes the required information to the Internal Revenue Service.

     Reporting Requirements. A Sequoia stockholder who receives United common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with his or her United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment

     The Merger will be accounted for under the purchase method of accounting, whereby, the assets and liabilities of Sequoia will be reflected in the consolidated financial statements of United based upon their estimated fair values as of the effective date of the merger. Results of operations will be reflected in the consolidated financial statements of United for all periods subsequent to the effective date of the merger. The excess purchase price over the fair market value of assets will be allocated to identifiable intangible assets. Any remaining excess will be allocated to goodwill and will not be amortized. Instead, goodwill is evaluated for impairment annually, or more frequently if impairment indicators arise.

Regulatory Approvals

     The merger of Sequoia with United is subject to the prior approval of the Board of Governors of the Federal Reserve System under the Bank Merger Act and the Bank Holding Company Act. In reviewing applications for transactions of this type, the Federal Reserve Board must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the Federal Reserve Board may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. United filed an application with the Federal Reserve Bank of Richmond on July 11, 2003.

     Under the Community Reinvestment Act of 1977, the Federal Reserve Board must take into account the record of performance of United Bank-Virginia and SequoiaBank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. United Bank-Virginia and SequoiaBank each received a “Satisfactory” rating during their last Community Reinvestment Act examinations.

     In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While we believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of Indiana will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

     The merger of Sequoia with United is also subject to the prior approval of the Virginia Department of Financial Institutions and the Maryland Department of Financial Institutions.

     The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “The Merger Agreement—Conditions to Completing the Merger.”

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Sequoia common stock to United common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Resales of United Common Stock Issued in the Merger

     United has registered under the federal securities laws the issuance of its shares of common stock in the merger. Therefore, you may sell shares without restriction unless you are considered an affiliate of Sequoia as of the date of Sequoia’s special meeting or you become an affiliate of United. A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

     If you are considered an affiliate of Sequoia or become an affiliate of United, you may resell the shares of United common stock you receive only pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC’s rules, or in transactions otherwise exempt from registration under the securities laws. United is not obligated and does not intend to register for resale the shares issued to affiliates of Sequoia.

Appraisal Rights of Sequoia Stockholders

     Under the Delaware General Corporation Law (DGCL), Sequoia stockholders may object to the merger and demand in writing to be paid the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the accomplishment or expectation of the merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures of Section 262 of the DGCL to preserve those rights. A copy of Section 262 is attached as Annex C to this proxy statement/prospectus.

     Section 262 sets forth the procedures to be followed by a stockholder electing to demand appraisal of his or her shares. These procedures are complicated and must be followed strictly. Failure to comply with these procedures may cause you to lose your appraisal rights. The following information is only a brief summary of the required procedures under Delaware law and is qualified in its entirety by the provisions of Section 262.

     Under Section 262, Sequoia is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. This proxy statement/prospectus constitutes Sequoia’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights under Delaware law may be lost.

     Please review Section 262 for the complete procedures. Neither United nor Sequoia will give you any notice of your appraisal rights other than as described in this proxy statement/prospectus and as required by the DGCL.

     General Requirements

     If you want to object to the merger and be paid the full value of your shares in cash, Section 262 generally requires you to take the following actions:

•	You must deliver a written demand for appraisal to Sequoia before the vote is taken on the merger agreement at Sequoia’s special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Merely voting against, abstaining from voting or failing to vote in favor of adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. See “Requirements for Written Demand for Appraisal” below for more details on making a demand for appraisal.

•	You must not vote in favor of approval and adoption of the merger agreement. A failure to vote will satisfy this requirement, but a vote in favor of the merger agreement will constitute a waiver of your right of appraisal. Accordingly, if you want to maintain your appraisal rights you must either check the “Against” box or the “Abstain” box on the proxy card or refrain from executing and returning the enclosed proxy card.

•	You must continuously hold your shares of Sequoia stock from the date you make the demand for appraisal through the effective date of the merger. A stockholder who is the record holder of shares of Sequoia common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to completion of the merger, will lose any right to appraisal in respect of those shares.

     Requirements for Written Demand for Appraisal

     Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

     A written demand for appraisal of Sequoia stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder’s name appears on its Sequoia stock certificate(s). If you are a beneficial owner of Sequoia stock but not a stockholder of record, you must have the stockholder of record for your shares sign a demand for appraisal on your behalf.

     If you own Sequoia stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

     If you own Sequoia stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder’s agent.

     If you are a record owner, such as a broker, who holds Sequoia stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not specify the number of shares, it will be assumed that your written demand covers all the shares of Sequoia stock that are in your name.

     Sequoia stockholders who wish to exercise their appraisal rights should address written demands to:

Sequoia Bancshares, Inc.,
2 Bethesda Metro Center, Suite 1500
Bethesda, Maryland 20814
Attention: Corporate Secretary

     Sequoia must receive all written demands for appraisal before the vote concerning the merger agreement is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder’s shares.

     Written Notice

     Within ten days after the effective date of the merger, United, as the surviving corporation in the merger, must give written notice that the merger has become effective to each Sequoia stockholder who has properly sent a written demand for appraisal in accordance with Section 262 and who did not vote in favor of the merger. Except as required by law, United will not notify stockholders of any dates by which appraisal rights must be exercised.

     Petition With Chancery Court

     Within 120 days after the effective date of the merger, either United or any stockholder who has complied with the requirements of Section 262(a) and (d) may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all stockholders entitled to appraisal. United does not presently intend to file a petition, and if you seek to exercise appraisal rights you should not assume that United will file a petition or that United will initiate any negotiations with respect to the fair value of your shares. If you are a Sequoia stockholder and want to have your Sequoia shares appraised you should be prepared to initiate any petitions necessary for the perfection of your appraisal rights within the time period and in the manner prescribed in Section 262. Since United has no obligation to file a petition, your failure to file a petition within the period specified could result in the loss of your appraisal rights.

     Withdrawal of Demand

     If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the effective date of the merger. If you withdraw your demand for appraisal, your appraisal rights will be terminated and you will receive the merger consideration provided in the merger agreement. Any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of United and no appraisal proceeding before the Court can be dismissed without the approval of the Court.

     Request for Appraisal Rights Statement

     If you have complied with the conditions of Section 262, you are entitled, upon written request, to receive from United a statement setting forth the aggregate number of shares for which appraisal rights have been properly exercised and the aggregate number of holders of such shares. United must mail this statement to you by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262. In order to receive this statement, you must send your request within 120 days after the effective date of the merger to United at the following address:

United Bankshares, Inc.
514 Market Street
Parkersburg, West Virginia 26102
Attention: Richard M. Adams

     Chancery Court Procedures

     If you properly file a petition for appraisal in the Court and deliver a copy of such petition to United, United will then have 20 days to provide the Court with a list of the names and addresses of all the stockholders who have demanded appraisal of their shares and have not reached an agreement with United as to the value of their shares. If the Court decides it is appropriate, it has the power to conduct a hearing to determine which stockholders have complied with Section 262 and have become entitled to appraisal rights. The Register in Chancery, if ordered to do so by the Court, will then send notice of the time and place of the hearing on the petition to all the stockholders who have demanded appraisal. The Court may also require you to submit your stock certificates to the Register in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Court’s directions, you may be dismissed from the proceeding.

     Chancery Court Appraisal of Sequoia Shares

     After the Court determines which stockholders are entitled to an appraisal, the Court will appraise the shares, determining their fair value by considering all relevant factors except for any appreciation or depreciation resulting from the accomplishment or expectation of the merger, together with a fair rate of interest, if the payment of interest is deemed appropriate by the Court. After the Court determines the fair value of the shares, it will direct United to pay that value to the stockholders who are entitled to such payment. In order to receive the fair value for your shares, you must surrender your stock certificates.

     The Court could determine that the fair value of shares of Sequoia stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

     Costs and Expenses of Appraisal Proceeding

     The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal.

     Loss of Stockholders’ Rights

     If you demand appraisal, after the effective date of the merger you will not be entitled to:

•	vote your shares of stock, for any purpose, for which you have demanded appraisal;

•	receive payment of dividends or other distributions with respect to your shares, except for dividends or distributions, if any, that are payable to the holders of record as of a record date before the effective date of the merger; or

•	receive the payment of the consideration provided for in the merger agreement.

     However, you can regain these rights if no petition for an appraisal is filed within 120 days after the effective date of the merger, or if you deliver to United a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the effective date of the merger or with the written consent of United. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the Court cannot be dismissed without the Court’s approval. The Court may condition its approval upon any terms that it deems just.

     If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Annex A and forms a part of this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

Structure of the Merger

     The merger agreement provides that Sequoia will be merged with and into a wholly-owned subsidiary of United (Merger Sub). Merger Sub will be the surviving corporation in the merger. The merger agreement also provides for the merger of SequoiaBank, Sequoia’s subsidiary bank, into United Bank, United’s Virginia subsidiary bank. Upon consummation of the merger, the separate corporate existence of both Sequoia and SequoiaBank will terminate.

Merger Consideration

     Under the merger agreement, at your election, each share of Sequoia common stock you own will be exchanged for either 1.4071 of United common stock or $39.40 in cash. You may elect either of these options and, if you desire, you may elect to exchange some of your Sequoia shares for cash and some of your Sequoia shares for United common stock.

     Elections will be limited by a requirement that 75% of the total number of outstanding shares of Sequoia common stock be exchanged for United common stock. Therefore, the form of consideration you receive will depend in part on the elections of other Sequoia stockholders.

     United Bankshares will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United Bankshares common stock that you would otherwise be entitled to receive.

Timing of Closing

     The closing will occur on the fifth business day after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived (or at United’s option, on the last business day of the month in which such fifth business day occurs) or such other date as agreed to by Sequoia and United. The merger of Sequoia into Merger Sub will take effect upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The merger of SequoiaBank into United Bank — Virginia will take effect upon the filing of a certificate of merger with the Secretary of State of Virginia.

Treatment of Sequoia Stock Options

     At the effective time, each outstanding and unexercised option granted by Sequoia to purchase shares of Sequoia common stock will be converted automatically into an option to purchase United common stock equal to the number of shares of Sequoia common stock subject to the option multiplied by 1.4071 (the Option Exchange Ratio). The replacement option exercise price shall equal the exercise price per share of the Sequoia stock option divided by the Option Exchange Ratio. As a result, the aggregate exercise price of each option will remain the same.

Exchange of Shares

     Under the terms of the merger agreement, Sequoia stockholders may elect to convert their shares into cash, United common stock or a mixture of cash and United common stock. All elections of Sequoia stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of Sequoia common stock to be converted in United common stock in the merger must be 75% of the total number of shares of Sequoia common stock issued and outstanding on the date of the merger. We are not making any recommendation as to whether Sequoia stockholders should elect to receive cash or United common stock in the merger. Each holder of Sequoia common stock must make his or her own decision with respect to such election.

     It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Sequoia stockholders in the aggregate elect to receive more or less of the United common stock than United has agreed to issue. These procedures are summarized below:

•	If Stock is Oversubscribed: If Sequoia stockholders elect to receive more United common stock than United has agreed to issue in the merger, then all Sequoia stockholders who have elected to receive cash or who have made no election will receive cash for their Sequoia shares and all stockholders who elected to receive United common stock will receive a pro rata portion of the available United shares plus cash for those shares not converted into United common stock.

•	If Stock is Undersubscribed: If Sequoia stockholders elect to receive fewer shares of United common stock than United has agreed to issue in the merger, then all Sequoia stockholders who have elected to receive United common stock will receive United common stock and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:

•	If the number of shares held by Sequoia stockholders who have made no election is sufficient to make up the shortfall in the number of United shares that United is required to issue, then all Sequoia stockholders who elected to receive cash will receive cash, and those stockholders who made no election will receive both cash and United common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of shares held by Sequoia stockholders who have made no election is insufficient to make up the shortfall, then all Sequoia stockholders who made no election will receive United common stock and those Sequoia stockholders who elected to receive cash will receive cash and United common stock in whatever proportion is necessary to make up the shortfall.

     No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive United common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

     An election form is being mailed separately from this proxy statement/prospectus to holders of shares of Sequoia common stock on or about the date this proxy statement/prospectus is being mailed. Each election form entitles the holder of the Sequoia common stock to elect to receive cash, United common stock, or a combination of cash and stock, or make no election with respect to the merger consideration you wish to receive.

     To make an effective election, you must submit a properly completed election form, along with your Sequoia stock certificates representing all shares of Sequoia common stock covered by the election form (or an appropriate guarantee of delivery) to Mellon Investor Services LLC on or before 5:00 p.m., Eastern Standard Time (EST), on September 16, 2003. Mellon Investor Services LLC will act as exchange agent in the merger and in that role will process the exchange of Sequoia stock certificates for cash and/or United common stock. Shortly after the merger, the exchange agent will allocate cash and stock among Sequoia stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Sequoia stock certificates after the merger is completed. In any event, do not forward your Sequoia stock certificates with your proxy cards.

     You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates by written notice prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either United stock and/or cash for your Sequoia stock, you should complete and return the election form. If you do not make an election, you will be allocated United common stock and/or cash depending on the elections made by other stockholders.

     If the merger is not completed within 15 days following the election deadline, any Sequoia stockholder who made a timely election may change or revoke his or her election during the period beginning on the 16th day following the election deadline and ending on the third business day prior to the closing date.

     We make no recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election.

     If certificates for Sequoia common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline, Sequoia shares may be properly exchanged, and an election will be effective, if:

•	such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

•	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•	the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Sequoia shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for each such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

     Sequoia stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Sequoia common stock designated as non-election shares. Sequoia stock certificates represented by elections that have been revoked will be promptly returned without charge to the Sequoia stockholder revoking the election upon written request.

     After the completion of the merger, the exchange agent will mail to Sequoia stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Sequoia common stock certificates for the merger consideration. Until you surrender your Sequoia stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any United common stock into which your Sequoia shares have been converted. When you surrender your Sequoia stock certificates, United will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Sequoia common stock. Sequoia stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     If your Sequoia stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our transfer agent, Mellon Investor Services LLC, will send you instructions on how to provide evidence of ownership.

Designation of Directors

     The merger agreement provides that, at the effective time, United will take actions necessary to cause James G. Tardiff and J. Paul McNamara to be elected or appointed to fill new seats on the United and United Bank boards. Mr. McNamara will also serve as Vice Chairman of United Bank.

Forbearances Regarding Interim Operations of Sequoia and United

     The merger agreement contains reciprocal forbearances made by Sequoia and United to each other. Sequoia and United have agreed that, until the effective time of the merger, each of them and each of their subsidiaries, without the prior written consent of the other, will not:

•	Conduct business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under the merger agreement;

•	Except as required by applicable law or regulation, implement or adopt any material change in its interest rate or other risk management policies, practices or procedures, fail to follow existing policies or practices with respect to managing exposure to interest rate and other risks, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

•	Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation.

     Sequoia has also agreed that, prior to the effective time, without the prior written consent of United it will not:

•	Other than pursuant to rights previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Sequoia common stock or any rights to purchase Sequoia common stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Sequoia common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights;

•	Make, declare, pay or set aside for payment any dividend (other than regular quarterly cash dividends at a rate not in excess of $.025 per share of Sequoia common stock on the record and payment dates consistent with past practice and dividends from wholly-owned subsidiaries to Sequoia, or another wholly-owned subsidiary of Sequoia) on or in respect of, or declare or make any distribution on, any shares of Sequoia stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•	Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Sequoia or its subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $400,000 in the aggregate, for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, for other changes that are required by applicable law, to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement, or for grants of awards to newly hired employees consistent with past practice;

•	Enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Sequoia or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•	Except as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

•	Except as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

•	Except as previously disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	Amend Sequoia’s certificate of incorporation, bylaws or certificate of incorporation or bylaws (or similar governing documents) of any of Sequoia’s subsidiaries;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•	Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

•	Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Sequoia and its subsidiaries, taken as a whole;

•	Knowingly take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code, or knowingly take any action that is reasonably likely to result in (1) any of its representations and warranties set forth in the merger agreement becoming untrue in any material respect at any time prior to the effective time of the merger, (2) any of the conditions set forth in the merger agreement not being satisfied, or (3) a material violation of any provision of the merger agreement, except as may be required by law or regulation;

•	Incur any indebtedness for borrowed money other than in the ordinary course of business; or

•	Agree or commit to do any of the foregoing.

     United has agreed that, prior to the effective time, without the prior written consent of Sequoia it will not:

•	Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program;

•	Prior to the effective time, enter into, nor permit any United subsidiary to enter into, any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of the merger agreement, materially delay or jeopardize the receipt of the approval of any regulatory authority or the filing of an application therefore, or cause the anticipated tax treatment of the transactions contemplated in the merger agreement to be unavailable; provided, however, that nothing in such covenant shall prohibit any such transaction that by its terms contemplates the consummation of the merger in accordance with the provisions of the merger agreement and which treats holders of Sequoia common stock, upon completion of the merger and their receipt of United stock, in the same manner as the holders of United stock;

•	Amend United’s articles of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the merger to the stockholders of Sequoia; or

•	Agree or commit to do any of the foregoing.

Additional Covenants of United and Sequoia

     The merger agreement contains substantially reciprocal additional covenants, the most significant of which are set forth below.

     Regulatory Matters

     The parties have agreed to cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation to obtain all approvals, authorizations and consents of all third parties and governmental entities which are necessary or advisable to consummate the merger.

     Access to Information

     The parties have each agreed to afford the representatives of the other access to all properties, books, personnel and records, and have each also agreed to make available to the other party copies of documents filed by it pursuant to the requirements of federal or state securities laws or banking laws, and all other information concerning its business, properties and personnel as such party may reasonably request. Both parties agreed to hold all information furnished by or on behalf of the other party in confidence.

     Sequoia Board’s Agreement to Recommend

     Sequoia’s board has agreed to call a meeting of its stockholders as soon as reasonably practicable and, in this proxy statement/prospectus mailed to the Sequoia stockholders, to unanimously recommend to Sequoia’s stockholders that they approve the merger agreement. However, Sequoia’s board is permitted not to make this recommendation, to withdraw or to modify it in a manner adverse to United, if Sequoia’s board determines in good faith that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, after receiving written advice of outside legal counsel.

     Employee Benefit Plans

     Within a reasonable period after the effective time of the merger, United intends to provide Sequoia employees with benefit plans substantially similar to those provided to similarly situated United employees. Until such time as United has provided such benefit plans, it will maintain Sequoia’s existing benefit plans. United will cause any and all pre-existing condition limitations and eligibility waiting periods under group health plans to be waived with respect to Sequoia employees and their eligible dependents. Sequoia employees will receive credit for years of service with Sequoia and its predecessors for purposes of eligibility and vesting under United’s benefit plans. Sequoia employees will not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Sequoia and its predecessors prior to the effective date of the merger.

     United has agreed that each Sequoia employee who is involuntarily terminated by United (other than for cause) within six months of the effective date of the merger will receive a severance payment equal to two weeks of base pay for each year of service at Sequoia (with credit for partial years of service) with a minimum payment equal to one month base pay for Sequoia employees who have at least one full year of service and maximum payment equal to 30 weeks of base pay.

     Immediately prior to the effective time of the merger, Sequoia will terminate its 401(k) plan. Following the receipt of a favorable determination letter from the Internal Revenue Service regarding the termination of Sequoia’s 401(k) plan, the assets of the plan will be distributed to the participants. In the event a favorable ruling is not issued, the 401(k) plan will not be terminated, but rather will be merged with United’s 401(k) Plan.

     Acquisition Proposals

     Sequoia and its officers, directors, agents advisors and affiliates may not (1) solicit or encourage any inquiries or proposals with respect to an “acquisition proposal,” (2) engage in any negotiations concerning an acquisition proposal, or (3) provide any confidential information to any person relating to an acquisition proposal. In addition, Sequoia must cease any existing discussions or negotiations with any party other than United regarding an acquisition proposal.

     Notwithstanding these prohibitions, Sequoia may provide non-public information to a third party who makes an acquisition proposal and negotiate with such third party regarding an acquisition proposal; but only if (1) the acquisition proposal from the third party was unsolicited or did not otherwise result from a breach of the non-solicitation covenant; and (2) Sequoia’s board of directors determines in good faith, after consultation with legal counsel, that failure to take such action is reasonably likely to constitute a breach of its fiduciary duties to Sequoia’s stockholders.

     Affiliate Agreements

     Sequoia has agreed to use its reasonable best efforts to cause each “affiliate” of Sequoia to execute and deliver “affiliate agreements” regarding Rule 145 of the Securities Act of 1933 to United.

     Current Public Information

     United has agreed that it will, for a period of three years following the effective time of the merger, use its best efforts to meet the current public information requirements of Rule 144 under the Securities Act of 1933 and will provide those persons providing “affiliate agreements” with such other information as reasonably required and otherwise cooperate with such persons to facilitate any sales of United common stock.

     Indemnification and Insurance of Sequoia Directors and Officers

     United has agreed that:

•	for six years from the effective time, it will use its reasonable best efforts to cause the officers and directors of Sequoia to be covered by the directors’ and officers’ liability insurance policy maintained by United with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacities as such; and

•	for a period of six years from the effective time, United shall indemnify former Sequoia directors, officers and employees for liabilities from their acts or omission in those capacities occurring prior to the effective time to the full extent permitted by law.

Representations and Warranties

     The merger agreement contains substantially reciprocal representations and warranties made by Sequoia and United to each other. The most significant of these relate to: corporate authorization to enter into the contemplated transaction; governmental and third-party approvals required in connection with the contemplated transaction; absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction; capitalization; ownership of subsidiaries; insurance; filings with the SEC; filing of required reports; financial statements; absence of certain changes or events; absence of undisclosed material liabilities; certain contracts; legal proceedings; tax matters; employee benefits matters; compliance with laws; brokerage commissions or finders’ fees; environmental matters; and absence of circumstances inconsistent with the intended accounting treatment of the merger.

     In addition, Sequoia represents and warrants to United as to certain other matters, including the inapplicability of the Delaware anti-takeover statute to the merger agreement, and Sequoia’s receipt of the written opinion from Sandler O’Neill & Partners, L.P. regarding the fairness of the merger consideration to Sequoia stockholders from a financial point of view.

Conditions to Completing the Merger

     Closing Conditions

     The obligations of Sequoia and United to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by the stockholders of Sequoia;

•	authorization for the listing on The Nasdaq National Market System of the shares of United common stock to be issued in the merger;

•	all regulatory approvals required for the merger being obtained and remaining in full force and effect without unreasonable conditions;

•	United’s registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC;

•	absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger; and

•	all permits or other authorizations under state securities laws necessary to consummate the merger and to issue the shares of United common stock to be issued in the merger being obtained and remaining in full force and effect.

     Additional Closing Conditions for United’s and Sequoia’s Benefits

     Both parties obligations to complete the merger are also subject to the receipt of an opinion from each other’s counsel regarding the qualification of the merger as a reorganization under the federal income tax laws, to the accuracy as of closing of the representations and warranties made by Sequoia and United in the merger agreement, and to the performance by Sequoia and United in all material respects of the obligations required to be performed by it at or prior to the closing.

Termination, Amendment and Waiver

     Right to Terminate

     The merger agreement may be terminated at any time prior to the closing in any of the following ways:

(a)	The merger agreement may be terminated by mutual written consent of Sequoia and United.

(b)	The merger agreement may be terminated by either Sequoia or United if:

•	the approval of any governmental entity required for consummation of the merger is denied by a final nonappealable action of such governmental entity;

•	the merger has not been completed on or before January 31, 2004, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate;

•	there has been a breach by the other party of any of its obligations under the merger agreement which breach cannot be or has not been cured within 30 days following written notice to the breaching party of such breach; or

•	the merger agreement is not approved by the stockholders of Sequoia.

(c)	The merger agreement may be terminated by United if Sequoia’s board fails to recommend the merger or withdraws, modifies or changes such recommendation in a manner adverse to United.

(d)	Sequoia may terminate the merger agreement if the value of United common stock declines by more than 20% from its price as of the date of the merger agreement and underperforms by more than 15% a group of peers (as defined in the merger agreement), as determined during the five-day period ending on the date all regulatory approvals have been obtained, unless United elects to increase the exchange ratio within five days of receipt of notice from Sequoia of its decision to terminate.

(e)	By Sequoia, if the Sequoia board of directors determines that Sequoia has received an unsolicited proposal that if consummated would result in a transaction more favorable to Sequoia’s stockholders from a financial point of view, provided that United does not make a counteroffer that is at least as favorable to the other proposal and Sequoia pays the termination fee described below.

     Effect of Termination

     The provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement entered into between Sequoia and United, will continue in effect not withstanding termination of the merger agreement. If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party except termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

     Waiver; Amendment

     Prior to the effective time, any provision of the merger agreement may be (i) waived by the party benefiting from the provision, or (ii) amended or modified by an agreement in writing between United and Sequoia, except that after the Sequoia meeting, the merger agreement may not be amended if it would violate the DGCL.

     Termination Fee

     In the event the merger agreement is terminated for failure to obtain the approval of Sequoia’s stockholders, and at such time a competing acquisition proposal for Sequoia has been made public and not withdrawn, or the merger agreement is terminated because the Sequoia board fails to recommend, withdraws, modifies, or changes its recommendation of the merger, then Sequoia must pay United a termination fee of $1.12 million.

INFORMATION ABOUT UNITED

     United Bankshares, Inc. (United) is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. United was incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United has acquired twenty-five banking institutions. At December 31, 2002, United has two banking subsidiaries (the Banking Subsidiaries) each named United Bank, one operating under the laws of West Virginia, United bank – West Virginia and the other operating under the laws of Virginia, United Bank — Virginia. United also owns nonbank subsidiaries that engage in mortgage banking and other community banking services, such as asset management, investment banking, financial planning, and brokerage services.

     United is headquartered in the United Center at 500 Virginia Street, East, Charleston, West Virginia. United’s executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets. United operates 85 offices—52 offices located throughout West Virginia, 30 offices throughout the Northern Virginia, Maryland and Washington, D.C. areas and three in Ohio. United owns all its West Virginia facilities except for two in the Wheeling area, three in the Charleston area, two in the Beckley area and one each in Parkersburg, Charles Town and Clarksburg, all of which are leased under operating leases. United leases all of its facilities under operating lease agreements in the Northern Virginia, Maryland and Washington, D.C. areas except for four offices, one each in Fairfax, Alexandria, Bethesda and Vienna, Virginia which are owned facilities. In Ohio, United leases two of its three facilities, one each in Bellaire and St. Clairsville.

     As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, United’s present business is community and mortgage banking. As of March 31, 2003, United’s consolidated assets approximated $5.82 billion and total stockholders’ equity approximated $541.87 million.

Regulation

     In addition to the state and federal laws applicable to business and employers generally, United and its subsidiaries are further regulated by special federal and state laws and regulations applicable only to financial institutions and their parent companies. Virtually all aspects of the operations of United, United Bank — West Virginia and United Bank — Virginia are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collections Practices Act, the Fair Credit Reporting Act and the Right to Financial Privacy Act. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of financial institutions and the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the specific protection of stockholders of United.

     New legislation, proposals to overhaul the bank regulatory system and proposals to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of United and its banking subsidiaries in substantial and unpredictable ways. United cannot determine the effect that any new legislation and the related regulations may have upon the financial condition or results of operations of United or its subsidiaries.

Competition and Economic Characteristics of Primary Market Area

     United faces a high degree of competition in all of the markets it serves. These markets may generally be defined as Wood, Kanawha, Monongalia, Jackson, Cabell, Brooke, Hancock, Ohio, Marshall, Gilmer, Harrison, Lewis, Webster, Boone, Logan, Nicholas, Fayette and Raleigh Counties in West Virginia; Lawrence, Belmont, Jefferson and Washington Counties in Ohio; Montgomery County in Maryland and Arlington, Alexandria, Loudoun, Prince William and Fairfax Counties in Virginia, located adjacent to the Washington D.C. area. United competes in Ohio markets because of the close proximity to the Ohio border of certain subsidiary offices. Included in United’s West Virginia markets are the five largest West Virginia Metropolitan Statistical Areas (MSA): the Parkersburg MSA, the Charleston MSA, the Huntington MSA, the Wheeling MSA and the Weirton MSA. United’s Virginia markets include the Washington, D.C. Metropolitan area. United considers the above counties and MSA’s to be the primary market area for the business of its banking subsidiaries.

     With prior regulatory approval, West Virginia and Virginia banks are permitted unlimited branch banking throughout the state. In addition, interstate acquisitions of and by West Virginia and Virginia banks and bank holding companies are permissible on a reciprocal basis, as well as reciprocal interstate acquisitions by thrift institutions. These conditions serve to intensify competition within United’s market.

     As of December 31, 2002, there were 47 bank holding companies operating in the State of West Virginia registered with the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions and 60 bank holding companies operating in the Commonwealth of Virginia registered with the Federal Reserve System and the Virginia Corporation Commission. These holding companies are headquartered in various West Virginia and Virginia cities and control banks throughout West Virginia and Virginia that compete for business as well as for the acquisition of additional banks.

     West Virginia’s seasonally adjusted unemployment rate ended the year of 2002 at 5.5%, which was lower than the national rate of 5.7%, according to available information from the West Virginia Bureau of Employment Programs. The state of West Virginia has a more diversified economy than it had during the peak periods of coal production with services, retail trade and governmental fields providing 66% of the workforce in the state, according to West Virginia state records. The coal mining industry accounts for only 3% of the state’s labor force. This diversified economy has contributed to a positive trend in unemployment rates in recent years as the state’s overall unemployment rate has declined from 10.5% in 1991 to 5.5% in December 2002. West Virginia’s unemployment rate for all of 2002 averaged 6.1%, which was the third lowest average annual unemployment rate since the current statistical system began in 1976, according to available information from the West Virginia Bureau of Employment Programs.

     United’s northern Virginia subsidiary banking offices are located in markets that reflect very low unemployment rate levels and increased wage levels over a year ago. According to information available from the Virginia Employment Commission, Virginia’s unemployment rate as of December 2002 was 3.6%. The 3.6% December 2002 unemployment rate was the lowest in nineteen months and was well below both the Virginia December 2001 unemployment rate of 4.2% and the U.S. December 2002 unemployment level of 5.7%. The Northern Virginia metropolitan area’s unemployment rate was at 2.5%, second lowest among Virginia’s eight metropolitan areas, as of December 2002.

Employees

     As of December 31, 2002, United had approximately 1,460 full-time equivalent employees, eight of whom were executive officers. No collective bargaining unit represents these employees, and management considers employee relations to be excellent.

Legal Proceedings

     The nature of the business of United causes it (and its subsidiaries) to be involved in routine legal proceedings from time to time. Management of United believes that there are no pending or threatened legal proceedings that upon resolution would have a material adverse impact on United.

Interests of Certain Persons

     No director or executive officer of United has any material direct or indirect financial interest in Sequoia or the merger except as a director, executive officer or stockholder of United or its subsidiaries.

DESCRIPTION OF CAPITAL STOCK OF UNITED

     The authorized capital stock of United consists of 100,000,000 shares of common stock, par value $2.50 per share. As of June 30, 2003, there were 41,461,389 shares of common stock outstanding, net of treasury shares of 1,920,380, and no shares of preferred stock authorized or outstanding.

Common Stock

     Each holder of common stock is entitled to one vote for each share held on all matters with respect to which the holders of common stock are entitled to vote. The common stock has no preemptive or conversion rights and is not subject to redemption. Holders of common stock are entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors, the holders of the common stock will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them.

     The holders of shares of common stock are entitled to such dividends as the board of directors, in its discretion, may declare out of funds legally available therefore. Under West Virginia law, dividends may not be paid if, after the payment, United’s total assets would be less than the sum of its total liabilities and stated capital, or if United would be unable to pay its debts as they become due in the usual course of its business. Payment of future dividends on the common stock will be dependent upon, among other things, the earnings and financial condition of United and its subsidiaries, United’s other cash flow requirements and the general economic and regulatory climate.

     The transfer agent and registrar for the common stock is Mellon Investor Services LLC. The outstanding shares are held by approximately 12,278 stockholders of record as of March 31, 2003.

     The unissued portion of United’s authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors determines advisable. United offers its stockholders the opportunity to invest dividends in shares of United stock through its dividend reinvestment plan. United has also established stock option plans and a stock bonus plan as incentive for certain eligible officers. In addition to the above incentive plans, United is occasionally involved in certain mergers in which additional shares could be issued and recognizes that additional shares could be issued for other appropriate purposes.

     The board of directors believes that the availability of authorized but unissued common stock of United is of considerable value if opportunities should arise for the acquisition of another business through the issuance of United’s stock. Stockholders do not have preemptive rights, which allows United to issue additional authorized shares without first offering them to current stockholders.

     United has only one class of stock outstanding and all voting rights are vested in the holders of United’s stock. At the present time, no senior securities of United are outstanding, nor does the board of directors presently contemplate issuing senior securities. All of the issued and outstanding shares of United’s stock are fully paid and non-assessable.

     The stockholders of United are entitled to receive dividends when and as declared by its board of directors. Dividends are paid quarterly. Dividends were $0.95 per share in 2002, $0.91 per share in 2001 and $0.84 per share in 2000. Dividends are paid from funds legally available; therefore, the payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act. See “-Comparative Market Prices and Dividend Information” for quarterly dividend information.

     Payment of dividends by United is dependent upon payment of dividends to it by its subsidiary banks. Payment of dividends by United’s state member banks is regulated by the Federal Reserve System and generally, the prior approval of the Federal Reserve Board (FRB) is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the FRB is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The FRB may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The FRB has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital. See Note O — Notes to Consolidated Financial Statements of United’s 2002 Annual Report on Form 10-K, which is incorporated herein by reference.

INFORMATION ABOUT SEQUOIA

General

     Sequoia Bancshares, Inc. is the parent company of SequoiaBank, a community bank that offers a variety of banking services to individuals and businesses through its offices in Maryland, Virginia and Washington, D.C.

     Sequoia’s headquarters are located at Two Bethesda Metro Center, Suite 1500, Bethesda, Maryland 20814. Sequoia has 12 office branches throughout Maryland, Virginia and Washington, D.C.

Overview

     Income. Sequoia has two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income – which is the income that Sequoia earns on its loans and investments – and interest expense – which is the interest that Sequoia pays on its deposits and borrowings. Sequoia’s second principal source of income is fee income – the compensation Sequoia receives from providing products and services. Most of Sequoia’s fee income comes from service charges on deposit accounts. Sequoia occasionally recognizes gains or losses as a result of sales of investment securities or foreclosed real estate. The gains are not a regular part of Sequoia’s income.

     Operating Expenses. The operating expenses that Sequoia incurs in its business consist of compensation and employee benefits expense, occupancy and equipment expense and other miscellaneous expenses, such as expenses for data processing services, attorneys, accountants and consultants, insurance, office supplies, postage, telephone and advertising.

     The provision for loan losses and taxes on pre-tax income comprise the remaining components of net income.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sequoia Bancshares, Inc.

     This Management Discussion and Analysis of Financial Conditions and Results of Operations of Sequoia, which analyzes the major elements of our consolidated statements of operations and financial condition, should be read in conjunction with the detailed information and consolidated financial statements and the rates related thereto, included elsewhere herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sequoia Bancshares, Inc. at March 31, 2003

Comparison of Financial Condition at March 31, 2003

     Loans. Sequoia has experienced rapid loan growth in recent years. In the three months ended March 31, 2003, total loans grew 5.8%. Sequoia originates a wide variety of commercial and consumer loans. The largest segment of the loan portfolio, and the segment that accounted for most of the growth of the portfolio, is commercial real estate loans. At March 31, 2003, commercial real estate loans totaled $175.6 million, or 51.2% of total loans. The growth in this category can be attributed to the positive results of Sequoia’s expansion in Northern Virginia and the continuing business development efforts in suburban Maryland and the District of Columbia.

     Commercial business loans represent the second largest segment of the loan portfolio. At March 31, 2003, commercial business loans totaled $82.3 million, or 24.0% of total loans. Sequoia’s continuing focus on relationship banking and customer service has translated into the steady growth of this product.

     At March 31, 2003, residential real estate loans accounted for 14.3% of the loan portfolio, construction loans accounted for 7.7% of the loan portfolio, and consumer and other loans accounted for 2.8% of the loan portfolio. During the three months ended March 31, 2003, the residential loan portfolio has shown modest growth as the low interest rate environment has caused a significant increase in refinancings. The construction loan portfolio has increased to approximately $26.5 million, although it has remained constant as a percentage of the total portfolio. The consumer loan portfolio has grown in response to the growing customer base, but remains a small portion of the total portfolio.

     Investments. Sequoia’s investment portfolio consists primarily of mortgage-backed and mortgage-related securities and debt obligations of the United States Treasury, United States agencies and states and municipalities. At March 31, 2003, investment securities totaled $150.0 million, or 27.4 % of total assets. Most of the activity in the investment portfolio has been in mortgage-backed and mortgage-related securities. With interest rates being at historical low levels, Sequoia’s strategy has been to invest in short-term cash flow generating securities. The higher than expected loan volume experienced in the first quarter of 2003 has resulted in a shift of funding uses from securities to the loan portfolio. Such strategy has resulted in a decrease of $6.3 million in total securities from the levels of December 31, 2002.

     Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. Sequoia evaluates the need to establish the allowance against losses on a quarterly basis. When additions to the allowance are necessary, a provision against loan losses is charged to earnings. Management’s periodic evaluation of the adequacy of the allowance is based on past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. At March 31, 2003, the allowance for loan losses represented 1.10 % of total loans. The allowance for loan losses decreased $4,000 from December 31, 2002. The change in the allowance reflected improvements in the quality of the loan portfolio as evidenced by the decline in past-due loans.

     Although Sequoia believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Sequoia believes it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the loan portfolio, will not request Sequoia to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Sequoia’s financial condition and results of operations.

     Deposits. Growth in deposits has funded most of Sequoia’s recent asset growth. Sequoia offers a wide variety of deposit products, including checking, savings, money market and time deposits. These deposits are provided primarily by individuals and businesses in Sequoia’s market area. Sequoia does not use brokered deposits as a source of funding. During the three months ended March 31, 2003, deposits increased $2.1 million, or 0.5%.

     Borrowings. Sequoia uses advances from the Federal Home Loan Bank, repurchase agreements and other short-term borrowings to supplement its supply of investable funds. In addition, during 2001, Sequoia, through two wholly-owned subsidiaries, issued $10.0 million of trust preferred securities. During the three months ended March 31, 2003, Federal Home Loan Bank advances increased $10 million, to $47.7 million. These advances have maturities ranging from 2006 through 2013. Short-term borrowings, which consist primarily of repurchase agreements, totaled $52.5 million at March 31, 2003, compared to $42.8 million at December 31, 2002.

     Stockholders’ Equity. Stockholders’ equity increased $909,000, or 3.5%, in the three months ended March 31, 2003. Net income less dividends declared accounted for $1.3 million of the increase, while the change in the unrealized gain on investment securities accounted for a $400 thousand decrease.

Comparison of Results of Operations for the Three Months Ended March 31, 2003 and 2002

     Net Income. Net income for the three months ended March 31, 2003 increased $843,000, or 154.4%, to $1.4 million, compared to $546,000 for the same period of the prior year. Return on average assets was 1.07% compared to 0.59% in the same period a year ago. Return on average common equity was 21.16% for the three months ended March 31, 2003 compared to 10.65% for the three months ended March 31, 2002.

     Net Interest Income. Interest income for the three months ended March 31, 2003 increased $1.4 million, or 23.7%, to $7.3 million from $5.9 million for the same period in 2002. The growth in interest income reflects the growth in interest-earning assets, offset by a decrease in the average yield that resulted from lower market interest rates earned by these assets. Interest expense for the three months ended March 31, 2003 increased $69,000, or 2.9%, to $2.5 million from $2.4 million for the same period in 2002. The small increase in interest expense reflected growth in deposits and increased borrowings that were mostly offset by lower interest rates paid. The combined effect of the increases in interest income and interest expense resulted in an increase of net interest income for the three months ended March 31, 2003 of $1.4 million, or 37.7%, to $4.9 million from $3.5 million for the same period in 2002.

     Provision for Loan Losses. Provision for loan losses was $150,000 for the three months ended March 31, 2003, compared to $195,000 in 2002. The lower provision reflected the overall improvement in the quality of the loan portfolio.

     Noninterest Income. For the three months ended March 31, 2003, noninterest income increased by $378,000, or 57.0%, to $1.0 million from to $664,000 for the same period in 2002. The increase was attributable to gains from sales of securities and improvement in revenue from service charges in deposit accounts. Service charges increased by 16.4% to $483,000. Gain on sales of securities totaled $239,000. Other noninterest income increased by $71,000 to $320,000.

     Noninterest Expense. Noninterest expense for the three months ended March 31, 2003 increased 14.7% to $3.6 million from $3.2 million for the same period last year. Compensation and employee benefits expense increased 19.0% as a result of additional staff and increases in benefit costs. Occupancy and equipment expense increased 9.7% as a result of branch expansion and technology. Other noninterest expense increased 8.7% as a result of growth related increases in core processing and business development costs.

     Income Taxes. Income tax expense for the three months ended March 31, 2003 was $744,000 compared to $295,000 for the same period last year. The effective income tax rate was 34.9% compared to 35.1% in 2002. The decrease in the effective income tax rate was attributable to the purchase of certain tax-exempt municipal securities for the investment portfolio.

Liquidity and Capital Resources

     Liquidity is the ability to meet current and future financial obligations of a short-term nature. Sequoia’s primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities, borrowings from the Federal Home Loan Bank of Atlanta, fed funds facilities with correspondent banks and other short-term borrowings. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     Sequoia regularly adjusts its investments in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of its asset/liability management program. Excess liquid assets are invested generally in fed funds and other interest-earning money market instruments and short- and intermediate-term U.S. Government agency obligations.

     Sequoia’s most liquid assets are cash and due from banks and federal funds sold. The levels of these assets are dependent on Sequoia’s operating, financing, lending and investing activities during any given period. At March 31, 2003, cash and due from banks totaled $24.1 million and federal funds sold totaled $18.3 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $130.6 million at March 31, 2003. In addition, at March 31, 2003, Sequoia had arranged the ability to borrow a total of approximately $62.5 million from the Federal Home Loan Bank of Atlanta. On that date, Sequoia had advances outstanding of $47.7 million.

     At March 31, 2003, Sequoia had $105.0 million in loan commitments outstanding. These commitments included $22.7 million in loans-in-process primarily to fund undisbursed proceeds of construction and commercial loans and $82.3 million in unused lines of credit. In addition to loan commitments, Sequoia had $5.5 million in unused standby letters of credit. Certificates of deposit due within one year of March 31, 2003 totaled $79.6 million. Sequoia believes that, based on past experience, a significant portion of those deposits will remain with Sequoia. Sequoia has the ability to attract and retain deposits by adjusting the interest rates offered.

     The following table presents Sequoia’s long-term borrowings as of March 31, 2003.

		Payments due by period

		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years

	(In thousands)
FHLB advances	$47,700	$—	$—	$7,700	$40,000
Trust preferred securities	10,000	—	—	—	10,000

     Sequoia’s primary investing activities are the origination of loans and the purchase of securities. In the three months ended March 31, 2003, Sequoia experienced a net increase in loans of $18.8 million and purchased $28.7 million of securities.

     Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. Sequoia experienced a net increase in total deposits of $2.1 million in the three months ended March 31, 2003. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Sequoia and Sequoia’s local competitors and other factors. Sequoia generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

Occasionally, Sequoia offers promotional rates on certain deposit products in order to attract deposits. In the three months ended March 31, 2003, Federal Home Loan Bank advances increased by $10.0 million.

     Sequoia is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2003, Sequoia exceeded all of its regulatory capital requirements and was considered “well capitalized” under regulatory guidelines.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sequoia Bancshares, Inc. for Years Ended December 31, 2002, and December 31, 2001

Comparison of Financial Condition at December 31, 2002 and December 31, 2001

     Loans. Sequoia has experienced rapid loan growth in recent years. Total loans grew 27.9% in 2002 and 34.3% in 2001. Sequoia originates a wide variety of commercial and consumer loans. The largest segment of the loan portfolio, and the segment that accounted for most of the growth of the portfolio, is commercial real estate loans. Commercial real estate loans totaled $152.5 million, or 47.0% of total loans, at December 31, 2002 and $100.9 million, or 39.8% of total loans, at December 31, 2001. The growth in this category can be attributed to the positive results of Sequoia’s expansion in Northern Virginia and the continuing business development efforts in suburban Maryland and the District of Columbia.

     Commercial business loans totaled $86.2 million, or 26.6% of total loans, at December 31, 2002 and $74.9 million, or 29.5% of total loans, at December 31, 2001. Sequoia’s continuing focus on relationship banking and customer service has translated into the steady growth of this product.

     During the years ended December 31, 2002 and 2001, the residential loan portfolio has shown modest growth as the low interest rate environment has caused a significant increase in refinancings. The construction loan portfolio has increased to approximately $25.5 million, although it has remained constant as a percentage of the total portfolio. The consumer loan portfolio has grown in response to the growing customer base, but remains a small portion of the total portfolio.

     See tables 5, 6 and 7 for additional information about Sequoia’s loan portfolio.

     Investments. Investment securities totaled $156.3 million, or 29.8% of total assets at December 31, 2002 and $85.0 million, or 22.7% of total assets at December 31, 2001. Most of the activity in the investment portfolio has been in mortgage-backed and mortgage-related securities. With interest rates being at historical low levels, Sequoia’s strategy has been to invest in short-term cash flow generating securities.

     See tables 3 and 4 for additional information about Sequoia’s investment portfolio.

     Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. Sequoia evaluates the need to establish the allowance against losses on a quarterly basis. When additions to the allowance are necessary, a provision against loan losses is charged to earnings. Management’s periodic evaluation of the adequacy of the allowance is based on past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. At December 31, 2002, the allowance for loan losses represented 1.16% of total loans. The decline in the allowance as a percentage of total loans reflected improvements in the quality of the loan portfolio as evidenced by the decline in past-due loans as a percentage of total loans. The allowance for loan losses increased $476,000 from December 31, 2001. The change in the allowance reflected a corresponding increase in the overall loan portfolio.

     See tables 8, 9 and 10 for additional information about Sequoia’s loss experience and non-performing assets.

     Deposits. During 2002, deposits increased $123.9 million, or 44.1%. The growth in deposits occurred primarily in NOW accounts and certificates of deposit. During 2001, deposits increased $65.7 million, or 30.5%. The growth during 2001 occurred primarily in checking accounts, as well as in NOW and money market accounts.

     Borrowings. Sequoia uses advances from the Federal Home Loan Bank, repurchase agreements and other short-term borrowings to supplement its supply of investable funds. In addition, during 2001, Sequoia, through two wholly owned subsidiaries, issued $10.0 million of trust preferred securities. Federal Home Loan Bank advances have maturities ranging from 2006 through 2012. FHLB advances totaled $37.7 million at December 31, 2002 and $32.7 million at December 31, 2001. Short-term borrowings, which consist primarily of repurchase agreements, totaled $42.8 million at December 31, 2002 and $29.5 million at December 31, 2001.

     See table 12 for additional information about Sequoia’s borrowings.

     Stockholders’ Equity. Stockholders’ equity increased $5.9 million, or 30.0% in 2002. Net income less dividends declared accounted for $4.4 million of the increase, while the change in the unrealized gain on investment securities accounted for $1.9 million of the increase. Stock repurchases of $400,000 and exercise of stock options of $80,000 accounted for the balance of the change. During 2002, common stock and capital surplus decreased as a result of stock repurchases, and was partially offset by proceeds from the option exercises.

Comparison of Results of Operations for Years Ended December 31, 2002, 2001 and 2000

     Net Income

     2002 v. 2001. Net income for the year ended December 31, 2002 was $4.6 million, an increase of $3.2 million, or 230.3%, from $1.4 million in 2001. The increase was the result of improvement in net interest income and noninterest income, a decline in the provision for loan losses combined with limited increases in noninterest expenses.

     2001 v 2000. Net income decreased $1.2 million, or 47.2%, to $1.4 million for the year ended December 31, 2001 from $2.7 million in 2000. The decrease was the result of increased provisions for loan losses and increased noninterest expense.

     Net Interest Income

     2002 v. 2001. Net interest income increased $4.9 million, or 40.4%, as Sequoia was able to increase assets without significantly reducing its average yield on interest-earning assets.

     Interest income increased $5.2 million, or 23.5%, as a result of increased income on loans and securities. Interest income on loans increased 19.2% as a result of the 35.1% growth in the average balance of loans. Interest income on securities increased 57.5% as a result of increases in the portfolio from core growth and other leveraging strategies. The average balance of the securities portfolio increased by $57.0 million, or 84.1%, from 2001.

     Despite 48% growth in the average balance of interest-bearing deposits and other funding products, interest expense increased by only $294,000, or 2.9%, to $10.3 million. Increased interest on borrowings was partially offset by lower rates and a decrease in interest on deposits. Interest paid on deposits decreased 4.9% as a result of decreases in the interest rates paid. Average cost of deposits decreased by 145 basis points to 2.74%. Interest paid on borrowings increased 27.9% as a result of increases in non-deposit related funding activities.

     2001 v. 2000. Net interest income increased $494,000, or 4.2%, as the increase in interest income was partially offset by an increase in interest expense.

     Interest income increased $2.2 million, or 11.1%, as a result of increased income on loans and securities. Interest income on loans increased 5.5% as the average balance of loans grew 21.7%. The limited increase in interest income from loans was attributed to declining interest rates through 2001. Interest income on securities increased 46.7% as a result of a 55.2% increase in the average balance of investment securities. Interest income on securities was also affected by the decline in market interest rates.

     Interest expense increased $1.7 million, or 20.9%, as a result of increased interest paid on both deposits and borrowings. Interest paid on deposits increased 14.2% as a result of a 24.0% increase in the average balance of interest-bearing deposits. Reductions in interest rates paid on deposits limited the interest expense growth. Interest paid on borrowings increased 48.7% as a result of increased borrowings from the Federal Home Loan Bank of Atlanta and the issuance of the trust preferred securities.

     See tables 1 and 2 for further information regarding Sequoia’s interest income and expense.

     Provision for Loan Losses

     2002 v. 2001. Provision for loan losses was $295,000 in 2002, compared to $1.0 million in 2001. The lower provision reflected continuing improvement in the credit quality of the loan portfolio.

     2001 v. 2000. Provision for loan losses was $1.0 million in 2001, compared to $260,000 in 2000. The larger provision reflected normal additions required in the allowance for loan losses to provide for loan growth.

     Noninterest Income

     2002 v. 2001. Noninterest income increased $1.1 million, or 49.3%, primarily as a result of an increase in service charges on deposit accounts. Service charges increased 70.9% as a result of deposit account growth, enhanced usage of bankcard and on-line products, and internal controls aimed to maximizing fee income retention. Gain on sales of securities increased $187,000 as a result of strategic sales of securities to maximize total return in the portfolio. Other noninterest income increased $136,000 as a result of miscellaneous income transactions and revenues from bank-owned life insurance policies.

     2001 v. 2000. Noninterest income increased $771,000, or 53.1%, primarily as a result of an increase in service charges on deposit accounts and gain on sales of securities. Service charges increased 44.4% as a result of deposit account growth and internal accounting controls aimed to maximizing fee income retention. Securities were sold for gains of $329,000 in 2001, compared to no similar gains in 2000. However, in 2000, other real estate owned was sold for gains of $72,000, with no similar gains in 2001. Other noninterest income increased $178,000 as a result of miscellaneous income transactions and revenues from bank-owned life insurance policies.

     Noninterest Expense

     2002 v. 2001. Noninterest expense increased $2.0 million, or 17.1%, as a result of increases in all categories of expense, reflecting the growth of Sequoia. Compensation and employee benefits expense increased 15.9% as a result of added staff to support franchise expansion and performance-related incentives. Occupancy and equipment expense increased 28.0% as a result of the strategic branch expansion in Northern Virginia and the acquisition of technology needed to provide superb customer delivery systems and to enhance Sequoia’s efficiency ratios. Other noninterest expense increased 11.9% as a result of normal increases in core processing and business development costs.

     2001 v. 2000. Noninterest expense increased $1.6 million, or 16.2%, as a result of increases in all categories of expense. Compensation and employee benefits expense increased 20.0% as a result of increases in staff to support the lending and retail expansion in Northern Virginia. Occupancy and equipment expense increased 8.1% as a result of branch expansion. Other noninterest expense increased 14.0% as a result of increases in core processing, business development, and marketing costs associated with Sequoia’s growth.

     Income Taxes

     2002 v. 2001. The effective income tax rate was 31.7% in 2002, compared to 29.5% in 2001. The increase in the effective tax rate was attributable to a change in the valuation allowance.

     2001 v. 2000. The effective income tax rate was 29.5% in 2001, compared to 13.4% in 2000. The increase in the effective tax rate was attributable to a change in the valuation allowance.

Liquidity and Capital Resources

     Sequoia’s most liquid assets are cash and due from banks and federal funds sold. The levels of these assets are dependent on Sequoia’s operating, financing, lending and investing activities during any given period. Securities classified as available-for-sale, provide additional sources of liquidity. In addition, Sequoia had arranged the ability to borrow from the Federal Home Loan Bank of Atlanta. On December 31, 2002, Sequoia had advances outstanding of $37.7 million.

     At December 31, 2002, Sequoia had $96.8 million in loan commitments outstanding. These commitments included $26.4 million in loans-in-process primarily to fund undisbursed proceeds of construction and commercial loans, and $70.4 million in unused lines of credit. In addition to loan commitments, Sequoia had $5.6 million in unused standby letters of credit. Certificates of deposit due within one year of December 31, 2002, totaled $85.2 million.

     The following table presents Sequoia’s long-term borrowings as of December 31, 2002.

		Payments due by period

		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years

	(In thousands)
FHLB advances	$37,700	$—	$—	$2,700	$35,000
Trust preferred securities	10,000	—	—	—	10,000

     Sequoia’s primary investing activities are the origination of loans and the purchase of securities. In 2002, Sequoia experienced a net increase in loans of $70.7 million and purchased $122.3 million of securities. In 2001, Sequoia experienced a net increase in loans of $64.8 million and purchased $85.4 million of securities. In 2000, Sequoia originated $39.8 million of loans and purchased $14.7 million of securities.

     Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. Sequoia experienced a net increase in total deposits of $123.9 million, $65.7 million and $51.1 million for 2002, 2001 and 2000, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Sequoia and Sequoia’s local competitors and other factors. Sequoia generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. Occasionally, Sequoia offers promotional rates on certain deposit products in order to attract deposits. During 2002, Federal Home Loan Bank advances increased $5.0 million. During 2001, Federal Home Loan Bank advances increased $22.7 million. During 2000, Federal Home Loan Bank advances decreased $5.0 million.

Market Risk Analysis

     Qualitative Aspects of Market Risk. Sequoia’s most significant form of market risk is interest rate risk. Sequoia manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect Sequoia’s earnings while decreases in interest rates may beneficially affect earnings. To reduce the potential volatility of its earnings, Sequoia has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Pursuant to this strategy, Sequoia’s Board of Directors has established a comprehensive interest rate risk management policy, which is administered by the Asset Liability Management Committee (“ALCO”). The policy establishes limits of risk, which are quantitative measures of the percentage change in net interest income resulting from a hypothetical change in plus or minus 200 basis points in U.S. Treasury interest rates for maturities from one day to thirty years. By employing simulation analysis through the use of a computer model, Sequoia intends to effectively manage the potential adverse impacts that changing interest rates can have on the company’s short-term earnings, long-term value, and liquidity. The simulation model captures operational factors such as call features and interest rates caps and floors imbedded in investment and loan portfolio contracts. As of December 31, 2002, Sequoia had the following estimated sensitivity profile for net interest income:

Immediate and Sustained Change in Interest Rates

	+200 bp	-200 bp	Policy Limit

% Change in Net Interest Income	1.15%	(1.62)%	+ or - 15%

     As with any method of gauging interest rate risk, there are uncertainties inherent in the interest rate modeling methodology used by the company. When interest rates change, actual movements in different categories of interest-earning assets and interest-bearing liabilities, loan prepayments, and withdrawals of time and other deposits, may deviate significantly from assumptions made in the model. Finally, the methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan customers’ ability to service their debts, or the impact of rate changes on demand for loan and deposit products.

     In addition to the potential adverse impact that changing interest rates may have on the Company’s net interest margin and operating results, potential adverse impacts on liquidity can occur as a result of changes in estimated cash flows from investments, loans and deposits. Sequoia manages this inherent risk by maintaining a portfolio of available-for-sale investment securities as well as secondary sources of liquidity from the Federal Home Loan Bank of Atlanta advances and other bank borrowing arrangements.

     Sequoia currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

Table 1 — Comparative Average Balance Sheets — Yields and Rates

     The following table provides information regarding the average balances of the assets and liabilities of Sequoia, the interest income or expense associated with those assets and liabilities, and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances. (Dollars in thousands)

	Year Ended December 31,

	2002			2001			2000

	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Loans	$276,170	$20,144	7.29%	$204,395	$16,893	8.26%	$168,004	$16,018	9.53%
Securities	124,956	6,932	5.55%	67,888	4,402	6.48%	43,737	3,001	6.86%
Federal funds sold	21,963	355	1.62%	21,315	909	4.26%	14,948	962	6.44%

Total interest-earning assets	423,089	27,431	6.48%	293,598	22,204	7.56%	226,689	19,981	8.81%
Noninterest-earning assets	27,209			19,298			15,943

Total assets	$450,298			$312,896			$242,632

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
Savings deposits	$11,521	129	1.12%	$8,412	191	2.27%	$9,546	243	2.55%
NOW	60,523	755	1.25%	27,252	344	1.26%	21,834	412	1.89%
Money market	60,435	776	1.28%	49,435	1,242	2.51%	38,791	1,360	3.51%
Certificate of deposit	131,082	5,564	4.24%	96,221	5,821	6.05%	76,051	4,638	6.10%

Total interest-bearing deposits	263,561	7,224	2.74%	181,320	7,598	4.19%	146,222	6,653	4.55%
Borrowings:
FHLB advances	35,015	1,722	4.92%	20,279	1,023	5.04%	11,891	617	5.19%
Other borrowings	52,782	1,339	2.54%	35,309	1,370	3.88%	22,573	992	4.39%

Total borrowings	87,797	3,061	3.49%	55,588	2,393	4.30%	34,464	1,609	4.67%

Total interest-bearing liabilities	351,358	10,285	2.93%	236,908	9,991	4.22%	180,686	8,262	4.57%

Non-interest bearing deposits	74,093			53,961			42,603
Other liabilities	2,756			2,473			2,516
Stockholders’ equity	22,091			19,554			16,827

Total liabilities and stockholders equity	$450,298			$312,896			$242,632

Net interest income		$17,146			$12,213			$11,719

Net interest spread			3.55%			3.34%			4.24%
Net interest margin			4.05%			4.16%			5.17%

     Nonaccruing loans have been included in average loan balances and interest collected prior to these loans having been placed on nonaccrual has been included in interest income. Loan fees included in interest income were approximately $308,000 in 2002, $360,000 in 2001 and $367,000 in 2000. Tax-exempt investments have not been reported on a tax equivalent basis.

Table 2 — Volume and Yield/Rate Variance Analysis

     The following table shows the change from year to year for each component of the net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. (Dollars in thousands)

	2002 Compared to 2001			2001 Compared to 2000
	Change Due To:			Change Due To:

	Volume	Rate	Net	Volume	Rate	Net

Interest earned on:
Loans	$5,932	$(2,681)	$3,251	$3,470	$(2,595)	$875
Securities	3,700	(1,170)	2,530	1,657	(256)	1,401
Federal funds sold	28	(582)	(554)	410	(463)	(53)

Total interest-earning assets	9,660	(4,433)	5,227	5,537	(3,314)	2,223
Interest paid on:
Deposits	2,876	(3,250)	(374)	1,677	(732)	945
Borrowings	1,421	(753)	668	995	(211)	784

Total interest-bearing liabilities	4,297	(4,003)	294	$2,672	(943)	1,729

Net change in interest income	$5,363	$(430)	$4,933	$2,865	$(2,371)	$494

Table 3 — Investment Portfolio

     The following table provides information regarding the amortized cost and estimated fair value of Sequoia’s available-for-sale and held-to-maturity securities. (Dollars in thousands)

	2002		2001		2000

		Estimated		Estimated		Estimated
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value

Securities available-for-sale:
U.S. Treasury	$1,000	$1,008	$1,001	$1,023	$9,882	$9,882
U.S. Agency	4,958	5,071	3,909	3,953	22,399	22,181
Government agency issued MBS’s	75,153	76,943	51,784	51,943	15,237	15,264
Government agency issued CMO’s	18,722	18,973	13,094	13,226	–	–
Private issue CMO’s	16,679	16,835	2,000	2,000	–	–
Other	15,316	16,135	11,111	10,768	3,002	2,812
Equity	2,385	2,385	2,135	2,135	1,350	1,350

Total securities available-for-sale	$134,213	$137,350	$85,034	$85,048	$51,870	$51,489

Securities held-to-maturity:
U.S. Agency	$14,700	$14,881	$–	$–	$–	$–
States and municipalities	4,252	4,278	–	–	—	–

Total securities held-to-maturity	$18,952	$19,159	$–	$–	$–	$–

Table 4 — Maturity Distribution and Yields of Investment Portfolio

     The following table shows the maturities and weighted average yields of investment securities at December 31, 2002. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. (Dollars in thousands)

	Due in	Weighted	Due after One	Weighted	Due After	Weighted		Weighted
	One Year	Average	Through Five	Average	Five Through	Average	Due After	Average
	or Less	Yield	Years	Yield	Ten Years	Yield	Ten Years	Yield

Securities available-for-sale:
U.S. Treasury	$1,000	4.09%	$—	—	$—	—	$—	—
U.S. Agency	998	6.59%	1,993	4.63%	1,967	6.35%	—	—
Government agency issued MBSs	134	6.65%	474	6.68%	877	5.51%	73,668	4.85%
Government agency issued CMOs	—	—	—	—	2,103	6.00%	16,619	5.23%
Private issue CMOs	—	—	—	—	—	—	16,679	4.87%
Other	—	—	—	—	—	—	15,316	8.41%
Equity	—	—	—	—	—	—	2,385	—

Total securities available-for-sale	$2,132		$2,467		$4,947		$124,667

Securities held-to-maturity:
U.S. Agency	—	—	$4,706	5.21%	$9,994	5.51%	$—	—
States and municipalities	—	—	—	—	—	—	4,252	6.15%

Total securities held-to-maturity	—	—	$4,706	5.21%	$9,994	5.51%	$4,252	6.15%

Table 5 — Composition of the Loan Portfolio

     The following table sets forth the composition of Sequoia’s loan portfolio at the dates indicated. (Dollars in thousands)

	At December 31,

	2002	2001	2000	1999	1998

Residential real estate	$50,674	$45,490	$42,961	$41,327	$32,510
Commercial real estate	152,460	100,922	59,305	45,433	37,252
Commercial	86,177	74,878	55,858	41,384	29,491
Construction real estate	25,520	25,319	24,785	15,968	14,363
Consumer and other	9,510	7,050	5,934	5,110	5,313

Total loans	324,341	253,659	188,843	149,222	118,929
Less allowance for loan losses	3,767	3,291	2,703	2,561	2,368

Net loans	$320,574	$250,368	$186,140	$146,661	$116,561

Table 6 — Sensitivity of Loans to Changes in Interest Rates

     The following table sets forth, at December 31, 2002, the dollar amount of loans contractually due after December 31, 2003 and whether such loans have fixed interest rates or adjustable interest rates. Adjustable rate loans in the table below refer to loans in which the interest is subject to adjustment prior to the loan’s final maturity dates. (Dollars in thousands)

	Due After December 31, 2003

	Fixed	Adjustable	Total

Residential real estate	$31,721	$5,949	$37,671
Commercial real estate	99,340	31,338	130,679
Commercial	6,223	61,539	67,762
Construction real estate	2,614	5,167	7,780
Consumer and other loans	5,839	185	6,023

Total loans	$145,737	$104,178	$249,915

     The average life of a loan is substantially less than its contractual term because of prepayments. In addition, due-on-sale clauses on loans generally give Sequoia the right to declare loans immediately due and payable if, among other things, the borrower sells the real property with the mortgage and the loan is not repaid. The average life of a mortgage loan tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, tends to decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates. (Dollars in thousands)

Table 7 – Loan Maturities

     The following table sets forth certain information as of December 31, 2002 regarding the dollar amount of principal loan repayments becoming due during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans may cause the actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. (Dollars in thousands)

	Due

		After One Year
	In One Year	through	After
	or Less	Five Years	Five Years

Residential real estate	$603	$3,110	$46,961
Commercial real estate	24,558	41,510	86,392
Commercial	13,163	19,993	53,021
Construction real estate	17,739	4,298	3,483
Consumer and other loans	3,222	4,765	1,522

Total	$59,285	$73,676	$191,379

Table 8 — Nonperforming Loans and Past Due Loans

     The following table sets forth information regarding nonperforming loans, troubled debt restructurings and other real estate owned at the dates indicated. (Dollars in thousands)

	At December 31,

	2002	2001	2000	1999	1998

Nonaccruing loans:
Residential real estate	$47	$—	$—	$—	$—
Commercial real estate	126	—	418	—	—
Commercial	115	693	1,870	61	36
Construction real estate	—	1,540	—	—	—
Consumer and other	—	—	—	—	—

Total nonaccruing loans:	288	2,233	2,288	61	36
Accruing loans 90 days or more past due:
Residential real estate	—	—	—	—	—
Commercial real estate	—	1	52	—	—
Commercial	—	—	—	—	—
Construction real estate	—	—	—	—	—
Consumer and other	15	28	—	—	—

Total accruing loans 90 days or more past due:	15	29	52	—	—
Total nonperforming loans	303	2,262	2,340	61	36
Other real estate owned	—	—	—	200	200

Total nonperforming assets	303	2,262	2,340	261	236

Troubled debt restructurings	—	—	—	—	—

Total nonperforming assets and troubled debt restructurings	$303	$2,262	$2,340	$261	$236

Total nonperforming loans and troubled debt restructurings as a percentage of total loans	0.09%	0.89%	1.24%	0.04%	0.03%
Total nonperforming assets and troubled debt restructurings as a percentage of total assets	0.06%	0.60%	0.88%	0.12%	0.14%

     The additional interest that would have been recorded in 2002 had nonaccruing loans been current in accordance with their original terms amounted to $27,000.

Table 9 — Analysis of the Allowance for Loan Losses

     The following table sets forth an analysis of the allowance for loan losses for the periods indicated. (Dollars in thousands)

	Year Ended December 31,

	2002	2001	2000	1999	1998

Allowance at beginning of year	$3,291	$2,703	$2,561	$2,368	$2,137
Provision for loan losses	295	1,005	260	—	—
Charge-offs	(412)	(614)	(424)	(119)	(144)
Recoveries	593	197	306	312	375

Allowance at end of year	$3,767	$3,291	$2,703	$2,561	$2,368

Net charge-offs to average loans outstanding during the period	(0.07)%	0.20%	0.07%	(0.14)%	(0.22)%

Table 10 — Allocation of the Allowance for Loan Losses

     The following table is a summary by allocation category of Sequoia’s allowance for loan losses at the dates indicated. (Dollars in thousands)

December 31,

		% Loans		% Loans		% Loans		% Loans		% Loans
		in each		in each		in each		in each		in each
	2002	Category	2001	Category	2000	Category	1999	Category	1998	Category

Real estate — Construction	$561	7.87%	$590	9.98%	$391	13.12%	$312	10.70%	$188	12.07%
Real estate — Residential	118	15.62%	102	17.93%	92	22.75%	209	27.70%	242	15.54%
Real estate – Commercial	1,241	47.01%	800	39.79%	581	31.41%	454	30.45%	323	20.75%
Consumer loans	142	2.93%	152	2.78%	111	3.14%	66	3.42%	131	8.41%
Commercial	1,346	26.57%	1,459	29.52%	1,397	29.58%	747	27.73%	673	43.23%
Unallocated	359		188		131		773		811	—

Total	$3,767		$3,291		$2,703		$2,561		$2,368

Table 11 — Time Deposits of $100,000 or More

     The following table shows maturities on outstanding time deposits of $100,000 or more at December 31, 2002. (Dollars in thousands)

Maturity Period	Amount

3 months or less	$11,984
Over 3 months through 6 months	15,092
Over 6 months through 12 months	10,929
Over 12 months	17,696

Total	$55,701

Table 12 — Borrowings

     The following table presents certain information regarding Sequoia’s short-term borrowings during the periods and at the dates indicated. (Dollars in thousands)

	Year Ended December 31,

	2002	2001	2000

Maximum amount outstanding at any month end:
Federal funds borrowed	$5,000	$4,000	$–
Repurchase agreements	45,771	37,051	28,772
Other short-term borrowings	5,000	–	–
Average balance during the period:
Federal funds borrowed	$682	$63	$–
Repurchase agreements	41,024	29,969	22,573
Other short-term borrowings	1,076	–	–
Weighted average rate during the period:
Federal funds borrowed	2.03%	1.67%	–%
Repurchase agreements	0.98	2.72	4.38
Other short-term borrowings	1.31	–	–
Balance at end of period:
Federal funds borrowed	$5,000	$4,000	$–
Repurchase agreements	32,764	25,501	20,927
Other short-term borrowings	5,000	–	–
Weighted average rate at end of period:
Federal funds borrowed	1.57%	1.67%	–%
Repurchase agreements	0.56	1.15	4.86
Other short-term borrowings	1.01	–	–

Table 13 — Return on Equity and Assets

     The following table shows operating and equity ratios of Sequoia for each of the last three fiscal years.

	Year Ended
	December 31,

	2002	2001	2000

Return on average assets	1.03%	0.45%	1.09%
Return on average equity	20.95%	7.16%	15.75%
Dividend payout ratio	5.32%	18.18%	9.62%
Average equity to average assets	4.91%	6.25%	6.94%

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table provides information as of August 6, 2003 about the persons or entities known to Sequoia to be the beneficial owner of more than 5% of the outstanding shares of Sequoia common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

			Percent of
	Number of Shares		Common Stock
Name and Address	Owned		Outstanding
J. Paul McNamara Suite 1500, Two Bethesda Metro Center Bethesda, Maryland 20814	753,239	(1)	28.67%
James G. Tardiff Suite 1500, Two Bethesda Metro Center Bethesda, Maryland 20814	489,199	(1)	18.62%
SBI Voting Trust James G. Tardiff, Trustee J. Paul McNamara, Trustee Suite 1500, Two Bethesda Metro Center Bethesda, Maryland 20814	315,501	(2)	12.81%
John J. Ryan Charan Industries, Inc. 370 Old Country Road Garden City, New York 11530	319,080	(3)	12.14%
Sharad K. Tak 8301 River Road Bethesda, Maryland 20817	141,930		5.40%

(1)	Includes 50,000 shares that may be acquired through the exercise of stock options. Also includes 315,501 shares held by SBI Voting Trust, of which Messrs. McNamara and Tardiff, as trustees, may be deemed to be beneficial owners.

(2)	Does not include shares otherwise held of record or beneficially owned by Mr. Tardiff or Mr. McNamara in their individual capacities.

(3)	Includes 141,930 shares owned by Charan Industries, Inc., of which Mr. Ryan is a director and officer, and 152,935 shares held in trust by Mr. Ryan and 6,411 shares that may be acquired through the exercise of stock options.

     The following table provides information as of August 6, 2003 about the shares of Sequoia common stock that may be considered to be beneficially owned by each director and executive officer of Sequoia and SequoiaBank and by all directors and executive officers as a group.

			Options	Percent of
	Number of		Exercisable	Common Stock
Name of Beneficial Owner	Shares Owned		Within 60 Days	Outstanding

A. Scott Bolden	200		2,242	*
Jeffrey Litman	304		5,488	*
King F. Lowe	7,305		632	*
Michael M. McCarthy	109,352	(1)	6,579	4.41%
John J. McDonnell	11,827		6,306	*
J. Paul McNamara	703,239	(2)	50,000	28.67%
J. D. Murphy, Jr.	9,696		3,477	*
John V. Pollock	12,198		13,000	*
John J. Ryan	312,669	(3)	6,411	12.14%
James G. Tardiff	439,199	(4)	50,000	18.62%
Directors and executive officers as a group (10 persons)	1,137,553		144,135	48.78%

*	Less than 1.0% of shares outstanding.

(1)	Includes 13,800 shares held by Mr. McCarthy as custodian for his children, and 20,552 shares owned by a company controlled by Mr. McCarthy.

(2)	Includes 298,772 shares held in various trusts for which Mr. McNamara serves as trustee, 11,919 held by Mr. McNamara’s spouse, and 315,501 shares held by the SBI Voting Trust as to which Mr. Tardiff and Mr. McNamara act as trustees and have voting power but no investment power nor pecuniary interest.

(3)	Includes 152,935 shares held in trust by Mr. Ryan and 141,930 shares owned by Charan Industries, Inc., of which Mr. Ryan is a director and officer.

(4)	Includes 8,168 shares held by Mr. Tardiff’s spouse, 20,000 shares held in trust by Mr. Tardiff, and 315,501 shares held by the SBI Voting Trust as to which Mr. Tardiff and Mr. McNamara act as trustees and have voting power but no investment power nor pecuniary interest.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF SEQUOIA STOCKHOLDERS AND RIGHTS THOSE PERSONS WILL HAVE AS STOCKHOLDERS OF UNITED

	Sequoia	United

Corporate Governance:	The rights of Sequoia stockholders are governed by Delaware law and the certificate of incorporation and bylaws of Sequoia.	The rights of United stockholders are governed by West Virginia law and the articles of incorporation and bylaws of United.

Board of Directors:	The Sequoia board consists of seven directors.	The United board consists of 17 directors, and, immediately following the merger will consist of 18 directors, all of whom are elected annually.

Election of Directors:	Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Stockholders of Sequoia do not have the right to cumulate votes in election of directors.	United stockholders are allowed to cumulate their votes in the election of directors. Each share of United stock may be voted for as many individuals as there are directors to be elected. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Removal of Directors:	Under Sequoia’s certificate of incorporation, any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of Sequoia common stock entitled to vote generally in the election of directors.	Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Merger:	The DGCL generally requires the approval of the Sequoia board of directors and the holders of at least a majority of the outstanding Sequoia common stock for mergers and consolidations in which Sequoia is a participating corporation and for sales of all or substantially all of Sequoia’s assets.

	Additionally, pursuant to Sequoia’s certificate of incorporation, at least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder.” However, if a majority of directors not affiliated with the related person approves	Under West Virginia law, a merger may become effective without the approval of the surviving corporation’s stockholders in certain circumstances. Where stockholder approval is required, the merger must be approved by the stockholders of the corporation by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter unless a different number is specified in the articles of incorporation. The United articles of incorporation do not provide for a different number.

Sequoia	United

the business combination or if the proposed business combination meets certain conditions which are designed to afford stockholders a fair price in consideration for their shares, a majority vote of the outstanding shares is sufficient to approve a business combination with an interested stockholder.

Vote Required for Certain Stockholder Actions:	The DGCL provides that on matters other than elections of directors and certain extraordinary corporate actions, if a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a greater number is required by law or the certificate of incorporation or bylaws. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a stockholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.	West Virginia law provides that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws. The articles of incorporation or bylaws of United do not require a greater number. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a stockholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the stockholders of the corporation by the affirmative vote of a majority of all votes entitled to be cast on the matter. The articles of incorporation of United do not provide for a different number.

	Sequoia	United

Amendment of Charter and Bylaws:	Amendments to the certificate of incorporation that would revise the provisions relating to the number, terms and classification, election and removal procedures for directors, the process for calling special meetings of stockholders, stockholder approval of business combinations with related persons, indemnification of directors, officers and employees of Sequoia, and amendment of the bylaws or the certificate of incorporation require approval by at least a majority of the board of directors and 80%	Under West Virginia law, the United articles of incorporation or bylaws may be amended by the affirmative vote of a majority of all votes of stockholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The articles of incorporation of United do not specify a different number.
Under West Virginia law and United’s bylaws, both the board of directors and

	Sequoia	United

stockholders have the power to amend the bylaws.
of the outstanding shares.
The bylaws may be amended or repealed only with the approval of at least a majority of the board of directors or by the vote of at least 80% of the outstanding shares entitled to vote.

Stockholder Actions Without a Meeting:	Pursuant to Sequoia’s certificate of incorporation, no action that requires the approval of the stockholders may be taken without a meeting by the written consent of stockholders	Under West Virginia law, common stockholders may act without a meeting if a written consent which describes the action is signed by all the stockholders entitled to vote on the matter and is filed with the records of stockholder meetings.

Special Meetings of Stockholders:	Only the board of directors may call a special meeting.	A special meeting of stockholders of a West Virginia corporation may be called by the board of directors, at least 10% of the stockholders, or any person designated in the articles of incorporation or bylaws. When a special meeting is called by at least 10% of the stockholders, the stockholders must deliver a written demand to the corporation describing the purpose for the meeting.

Dividends:	Holders of common stock are entitled to receive dividends when declared by the Sequoia board of directors, subject to the rights of holders of preferred stock	A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.

Appraisal Rights:	Under the DGCL, a stockholder of Sequoia generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements	Under West Virginia law, stockholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an

	Sequoia	United

amendment to the articles of incorporation that reduces the number of shares of a class or series owned by stockholders to a fracton of a share if the corporation has the obligation or right to repurchase the fractional shares.

Restrictions on Business Combinations:	The DGCL does not contain statutory provisions concerning restrictions on business combinations	West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.
However, pursuant to Sequoia’s certificate of incorporation, at least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder.” If, however, a majority of directors not affiliated with the related person approves the business combination or if the proposed business combination meets certain conditions which are designed to afford stockholders a fair price in consideration for their shares, a majority vote of the outstanding shares is sufficient to approve a business combination with an interested stockholder.

Discharge of Duties; Exculpation and Indemnification:	The DGCL requires directors to discharge duties as a director in good faith, on an informed basis, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the corporation. Sequoia’s certificate of incorporation provides that directors and officers will be indemnified by Sequoia to the fullest extent authorized under the DGCL against all expenses, liability and loss reasonably incurred by such person, except where such director or officer has not met the applicable standard for indemnification set forth in the DGCL	West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances. United’s articles of incorporation provide that each director or officer of United shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of United. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for gross negligence or willful misconduct in performance of a duty owed to the corporation.

	Sequoia	United

Stockholder Business and Nominations:	The board of directors or any stockholder may nominate directors for election or propose new business. To nominate a director or propose new business, stockholders must give written notice to the Secretary of Sequoia not less than 60 days prior to the anniversary date of the proxy statement for the prior annual meeting, provided notice of the meeting is given to stockholders at least 100 days before the meeting. However, if Sequoia gives less than 100 days’ notice of the meeting to the stockholders, written notice of the stockholder proposal or nomination must be delivered to the secretary within ten days of the date notice of the meeting was mailed to stockholders. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.	United’s bylaws provide that any stockholder entitled to vote at a meeting of stockholders who desires to nominate any person for election as director, must give written notice to United no later than ten (10) days from the date the notice of the meeting of stockholders was mailed; however, if the notice is mailed less than thirteen (13) days prior to the meeting, such nomination(s) must be received no later than three (3) days prior to the meeting. If nomination by the stockholder is not given in proper form, including all required or requested information, and in a timely manner, the nomination will not be considered.

LEGAL MATTERS

     Bowles Rice McDavid Graff & Love PLLC, counsel to United, will pass upon the validity of the shares of United common stock to be issued in connection with the merger, and has passed and will pass on the material federal income tax consequences of the merger to the stockholders of United. F. T. Graff, Jr., a member of the board of directors of United, is a partner in the law firm of Bowles Rice McDavid Graff & Love PLLC in Charleston, West Virginia. Bowles Rice McDavid Graff & Love PLLC rendered legal services to United and its subsidiaries during 2002 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love PLLC represent less than 5% of that firm’s revenues for 2002.

     Muldoon Murphy & Faucette LLP, counsel to Sequoia, has passed and will pass on the material federal income tax consequences of the merger to the stockholders of Sequoia.

EXPERTS

     The consolidated financial statements of United incorporated by reference in United’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Sequoia and subsidiaries as of December 31, 2002, and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included in this proxy statement/prospectus in reliance upon the report of Reznick Fedder & Silverman, independent certified public accountants, included and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     United has filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 to register the United common stock to be issued in the merger. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits thereto. The registration statement, including the attached exhibits and schedules, contains additional relevant information about United and the United common stock. This proxy statement/ prospectus is a part of the registration statement and is a prospectus of United in addition to being Sequoia’s proxy statement for the special meeting.

     In addition to filing this registration statement with the SEC, United files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room	Chicago Regional Office
450 Fifth Street, N.W	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

     You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like United, who file electronically with the SEC. The address of that site is http://www.sec.gov. Information about United may also be obtained on its website located at www.ubsi-wv.com.

     The SEC allows United to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that United has previously filed with the SEC. These documents contain important information about United and its business.

     United SEC Filings (SEC File No. 0-13322)

     •     Annual Report of Employee stock purchase, savings and similar plans on Form 11-K, dated June 27, 2003.

     •     Report on Form S-8 dated June 26, 2003, for Securities to be offered to employees in employee benefit plans.

     •     Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     •     Annual Report on Form 10-K for the year ended December 31, 2002;

     •     Current Reports on Form 8-K dated July 18, 2003, May 22, 2003, April 17, 2003, April 9, 2003, January 21, 2003, and October 21, 2002.

     United also incorporates by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Securities Exchange Act with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     Upon your written or oral request, United will provide you without charge a copy of this proxy statement/prospectus and a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement/prospectus incorporates. Your written or oral requests for copies of this proxy statement/prospectus and documents United has incorporated by reference should be directed to:

United Bankshares, Inc.
Attn: Investor Relations
514 Market Street
Parkersburg, WV 26102
(304) 424-8800

     To obtain timely delivery, you must make a written or oral request for a copy of such information by September 12, 2003.

     You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is not an offer to sell these securities, nor solicitation of an offer to buy these securities in any state where the offer or sale of these securities is not permitted. The information in this proxy statement/prospectus is delivered to you after the proxy statement/prospectus date.

Sequoia Bancshares, Inc. and Subsidiaries

Sequoia Bancshares, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(Unaudited)

	March 31,	December 31,
	2003	2002

ASSETS	(Unaudited)	(Note A)
Cash and due from banks	$24,145,456	$19,717,235
Federal funds sold	18,296,119	12,438,939

Total cash and cash equivalents	42,441,575	32,156,174
Investment securities available-for-sale (at fair value) — Note E	130,587,452	137,350,354
Investment securities held-to-maturity (at amortized cost) — Note E	19,408,805	18,951,977
Loans — Note F	343,146,896	324,340,383
Less: Allowance for loan losses	3,762,480	3,766,866

Net loans	339,384,416	320,573,517
Accrued interest receivable	2,717,625	2,685,573
Premises and equipment, net	3,103,976	3,193,526
Deferred tax asset, net	1,143,793	882,036
Other assets	8,221,922	8,007,276

TOTAL ASSETS	$547,009,564	$523,800,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$93,552,450	$92,374,549
Interest-bearing	313,537,103	312,590,996

Total deposits	$407,089,553	$404,965,545
Short-term borrowings	52,449,196	42,764,496
Term borrowings from FHLB	47,700,000	37,700,000
Guaranteed preferred beneficial interests in the Company’s subordinated debentures	10,000,000	10,000,000
Accrued interest payable	510,122	264,615
Other liabilities	2,582,151	2,336,241

Total liabilities	520,331,022	498,030,897

STOCKHOLDERS’ EQUITY:
Common stock $.01 par value per share; 4,000,000 shares authorized, 2,461,987 shares issued and outstanding at March 31, 2003 and December 31, 2002	24,620	24,620
Capital surplus	5,089,182	5,089,182
Retained earnings	20,056,791	18,730,034
Accumulated other comprehensive income	1,507,949	1,925,700

Total stockholders’ equity	26,678,542	25,769,536

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$547,009,564	$523,800,433

See notes on consolidated unaudited financial statements.

Sequoia Bancshares, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,

	2003	2002

INTEREST INCOME:
Interest and fees on loans	$5,600,668	$4,517,171
Interest and dividends on securities	1,671,818	1,323,257
Interest on federal funds sold	45,462	76,057

Total interest income	7,317,948	5,916,485
INTEREST EXPENSE:
Interest on deposits	1,669,239	1,651,459
Interest on short-term borrowings	62,028	100,682
Interest on long-term borrowings and capital debentures	720,630	630,386

Total interest expense	2,451,897	2,382,527
NET INTEREST INCOME	4,866,051	3,533,958
PROVISION FOR LOAN LOSSES	150,000	195,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,716,051	3,338,958
NONINTEREST INCOME:
Service charges on deposit accounts	483,366	415,129
Gain on sales of securities	238,660	—
Other	319,508	248,438

Total noninterest income	1,041,534	663,567
NONINTEREST EXPENSES:
Compensation and employee benefits	2,110,902	1,773,963
Occupancy and equipment	674,484	615,107
Other	839,840	772,755

Total noninterest expenses	3,625,226	3,161,825
INCOME BEFORE INCOME TAXES	2,132,359	840,700
INCOME TAX PROVISION	744,052	295,182

NET INCOME	$1,388,307	$545,518

EARNINGS PER COMMON SHARE BASIC	$0.56	$0.22

DILUTED	$0.51	$0.20

DIVIDENDS PER SHARE	$0.025	$0.025
AVERAGE OUTSTANDING SHARES:
BASIC SHARES	2,461,987	2,496,023
DILUTED SHARES	2,725,557	2,716,443

See notes to consolidated unaudited financial statements.

Sequoia Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,388,307	$545,518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	198,929	173,408
Provision for loan losses	150,000	195,000
Deferred income tax expense	1,090	251,829
Amortization of investment premium	327,129	63,642
Gain on sale of investments	(238,660)	—
Increase in accrued interest receivable and other assets	(246,698)	(710,018)
Increase in accrued interest payable and other liabilities	491,418	611,928

Net cash provided by operating activities	2,071,515	1,131,307

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans receivable	(18,810,899)	2,623,536
Proceeds from sales, maturities, or principal reductions of securities available-for-sale	28,777,762	4,032,869
Proceeds from sales, maturities, or principal reductions of securities held-to-maturity	5,730,000	—
Purchase of securities available-for-sale	(22,958,246)	(14,918,953)
Purchase of securities held-to-maturity	(6,162,500)
Purchases of premises and equipment	(109,389)	(143,094)

Net cash used in investing activities	(13,533,272)	(8,405,642)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	2,124,008	24,625,702
Net increase in other borrowings	19,684,700	8,481,309
Common stock purchased	—	(18,016)
Cash dividends paid	(61,550)	(62,399)

Net cash provided by financing activities	21,747,158	33,026,596

Sequoia Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31

	2003	2002

INCREASE/ IN CASH AND CASH EQUIVALENTS	10,285,401	25,752,261
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32,156,174	24,805,896

CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,441,575	$50,558,157

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$1,424,586	$2,156,511

Income taxes	$226,500	$25,100

See notes to consolidated unaudited financial statements.

Sequoia Bancshares, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

Three Months Ended March 31, 2003 (Unaudited)

					Accumulated
					Other
	Common Stock		Capital	Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income	Total

BALANCE, DECEMBER 31, 2002	2,461,987	$24,620	$5,089,182	$18,730,034	$1,925,700	$25,769,536
Comprehensive Income, net of taxes :
Net income				1,388,307		1,388,307
Change in net unrealized gain on investment securities available for sale, net of income taxes					(417,751)	(417,751)

Total Comprehensive Income						970,556
Dividends Declared				(61,550)		(61,550)

BALANCE, MARCH 31, 2003	2,461,987	$24,620	$5,089,182	$20,056,791	$1,507,949	$26,678,542

See notes to consolidated unaudited financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – UNAUDITED
SEQUOIA BANCSHARES, INC
MARCH 31, 2003

NOTE A – BASIS OF PRESENTATION

The accompanying unaudited consolidated interim financial statements of Sequoia Bancshares, Inc. and Subsidiaries (“Sequoia”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 10 of Regulation S-X. Accordingly, the financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2003 are not indicative of the results that may be expected for the year ending December 31, 2003. The consolidated balance sheet as of December 31, 2002, has been extracted from the audited financial statements included in Sequoia’s 2002 Audit Report to Shareholders. The financial statements presented as of March 31, 2003 and 2002 and for the three-month periods then ended have not been audited. The accounting and reporting policies are consistent with those applied in the preparation of the consolidated financial statements as of December 31, 2002 and 2001 and for the three years ended December 31, 2002.

In November, 2002, the Financial Account Standards Board (FASB) issued Financial Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 will significantly change current practice in the accounting for, and disclosure of, guarantees. Guarantees meeting the characteristics described in FIN 45, which are not included in a long list of exceptions, are required to be initially recorded at fair value, which is different from the general current practice of recording a liability only when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5, “Accounting for Contingencies.” FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of the guarantor’s having to make payments under the guarantee is remote.

In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on change sin an underlying asset, liability, or an equity security of the guaranteed party such as financial standby letters of credit. FIN 45’s initial recognition and initial measurement provisions are applicable on a prospective basis to guarantee issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Sequoia adopted FIN 45 on January 1, 2003, and the adoption did not have a material impact on Sequoia’s consolidated financial position or its results of operations. Sequoia has no significant commitments or contingent liabilities that would require disclosure.

In January, 2003, the FASB issued Financial Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). The objective of FIN 46 is to provide guidance on how to identify a variable interest entity and determine when assets, liabilities, noncontrolling interests, and results of operations of a variable interest entity need to be included in a company’s consolidated financial statements. FIN 46 applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds an interest that it acquired before February 1, 2003. It applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities obtained after that date. Sequoia is in the process of evaluating the applicability of FIN 46, but does not believe adoption of this standard will have a material impact on its results of operations or financial position.

NOTE B — COMPREHENSIVE INCOME

The components of total comprehensive income for the three months ended March 31, 2003 and 2002 are as follows:

	Three Months Ended	Three Months Ended
	March 31, 2003	March 31, 2002

Net income	$1,388,307	$545,518
Other comprehensive income (loss), net of tax:
Unrealized loss on available-for-sale securities arising during the period	(269,782)	(607,621)
Reclassification adjustment for gains realized in net income, net of taxes	(147,969)

Total comprehensive income (loss)	$970,556	$(62,103)

NOTE C — EARNINGS PER SHARE

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2003	2002

Basic Net Income	$1,388,307	$545,518
Average common shares outstanding	2,461,987	2,496,023
Earnings per basic common share	$0.56	$0.22
Diluted Net Income	$1,388,307	$545,518
Average common shares outstanding	2,461,987	2,496,023
Equivalents from stock options	263,570	220,420

Average diluted shares outstanding	2,725,557	2,716,443
Earnings per diluted common share	$0.51	$0.20

NOTE D — SFAS NO. 148

Sequoia has stock option plans for certain employees that are accounted for under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. Because the exercise price at the date of the grant is equal to the market value of the stock, no compensation expense is recognized. On December 31, 2002, the Financial Accounting Standards Board issued FASB Statement No. 148 (SFAS No. 148), “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amends FASB Statement No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that changes to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require expanded and more prominent disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation.

The following pro forma disclosures present Sequoia’s net income and diluted earnings per share, determined as if Sequoia had recognized compensation expense for its employee stock options under the fair value method under the provisions of SFAS No. 123:

	Three Months Ended
	March 31

	2003	2002

Net Income, as reported	$1,388,307	$545,518
Less pro forma expense related to options granted, net of tax; assumptions used:	40,833	33,960
• risk-free interest rate 4.20%
• dividend yield .90%
• weighted average expected life of options 10yrs

Pro forma net income	1,347,474	511,558
Pro forma net income per share:
Basic — as reported	$0.56	$0.22
Basic — pro forma	0.55	0.20
Diluted — as reported	$0.51	$0.20
Diluted — pro forma	0.49	0.19

NOTE E — INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale and held to maturity are summarized as follows: (Dollars in thousands.)

	March 31, 2003

	Amortized	Estimated Fair
	Cost	Value

Securities available-for-sale:
U. S. Treasury	$1,002,803	$1,011,880
U. S. Agency	5,960,602	6,031,137
Government agency issued MBS’s	67,947,007	69,135,000
Government agency issued CMO’s	16,942,986	17,122,994
Private Issue CMO’s	20,022,990	20,138,758
Other	13,869,320	14,762,683
Equity	2,385,000	2,385,000

Total securities available for sale	$128,130,708	$130,587,452

Securities held to maturity:
U. S. Agency	$15,156,306	$15,331,730
States and municipalities	$4,252,499	$4,324,029

Total securities held to maturity	$19,408,805	$19,655,759

The cumulative net unrealized gains on available-for-sale securities resulted in an increase of approximately $1.5 million in shareholders’ equity, net of deferred income taxes at March 31, 2003.

NOTE F — LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable and allowance for loan losses at March 31, 2003, are summarized as follows:

Residential real estate	$49,149,024
Commercial real estate	175,634,113
Commercial	82,316,620
Construction real estate	26,687,609
Consumer and other	9,359,530

Total loans	343,146,896
Less allowance for loan losses	3,762,480

Net loans	$339,384,416

Activity in the allowance for loan losses for the three months ended March 31, 2003 is as follows:

Balance at beginning of year	$3,766,866
Provision for loan losses	150,000
Charge-offs	(359,635)
Recoveries	205,249

Balance at March 31, 2003	$3,762,480

NOTE G — BORROWINGS

Sequoia is a member of the Federal Home Loan Bank of Atlanta (FHLB). Membership in the FHLB makes available short-term and long-term borrowings from collateralized advances. All FHLB borrowings are collateralized by single-family residential mortgage loans.

At March 31, 2003, $47.7 million of FHLB advances with a weighted-average interest rate of 4.35% are scheduled to mature as follows: (Dollars in thousands.)

Year	Amount

3 - 5 years	$7,700
More than 5 years	40,000

Total	$47,700

Sequoia’s other short-term borrowings increased $9.7 million or 22.6% from December 31, 2002 to March 31, 2003. The source of these funds is repurchase agreements.

FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS’ REPORT

SEQUOIA BANCSHARES, INC. AND SUBSIDIARIES

DECEMBER 31, 2002, 2001 AND 2000

Sequoia Bancshares, Inc. and Subsidiaries

PAGE

AUDITED ANNUAL FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT	F-16
FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION	F-17
CONSOLIDATED STATEMENTS OF OPERATIONS	F-18
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-19
CONSOLIDATED STATEMENTS OF CASH FLOWS	F-20
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-21

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Sequoia Bancshares, Inc.

     We have audited the accompanying consolidated statements of financial condition of Sequoia Bancshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sequoia Bancshares, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations, the changes in stockholders’ equity and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Reznick Fedder & Silverman

Bethesda, Maryland
January 31, 2003

Sequoia Bancshares, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2002 and 2001

Sequoia Bancshares, Inc., and Subsidiaries

Consolidated Statements of Financial Condition

	December 31,

	2002	2001

ASSETS
Cash and due from banks	$19,717,235	$21,584,952
Federal funds sold	12,438,939	3,220,944

Total cash and cash equivalents	32,156,174	24,805,896
Investment securities available-for-sale (at fair value; amortized cost of $134,213,012 and $85,033,835 at December 31, 2002 and 2001)	137,350,354	85,047,762
Investment securities held-to-maturity (fair value of $19,158,943 at December 31, 2002)	18,951,977	—
Loans	324,340,383	253,658,462
Less; Allowance for loan losses	3,766,866	3,290,947

Net loans	320,573,517	250,367,515
Accrued interest receivable	2,685,573	1,833,847
Premises and equipment, net	3,193,526	3,225,293
Deferred tax asset, net	882,036	1,714,544
Other assets	8,007,276	7,925,571

TOTAL ASSETS	$523,800,433	$374,920,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$92,374,549	$78,159,613
Interest-bearing	312,590,996	202,954,484

Total deposits	404,965,545	281,114,097
Borrowings:
Short-term borrowings	42,764,496	29,501,290
Term borrowings from FHLB	37,700,000	32,700,000
Guaranteed preferred beneficial interests in the Company’s subordinated debentures	10,000,000	10,000,000
Accrued interest payable	264,615	226,636
Other liabilities	2,336,241	1,550,930

Total liabilities	498,030,897	355,092,953

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock $.01 par value per share; 4,000,000 shares authorized, 2,461,987 shares and 2,498,189 shares issued and outstanding at December 31, 2002 and 2001	24,620	24,982
Capital surplus	5,089,182	5,444,586
Retained earnings	18,730,034	14,349,358
Accumulated other comprehensive income(loss)	1,925,700	8,549

Total stockholders’ equity	25,769,536	19,827,475

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$523,800,433	$374,920,428

See notes to consolidated financial statements

Sequoia Bancshares, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2002, 2001 and 2000

SEQUOIA BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,

	2002	2001	2000

INTEREST INCOME:
Interest and fees on loans	$20,143,558	$16,893,006	$16,017,919
Interest and dividends on securities	6,931,972	4,402,326	3,001,415
Interest on federal funds sold	355,123	908,887	962,149

Total interest income	27,430,653	22,204,219	19,981,483
INTEREST EXPENSE:
Interest on deposits	7,223,727	7,598,083	6,652,618
Interest on short-term borrowings	429,403	800,890	992,169
Interest on long-term borrowings & capital debentures	2,631,632	1,591,942	616,919

Total interest expense	10,284,762	9,990,915	8,261,706
NET INTEREST INCOME	17,145,891	12,213,304	11,719,777
PROVISION FOR LOAN LOSSES	295,000	1,005,000	260,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,850,891	11,208,304	11,459,777
NONINTEREST INCOME:
Service charges on deposit accounts	1,865,767	1,091,992	756,339
Gain on sales of securities	516,577	329,397	0
Gain on sales of other real estate owned	—	—	71,820
Other	939,467	803,548	625,468

Total noninterest income	3,321,811	2,224,937	1,453,627
NONINTEREST EXPENSES:
Compensation and employee benefits	7,598,428	6,555,110	5,464,637
Occupancy and equipment	2,618,788	2,045,332	1,892,045
Other	3,184,774	2,845,895	2,496,112

Total noninterest expenses	13,401,990	11,446,337	9,852,794

INCOME BEFORE INCOME TAXES	6,770,712	1,986,904	3,060,610
INCOME TAX PROVISION	2,144,036	586,016	410,000

NET INCOME	$4,626,676	$1,400,888	$2,650,610

EARNINGS PER COMMON SHARE :
BASIC	$1.88	$0.55	$1.04

DILUTED	$1.73	$0.52	$0.98

DIVIDENDS PER SHARE	$0.10	$0.10	$0.10
AVERAGE SHARES OUTSTANDING:
BASIC SHARES	2,461,388	2,529,212	2,554,303
DILUTED SHARES	2,681,808	2,716,860	2,710,751

See notes to consolidated financial statements

Sequoia Bancshares, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2002, 2001 and 2000

	Common Stock
			Capital	Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income	Total

BALANCE, DECEMBER 31, 1999	$2,548,603	$25,486	$5,870,593	$10,805,088	$(1,173,687)	$15,527,480
Comprehensive Income:
Net income				2,650,610		2,650,610
Change in unrealized gain (loss) on investment securities available for sale, net of income taxes					940,011	940,011

Total Comprehensive Income						3,590,621
Dividends Declared				(255,018)		(255,018)
Common stock issued pursuant to: incentive stock option plan	5,700	57	29,150			29,207

BALANCE, DECEMBER 31, 2000	2,554,303	$25,543	$5,899,743	$13,200,680	$(233,676)	$18,892,290
Comprehensive Income:
Net income				1,400,888		1,400,888
Change in unrealized gain (loss) on investment securities available for sale, net of income taxes					446,451	446,451
Reclassification adjustment for gains realized in net income, net of tax					(204,226)	(204,226)

Total Comprehensive Income						1,643,113
Dividends Declared				(252,210)		(252,210)
Common stock repurchases	(56,114)	(561)	(455,157)			(455,718)

BALANCE, DECEMBER 31, 2001	2,498,189	$24,982	$5,444,586	$14,349,358	$8,549	$19,827,475
Comprehensive Income:
Net income				4,626,676		4,626,676
Change in unrealized gain (loss) on investment securities available for sale, net of income taxes					2,237,428	2,237,428
Reclassification adjustment for gains realized in net income, net of tax					(320,277)	(320,277)

Total Comprehensive Income						6,543,827
Dividends Declared				(246,000)		(246,000)
Common stock issued pursuant to, incentive stock option plan	16,050	161	80,090			80,251
Common stock repurchases	(52,252)	(523)	(435,494)			(436,017)

BALANCE, DECEMBER 31, 2002	2,461,987	$24,620	$5,089,182	$18,730,034	$1,925,700	$25,769,536

See notes to consolidated financial statements

Sequoia Bancshares, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2002, 2001 and 2000

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,626,676	$1,400,888	$2,650,610
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	756,206	632,806	528,981
Provision for loan losses	295,000	1,005,000	260,000
Deferred income tax expense	998,424	534,015	346,060
Amortization/(accretion) of investment premium and discount	291,146	73,673	(93,076)
Gain on sale of investments	(516,577)	(329,397)	—
Loss on impairment of investments	502,644
Gain on sale of real estate owned	—	—	(71,820)
Loss on sale/disposal of premises and equipment	—	2,698	12,213
Increase in accrued interest receivable and other assets	(933,431)	(4,412,054)	(798,591)
Increase (decrease) in accrued interest payable and other liabilities	667,374	(114,309)	663,445

Net cash provided by operating activities	6,687,462	(1,206,680)	3,497,822

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans receivable	(70,501,002)	(65,232,154)	(39,739,017)
Net proceeds from sales of real estate owned	—	—	271,821
Proceeds from sales, maturities, or principal reductions of securities available for sale	52,635,516	52,451,833	3,434,727
Proceeds from sales, maturities, or principal reductions of securities held to maturity	—	—	—
Purchase of securities available for sale	(103,313,245)	(85,360,221)	(14,702,184)
Purchase of securities held to maturity	(18,946,902)	—	—
Purchases of premises and equipment	(724,439)	(916,334)	(1,349,768)

Net cash used in investing activities	(140,850,072)	(99,056,876)	(52,084,421)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	123,851,448	65,656,028	51,089,831
Net increase (decrease) in other borrowings	18,263,206	31,274,694	(7,086,021)
Proceeds from the issuance of subordinated debentures	—	10,000,000	—
Common stock purchased	(436,017)	(455,718)	—
Proceeds from issuance of common stock	80,251	—	29,207
Cash dividends paid	(246,000)	(252,210)	(255,018)

Net cash provided by financing activities	141,512,888	106,222,794	43,777,999

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	7,350,278	5,959,238	(4,808,600)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	24,805,896	18,846,658	23,655,258

CASH AND CASH EQUIVALENTS, END OF YEAR	$32,156,174	$24,805,896	$18,846,658

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$10,246,783	$9,824,689	$8,266,401

Income taxes paid	$2,346,675	$52,000	$63,940

See notes to consolidated financial statements

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2002, 2001, and 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include Sequoia Bancshares, Inc., and its wholly owned subsidiaries, Sequoia Bank, Sequoia Mortgage Co. Inc., Sequoia Capital Trust I, and Sequoia Capital Trust II (collectively, the “Company”). All significant intercompany transactions have been eliminated in the consolidated financial statements.

In the normal course of business, the Company encounters several significant types of risk that must be appropriately identified, measured, controlled, and monitored. The two areas of risk that require the highest degree of attention from management include credit and interest rate risk. Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice on a different basis than its interest-earning assets.

The determination of the allowance for loan losses and the valuation of real estate owned is based on estimates that are susceptible to significant changes in the economic environment and market conditions. Management believes that at December 31, 2002 and 2001, the allowance for loan losses and the valuation of real estate owned are adequate based on the information currently available. A worsening or protracted economic decline could increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses.

The Company is subject to regulations mandated by various regulatory agencies that can change significantly from year to year. In addition, those regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities

Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires debt and equity securities to be segregated into three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. Debt securities classified as held-to-maturity are accounted for at amortized cost, and require the Company to have both the positive intent and ability to hold those securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses for available-for-sale

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

securities are reported net of deferred taxes, as comprehensive income. Realized gains or losses on the sale of securities are reported in earnings and determined using the adjusted cost of the specific security sold.

Loans Receivable

Loans receivable that management has the intent and the ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans, unamortized discounts, reduced by any charge-offs or specific valuation accounts and allowance for loan losses.

Discounts and premiums on loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loans. Interest is recorded as income when earned; however, interest receivable is accrued only if deemed collectible. Generally, the Bank’s policy is to exclude from interest income the interest on loans delinquent over 90 days, except for certain guaranteed and residential loans. Such interest, if ultimately collected, is recorded as income in the period received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. Changes in the allowance are recorded periodically as conditions change or as more information becomes available. Such changes could result in material adjustments to future results of operations.

Impairment of a loan is measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, less estimated selling costs if the loan is collateral-dependent and foreclosure is probable. The Company recognizes an impairment by creating a valuation allowance. A loan is impaired when, based on current information, it is probable that a creditor will be unable to collect all amounts due on the contractual terms of the loan.

Real Estate Owned

Real estate owned acquired through, or in lieu of, foreclosure is initially recorded at fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Write-downs at the date of acquisition are charged to the allowance for loan losses. Changes in the valuation allowances, operating expenses, and gains or losses on dispositions of real estate owned are recognized as operating expense in the period in which they are incurred.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed over the life of the underlying lease. These estimated lives range from 3 to 20 years. Expenditures for repairs and maintenance are charged to other operating expenses as incurred. Expenditures for improvements that extend the life of an asset are capitalized and amortized over the individual asset’s remaining useful life or the lease term, if shorter.

Income Taxes

The Company, along with its subsidiaries, files a consolidated Federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Income taxes are provided based on earnings reported for financial statement purposes adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Under the liability method, deferred income taxes are recognized for the estimate of future tax effects of temporary differences in the bases of assets and liabilities measured at the enacted tax rates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, and federal funds sold. Federal funds sold generally have a one-day maturity.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on fair value of the equity instrument awarded. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation costs for stock options are measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount the employee must pay to acquire the stock.

On December 31, 2002, the Financial Accounting Standards Board issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for an entity that changes to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require expanded and more prominent disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation.

The following pro forma disclosures present the Company’s net income and diluted earnings per share, determined as if the Company had recognized compensation expense for its employee stock options under the fair value method under the provisions of SFAS No. 123:

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

	2002	2001	2000

Net income:
As reported	$4,626,676	$1,400,888	$2,650,610
Proforma	4,474,043	1,275,464	2,549,516
Net income per common share — Basic:
As reported	$1.88	$0.55	$1.04
Proforma	1.82	0.50	1.00
Net income per common share — Diluted:
As reported	$1.73	$0.52	$0.98
Proforma	1.68	0.47	0.95

All options granted during the years ended December 31, 2002, 2001 and 2000 were issued pursuant to the stock option plans. The fair value of each option grant under the plans is estimated on the date of grant using the Black-Schools option-pricing model. As allowable under SFAS No. 123, the Company used the “Minimum Value” method to measure the compensation cost of stock options granted in 2002, 2001 and 2000 with the following assumptions: expected dividend yields and volatility rates of zero, risk-free rates of 4.91%, 5.28% and 6.1%, respectively, and expected option lives of 10 years. There were no adjustments made in calculating the fair value to account for vesting provisions or for nontransferability or risk of forfeiture.

Earnings Per Share

Basic earnings per share exclude dilution and are calculated using the average number of shares outstanding. Diluted earnings per share is computed on the basis of the average number of shares outstanding plus the effect of outstanding stock options using the “treasury stock” method.

	Year ended December 31,

	2002	2001	2000

Net income available for common shareholders	$4,626,676	$1,400,888	$2,650,610

Average outstanding
Common stock	2,461,388	2,529,212	2,554,303
Stock options	220,420	187,648	156,448

Common stock and stock equivalents	2,681,808	2,716,860	2,710,751

Earnings per share
Basic	$1.88	$0.55	$1.04
Diluted	$1.73	$0.52	$0.98

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncement

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” was issued in October 2001 and addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The statement’s provisions supersede SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of,” which addressed asset impairment, and certain provisions of APB Opinion 30 related to reporting the effects of the disposal of a business segment and requires expected future operating losses from discontinued operations to be recorded in the period in which the losses are incurred rather than the measurement date. Under SFAS No. 144, more dispositions may qualify for discontinued operations treatment in the income statement. The provisions of SFAS 144 became effective for the Company on January 1, 2002, and did not have a material impact on results of operations, financial position, or liquidity.

2.	CASH AND DUE FROM BANKS

Regulation D of the Federal Reserve Act requires the bank to maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. Balances maintained are included in cash and due from banks. At December 31, 2002 and 2001 the required reserve balance was $6,237,000 and $4,625,000 respectively.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

3.	INVESTMENTS

The amortized cost and estimated fair value of held-to maturity and available-for-sale securities at December 31, 2002 and 2001 are as follows:

	2002

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities available-for-sale:
U.S. Treasury	$1,000,321	$8,119	$—	$1,008,440
U.S. Agency	4,957,528	113,212	—	5,070,740
Government agency issued MBS’s	75,153,170	1,790,597	878	76,942,889
Government agency issued CMO’s	18,721,910	250,526	—	18,972,436
Private issue CMO’s	16,679,018	158,759	2,347	16,835,430
Other	15,316,065	850,016	30,662	16,135,419
Equity	2,385,000	—	—	2,385,000

Total securities available-for-sale	$134,213,012	$3,171,229	$33,887	$137,350,354

Securities held-to-maturity:
U.S. Agency	$14,699,921	$180,864	$—	$14,880,785
States and municipalities	4,252,056	26,102	—	4,278,158

Total securities held-to-maturity	$18,951,977	$206,966	$—	$19,158,943

	2001

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities available-for-sale:
U.S. Treasury	$1,001,400	$22,040	$—	$1,023,440
U.S. Agency	3,908,519	57,571	12,810	3,953,280
Government agency issued MBS’s	51,783,351	375,511	216,692	51,942,170
Government agency issued CMO’s	13,094,101	169,713	37,982	13,225,832
Private issue CMO’s	2,000,000	—	—	2,000,000
Other	11,111,464	—	343,424	10,768,040
Equity	2,135,000	—	—	2,135,000

Total securities available-for-sale	$85,033,835	$624,835	$610,908	$85,047,762

There were no securities classified as held-to-maturity at December 31, 2001.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

3.	INVESTMENTS (Continued)

The amortized cost and estimated fair value of held-to-maturity and available-for-sale securities at December 31, 2002 and 2001, by contractual maturity, are shown below:

	Available-for-Sale

	2002		2001

		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$1,998,150	$2,018,060	$—	$—
Due in one year to five years	1,993,008	2,028,000	2,988,032	3,039,400
Due in five years to ten years	1,966,692	2,033,120	1,000,000	1,011,520
Due in longer than ten years	—	—	921,887	925,800

Total debt securities	5,957,850	6,079,180	4,909,919	4,976,720
Mortgage backed securities	110,554,098	112,750,755	66,877,452	67,168,002
Adjustable-rate mortgage mutual fund	500,000	500,000	500,000	500,000
Other securities	17,201,064	18,020,419	12,746,464	12,403,040

Total Available-for-Sale	$134,213,012	$137,350,354	$85,033,835	$85,047,762

	Held-to-maturity

	2002		2001

		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$—	$—	$—	$—
Due in one year to five years	4,706,340	4,767,975	—	—
Due in five years to ten years	9,993,581	10,112,810	—	—
Due in longer than ten years	4,252,056	4,278,158	—	—

Total held-to-maturity	$18,951,977	$19,158,943	$—	$—

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

3.	INVESTMENTS (Continued)

Proceeds from the sale of investment securities available-for-sale were approximately $17.5 million, $13.4 million and $1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Gains of $516,577, $329,397 and $0 were realized during 2002, 2001 and 2000, respectively. Proceeds from maturities of investments and investment paydowns in debt securities during 2002, 2001 and 2000 were approximately $35.1 million, $39.1 million and $2.4 million, respectively.

At December 31, 2002, investment securities available-for-sale with a carrying value of $73.8 million were pledged primarily for retail repurchase agreements, other short-term borrowings, customer letters of credit, and Federal Reserve Bank of Richmond transactions.

4.	LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable and allowance for loan losses at December 31, 2002 and 2001, are summarized as follows:

	2002	2001

Residential real estate	$50,674,514	$45,489,806
Commercial real estate	152,458,890	100,921,862
Commercial	86,177,227	74,878,193
Construction real estate	25,519,888	25,319,128
Consumer and other	9,509,864	7,049,473

Total loans	324,340,383	253,658,462
Less allowance for loan losses	3,766,866	3,290,947

NET LOANS	$320,573,517	$250,367,515

Loans are net of unearned income of approximately $325,000 and $362,000 as of December 31, 2002 and 2001, respectively.

Substantially all of the Company’s loans have been made to borrowers throughout the greater Metropolitan Washington, D.C. area, including Maryland and Virginia. The ability of the borrowers to repay their loans is dependent in part upon the economy of this area. Generally, real estate, stock, or other assets of the borrower secure the loans.

The Company serviced loans owned by others in the amount of $10.1 million, and $8.4 million, at December 31, 2002, and 2001, respectively.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

4.	LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (Continued)

The Company has followed a policy of granting loans to its directors, officers, and employees generally for the financing of their personal residences and for certain business and consumer purposes. These loans are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The aggregate balance of loans to directors and executive officers was $404,431 and $1,269,903 at December 31, 2002 and 2001, respectively. During 2002, new commitments to such related parties amounted to $125,000, advances under new and existing commitments were $216,974, and repayments amounted to $1,082,446.

Activity in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000, is summarized as follows:

	2002	2001	2000

Balance at beginning of year	$3,290,947	$2,702,599	$2,560,822
Provision for loan losses	295,000	1,005,000	260,000
Charge-offs	(412,180)	(614,482)	(424,448)
Recoveries	593,099	197,830	306,225

BALANCE AT END OF YEAR	$3,766,866	$3,290,947	$2,702,599

Information about impaired loans for the years ended December 31, 2002, and 2001, is summarized as follows:

	2002	2001

Recorded investment in impaired loans	$288,563	$2,232,722

Related allowance for loan losses	$119,227	$141,343

The loans on nonaccrual status were $288,563 and $2,232,722, at December 31, 2002 and 2001, respectively. The additional interest that would have been recorded in 2002 and 2001 had such loans been current and in accordance with their original terms amounted to $27,158 and $167,913 for the years ended December 31, 2002 and 2001, respectively.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

5.	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2002 and 2001, are summarized as follows:

	2002	2001

Furniture, fixtures, and equipment	$3,812,773	$3,508,232
Leasehold improvements	2,437,725	2,043,112

	6,250,498	5,551,344
Less accumulated depreciation and amortization	3,056,972	2,326,051

NET PREMISES AND EQUIPMENT	$3,193,526	$3,225,293

At December 31, 2002, the Company is committed for future minimum net annual rental payments under noncancelable long-term operating lease agreements for office space as follows:

December 31, 2003	$1,311,833
2004	1,337,041
2005	1,231,694
2006	1,080,099
2007	997,653
Thereafter	2,382,675

Total	$8,340,995

Certain bank facilities and equipment are leased under various operating leases. Rental expense aggregated approximately $1,338,000, net of sublease income of $80,000 in 2002, $1,025,000, net of sublease income of $92,000 in 2001, and $1,016,000, net of sublease income of $80,000 in 2000.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

6.	DEPOSITS

Deposits at December 31, 2002 and 2001, are summarized below:

	2002			2001

		Weighted Average			Weighted Average
	Amount	Rate	%	Amount	Rate	%

Noninterest-bearing	$92,374,549	0.00%	22.8%	$78,159,613	0.00%	27.8%
Savings	12,030,070	0.74	3.0	9,934,238	1.38	3.5
NOW	86,778,731	0.95	21.4	37,346,067	0.66	13.3
Money market	65,711,795	0.85	16.2	55,714,731	1.69	19.8
Certificates of deposit	148,070,400	3.78	36.6	99,959,448	5.21	35.6

	$404,965,545	1.76%	100.0%	$281,114,097	2.44%	100.0%

At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

Year ending December 31, 2003	$85,223,957
2004	27,843,725
2005	17,421,408
Thereafter	17,581,310

Total	$148,070,400

Interest expense on deposit accounts is summarized as follows:

	Year ended December 31,

	2002	2001	2000

Savings	$128,529	$191,085	$242,969
NOW	755,097	343,409	412,224
Money market	776,182	1,242,943	1,359,474
Certificates of deposit	5,563,919	5,820,646	4,637,951

	$7,223,727	$7,598,083	$6,652,618

Certificates of deposit in excess of $100,000 were $55.7 million and $38.3 million at December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, the Bank had no brokered deposits.

Interest expense on certificates of deposit in excess of $100,000 was $1.7 million, $1.7 million and $1.2 million for 2002, 2001 and 2000, respectively.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

7.	SHORT-TERM BORROWINGS

Information relating to short-term borrowings and the related weighted-average interest rate is as follows for the years ended December 31:

	2002		2001

	Amount	Rate	Amount	Rate

At year-end:
Repurchase agreements	$32,764,496	0.56%	$25,501,290	1.15%
Federal funds borrowed	5,000,000	1.57%	4,000,000	1.67%
Other short-term borrowings	5,000,000	1.01%	—	—

Total	$42,764,496	0.73%	$29,501,290	1.16%

Average balance for year:
Repurchase agreements	$41,023,922	0.98%	$29,968,681	2.72%
Federal funds borrowed	682,192	2.03%	63,014	1.67%
Other short-term borrowings	1,076,146	1.31%	—	—

Total	$42,782,260	1.01%	$30,031,695	2.71%

The Bank enters into retail repurchase agreements with certain customers to borrow funds in excess of certain deposit balances with a maturity of one day. At December 31, 2002, these funds were secured by $32.8 million of investment securities as part of the agreement to collateralize the funds.

The Company has a line of credit arrangement with the Federal Home Loan Bank of Atlanta (the “FHLB”) under which it may borrow up to $53,000,000 at interest rates based upon current market conditions, of which $37,700,000 was outstanding at December 31, 2002. The Company also had lines of credit available from the Federal Reserve, correspondent banks, and other institutions of $24,000,000 at December 31, 2002, against which there was an outstanding balance at December 31, 2002 of $5,000,000.

Interest expense on short-term borrowings is summarized as follows:

	2002	2001	2000

Retail repurchase agreements	$401,408	$799,840	$992,169
Federal funds borrowed	13,861	1,050	—
Other short-term borrowings	14,134	—	—

	$429,403	$800,890	$992,169

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

8.	LONG-TERM BORROWINGS

Long-term borrowings consisted of advances from the FHLB. The balance of outstanding FHLB advances with original maturities in excess of one year at December 31, 2002 and 2001 are shown below:

	2002	2001

FHLP 5.08% Advance due 2006	$2,700,000	$2,700,000
FHLP 5.06% Advance due 2009	10,000,000	10,000,000
FHLP 4.43% Advance due 2011	5,000,000	5,000,000
FHLP 4.87% Advance due 2011	10,000,000	10,000,000
FHLP 5.15% Advance due 2011	5,000,000	5,000,000
FHLP 3.84% Advance due 2012	5,000,000	—

	$37,700,000	$32,700,000

FHLB advances are fully collateralized by pledges of loans. The Company has pledged, under a blanket lien, all qualifying residential mortgage, multifamily mortgage, and commercial real estate loans. At December 31, 2002 and 2001, qualifying loans totaling $108.1 million and $73.9 million, respectively, have been pledged to secure current and future advances.

Interest expense on long-term borrowings was $1,741,450, $1,022,920 and $616,919 for 2002, 2001 and 2000, respectively.

9.	GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE COMPANY’S SUBORDINATED DEBENTURES

Sequoia Capital Trust I

On March 28, 2001, Sequoia Capital Trust I (“Trust I”), a newly formed subsidiary of Sequoia Bancshares, Inc, issued $7,000,000 of its 10.18% Capital Trust Preferred Securities (the “Capital Securities”) in an underwritten public offering. Proceeds of the Capital Securities were invested in the 10.18% Junior Subordinated Debentures (the “Subordinated Debentures”) of Sequoia Bancshares, Inc. After deducting underwriter’s compensation and other expenses of the offering, the net proceeds were available to the Company for general corporate purposes, including capital contributions to SequoiaBank, for use in investment activities and for working capital.

Trust I is a Delaware business trust created for the purpose of issuing the Capital Securities and purchasing the Subordinated Debentures, which are its sole assets. The Company owns all of the outstanding common securities of Trust I. The Company has fully and unconditionally guaranteed the Trust’s obligations under the Capital Securities.

The Capital Securities of the Trust I and the Subordinated Debentures each mature on March 19, 2031. If certain conditions are met, the maturity dates of the Capital Securities and the Subordinated Debentures may be shortened by a date no earlier than June 8, 2011. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity. The Capital Securities pay dividends semiannually at an annual rate of 10.18%. Dividends to the holders of the Capital Securities are

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

9.	GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE COMPANY’S SUBORDINATED DEBENTURES (Continued)

Sequoia Capital Trust I (Continued)

included in interest expense, within the category titled “Interest on long-term borrowings.” Dividend payments on the Capital Securities may be deferred at any time or from time to time for a period not to exceed 10 consecutive semi-annual periods in a deferral period.

Sequoia Capital Trust II

On November 28, 2001, Sequoia Capital Trust II (“Trust II”), a newly formed subsidiary of Sequoia Bancshares, Inc, issued $3,000,000 of its variable rate Capital Trust Preferred Securities (the “Capital Securities”) in an underwritten public offering. The variable rate resets semi-annually, equal to the six-month LIBOR plus 3.75% (5.17% at December 31, 2002). Proceeds of the Capital Securities were invested in the variable rate Junior Subordinated Debentures (the “Subordinated Debentures”) of Sequoia Bancshares, Inc. The variable rate of the Subordinated Debentures resets semi-annually, equal to the six-month LIBOR plus 3.75%. After deducting underwriter’s compensation and other expenses of the offering, the net proceeds were available to the Company for general corporate purposes, including capital contributions to SequoiaBank, for use in investment activities and for working capital.

Trust II is a Delaware business trust created for the purpose of issuing the Capital Securities and purchasing the Subordinated Debentures, which are its sole assets. The Company owns all of the outstanding common securities of Trust II. The Company has fully and unconditionally guaranteed the Trust’s obligations under the Capital Securities.

The Capital Securities of Trust II and the Subordinated Debentures each mature on November 27, 2031. If certain conditions are met, the maturity dates of the Capital Securities and the Subordinated Debentures may be shortened by a date no earlier than December 8, 2011. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity. The Capital Securities pay dividends semiannually at an annual rate of LIBOR plus 3.75%. Dividends to the holders of the Capital Securities are included in interest expense, within the category titled “Interest on borrowings.” Dividend payments on the Capital Securities may be deferred at any time or from time to time for a period not to exceed 10 consecutive semi-annual periods in a deferral period.

For financial reporting purposes, these Trusts are treated as subsidiaries of the Company and consolidated in the corporate financial statements. The Capital Securities are presented as a separate category of long-term debt on the Consolidated Statements of Financial Condition entitled “Guaranteed preferred beneficial interests in the Company’s subordinated debentures.” The Capital Securities are not included as a component of stockholders’ equity in the Consolidated Statements of Financial Condition. For regulatory purposes, however, the Federal Reserve Board treats the Capital Securities as Tier 1 or Tier 2 capital.

Interest expense for the Capital Securities of Trust I and Trust II totaled $890,182 and $569,022 for the year ended December 31, 2002 and December 31, 2001, respectively.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

10.	INCOME TAXES

The provision for income taxes consists of the following:

	2002	2001	2000

Current tax expense
Federal	$1,687,337	$920,492	$983,507
State	392,693	192,265	215,620

	2,080,030	1,112,757	1,199,127
Benefit of net operating loss carryforwards	(159,212)	(1,060,756)	(1,135,187)

Net current tax expense	1,920,818	52,001	63,940

Deferred tax expense
Federal	267,127	437,224	977,726
State	112,007	96,791	207,396

	379,134	534,015	1,185,122

Decrease in valuation allowance	(155,916)	—	(839,062)

Total provision for income taxes	$2,144,036	$586,016	$410,000

The components of the net deferred tax assets and liabilities resulting from temporary differences are as follows:

	2002	2001

Deferred tax assets:
Provision for losses on loans and other real estate owned	$1,151,719	$773,337
Deferred loan fees	—	(63,157)
Bank premises and equipment	144,538	267,334
Net operating loss carryforwards	737,465	732,588
Other	532,004	637,786

Total temporary differences	2,565,726	2,347,888

Tax effect of unrealized gains on available-for-sale investment securities	(1,211,642)	(5,380)

Total deferred tax assets	1,354,084	2,342,508
Valuation allowance	(472,048)	(627,964)

Deferred tax asset, net	$882,036	$1,714,544

The Company has net operating loss carryforwards totaling approximately $1.6 million at December 31, 2002. These net operating loss carryforwards expire between 2003 and 2009.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

11.	STOCK OPTIONS

Stock Option Plans

The Company adopted stock option plans for 2000 and 1995 under which pools of 150,000 and 250,000 shares, respectively, have been reserved. The plans are administered and terms of option grants are established by the Board of Directors. Under the terms of the plans, options may be granted to the Company’s employees and directors to purchase shares of common stock. Options become exercisable ratably over a vesting period as determined by the Board of Directors, and expire over terms not exceeding 10 years from the date of grant. The Board of Directors determines the option price (not less than fair market value) at the date of grant.

At December 31, 2002, 2001 and 2000, the Company had outstanding exercisable options to sell 42,554, 42,554 and 22,409 shares, respectively, of common stock to directors at exercise prices ranging from $5.00 to $8.00 per share. The options expire through 2012.

The following summarizes stock option transactions:

	Options	Per share exercise
	outstanding	price

Outstanding, December 31, 1999	248,988	$5.00 - $6.01
Options granted	53,012	$7.50 - $8.00
Options exercised	(5,700)	$5.00
Options forfeited	(22,800)	$5.00 - $8.00

Outstanding, December 31, 2000	273,500	$5.00 - $6.01
Options granted	103,533	$7.50 - $8.00
Options exercised	—
Options forfeited	(20,500)	$5.00 - $8.00

Outstanding, December 31, 2001	356,533	$5.00 - $8.00
Options granted	18,500	$10.00 - $12.00
Options exercised	(16,050)	$5.00
Options forfeited	(10,779)	$5.00 - $8.00

Outstanding, December 31, 2002	348,204	$5.00 - $12.00

Number of options exercisable, December 31, 2002	199,502	$5.00 - $8.00

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

12.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregated fair value amounts presented do not represent the underlying value of the Company.

The carrying value and fair value of financial instrument assets and liabilities at December 31, 2002 and 2001 are as follows:

	2002		2001

	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Assets:
Cash	$19,717,235	$19,717,235	$21,584,952	$21,584,952
Federal funds sold	12,438,939	12,438,939	3,220,944	3,220,944
Investment securities available for sale	137,350,354	137,350,354	85,047,762	85,047,762
Investment securities held to maturity	18,951,977	19,158,943	—	—
Loans receivable, net	320,573,517	322,709,000	250,367,515	255,233,053
Accrued interest receivable	2,685,573	2,685,573	1,833,847	1,833,847
Liabilities:
Deposits	$404,965,545	$409,992,000	$281,114,097	$283,309,000
Fed Funds Purchased	5,000,000	5,000,000	4,000,000	4,000,000
Retail repurchase agreements	32,764,496	32,764,496	25,501,290	25,501,290
Other short-term borrowings	5,000,000	5,000,000
FHLB advances	37,700,000	45,129,000	32,700,000	35,931,000
Guaranteed preferred beneficial interests in the Company’s subordinated debentures	10,000,000	10,000,000	10,000,000	10,153,000
Accrued interest payable	264,615	264,615	226,636	226,636

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

12.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The fair value of cash, federal funds sold, and accrued interest receivable approximates the carrying value. The fair value of investment securities is determined by reference to quoted market prices. The fair value of loans receivable is determined by estimated market prices and by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings, and for the same remaining terms to maturity. The fair value of construction, home equity, and consumer loans approximates the carrying value. The fair value of demand deposits, savings accounts, NOW accounts, and money market deposit accounts is the carrying value. For time deposits, fair value is determined by discounting future cash flows, using the rates currently offered for deposits with similar remaining terms to maturity. The fair value of retail repurchase agreements approximates the carrying value. The fair value of FHLB Advances is determined by discounting future cash flows, using the current rates offered for similar maturities. The fair value of accrued interest payable approximates the carrying value.

The Bank had $96.8 million of off-balance sheet financial commitments, which are primarily commitments to originate new loans, construction loans in process and unused lines of credit. Since these obligations are primarily based upon current market rates, the carrying amount is considered to be a reasonable estimate of fair market value.

13.	COMMITMENTS AND CONTINGENCIES

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are not expected to be drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based upon management’s credit evaluation of the customer. Collateral held varies but may include residential real estate; income-producing properties; land; accounts receivable; other business assets; and/or property, plant, and equipment. At December 31, 2002, the Company had outstanding commitments to originate loans totaling approximately $26.4 million.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2002, the Company was conditionally committed under standby letters of credit aggregating approximately $5.3 million.

The Company has unused lines of credit totaling $70.4 million at December 31, 2002.

The Company has deferred compensation agreements with two officers and several directors of the Company. These agreements were established on January 1997. At December 31, 2002, the present value of the deferred compensation payable under these agreements is $1,231,814. The cost of these plans was $284,047 and $180,529 for the years ended December 31, 2002 and 2001, respectively.

The Company has a non-qualified deferred 401(k) restoration plan, which allows employees to maximize permissible 401(k) plan contributions not available through the company’s regular 401(k) plan. At December 31, 2002, the present value of the deferred compensation payable under this plan is $15,355. This plan was

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

13.	COMMITMENTS AND CONTINGENCIES (Continued)

established on January 2002. Contributions to the plan are made exclusively by employees with no cost to the Company.

14.	EMPLOYEE BENEFIT PLAN

401(k) Plan

The Company maintains a contributory defined contribution benefit plan (401(k)) covering substantially all employees. Employee contributions are voluntary. The Company makes discretionary contributions annually as approved by the Board of Directors. During 2002, 2001, and 2000, the Company matched $.50 for each $1 contributed by participants up to 6% of base compensation. Contribution expense for the years ended December 31, 2002, 2001, and 2000, was $128,000, $102,000, and $76,732, respectively.

15.	REGULATORY MATTERS

The Company and SequoiaBank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possible additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). At December 31, 2002 and 2001, the capital levels of the Company and the Bank exceed all capital adequacy requirements to which they are subject.

At December 31, 2002, the most recent notification from regulatory authorities categorized the Bank as well capitalized under the framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category.

Sequoia Bancshares, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Years ended December 31, 2002, 2001, and 2000

15.	REGULATORY MATTERS (Continued)

					To be well capitalized
			For capital adequacy		under prompt corrective
	Actual		purposes		action provisions

	Ratio	Amount	Ratio	Amount	Ratio	Amount

As of December 31, 2002 (dollars in thousands):
Total Capital (to risk-weighted assets):
Company	10.51%	$37,612	8.00%	$28,620	10.00%	$35,775
Sequoia Bank	10.33%	36,893	8.00%	28,560	10.00%	35,700
Tier 1 Capital (to risk-weighted assets):
Company	9.16%	32,767	4.00%	14,310	6.00%	21,465
SequoiaBank	9.28%	33,126	4.00%	14,280	6.00%	21,420
Tier 1 Capital (to average assets):
Company	6.44%	32,767	4.00%	20,341	5.00%	25,426
SequoiaBank	6.52%	33,166	4.00%	20,321	5.00%	25,401
As of December 31, 2001 (dollars in thousands):
Total Capital (to risk-weighted assets):
Company	11.70%	32,471	8.00%	22,210	10.00%	27,763
Sequoia Bank	11.41%	31,535	8.00%	22,113	10.00%	27,641
Tier 1 Capital (to risk-weighted assets):
Company	9.52%	26,440	4.00%	11,105	6.00%	16,658
SequoiaBank	10.22%	28,244	4.00%	11,056	6.00%	16,585
Tier 1 Capital (to average assets):
Company	7.58%	26,440	4.00%	13,956	5.00%	17,444
SequoiaBank	8.10%	28,244	4.00%	13,942	5.00%	17,427

16.	LEGAL PROCEEDINGS

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank’s consolidated financial statements.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

dated as of April 4, 2003

by and between

UNITED BANKSHARES, INC.

and

SEQUOIA BANCSHARES, INC.

(continued)

          AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 4, 2003, (this “Agreement”), by and between SEQUOIA BANCSHARES, INC. (“Sequoia”) and UNITED BANKSHARES, INC. (“United”).

RECITALS

          A. Sequoia. Sequoia is a Delaware corporation, having its principal place of business in Bethesda, Maryland.

          B. United. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

          C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 (the “Code”).

          D. Board Action. The respective Boards of Directors of each of United and Sequoia have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          “Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Sequoia or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Sequoia or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.02.

          “Average Closing Price” has the meaning set forth in Section 9.01(f).

          “Bank Merger” has the meaning set forth in Section 3.01(a).

          “Bank Merger Effective Date” has the meaning set forth in Section 3.02.

          “Cash Consideration” has the meaning set forth in Section 4.01(a)

          “Cash Election” has the meaning set forth in Section 4.02(b).

          “Cash Election Shares” has the meaning set forth in Section 4.02(b).

           “Cash Proration Factor” has the meaning set forth in Section 4.02(e).

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m).

          “Consultants” has the meaning set forth in Section 6.03(m).

          “Corporation Commission” means the Virginia State Corporation Commission.

          “Costs” has the meaning set forth in Section 7.11(a).

          “Determination Date” has the meaning set forth in Section 9.01(f).

          “Directors” has the meaning set forth in Section 6.03(m).

          “Disclosure Schedule” has the meaning set forth in Section 6.01.

          “Dissenters’ Shares” has the meaning set forth in Section 4.08.

          “DOL” means the United States Department of Labor.

          “Effective Date” has the meaning set forth in Section 2.02(a).

          “Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).

          “Election Deadline” has the meaning set forth in Section 4.02(c).

          “Election Form” has the meaning set forth in Section 4.02(a).

          “Election Modification Period” has the meaning set forth in Section 4.02(c).

          “Employees” has the meaning set forth in Section 6.03(m).

          “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          “Exchange Agent” has the meaning set forth in Sections 4.02(c).

          “Exchange Fund” has the meaning set forth in Section 4.05(a).

          “Exchange Ratio” has the meaning set forth in Section 4.01(a).

           “Fee” has the meaning set forth in Section 9.03(a).

          “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          “IRS” has the meaning set forth in Section 6.03(m)(i).

          “Indemnified Party” has the meaning set forth in Section 7.11(a).

          “Index Ratio” has the meaning set forth in Section 9.01(f).

          “Insurance Amount” has the meaning set forth in Section 7.11(b).

          “Letter Agreement” has the meaning set forth in Section 7.05(d).

          “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          “Material Adverse Effect” means, with respect to United or Sequoia, any effect that (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Sequoia and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or Sequoia to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (e) actions and omissions of United or Sequoia taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, or (f) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement. “Merger” has the meaning set forth in Section 2.01(b).

          “Merger Consideration” has the meaning set forth in Section 4.01(a).

          “Merger Sub” means a Delaware corporation, and/or one or more other corporations or limited liability companies to be organized under the corporate laws of the State of Delaware by United prior to the Effective Time.

          “MGCL” means the Maryland General Corporation Law.

          “Mixed Election” has the meaning set forth in Section 4.02(b).

          “NASDAQ” means The NASDAQ Stock Market, Inc.’s National Market System.

          “New Certificate” has the meaning set forth in Section 4.05(a).

          “Non-Election” has the meaning set forth in Section 4.02(b).

          “Non-Election Proration Factor” has the meaning set forth in Section 4.02(e).

          “Non-Election Shares” has the meaning set forth in Section 4.02(b).

          “Old Certificate” has the meaning set forth in Section 4.05(a).

          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

          “Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

          “Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in United’s SEC Documents.

          “Proxy Statement” has the meaning set forth in Section 7.03(a).

          “Registration Statement” has the meaning set forth in Section 7.03(a).

          “Regulatory Authorities” has the meaning set forth in Section 6.03(i).

          “Replacement Option” has the meaning set forth in Section 4.07(a).

          “Representative” has the meaning set forth in Section 4.02(b).

          “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          “SEC” means the Securities and Exchange Commission.

          “Secretary of State” means the Secretary of State of the State of Delaware.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          “Sequoia” has the meaning set forth in the preamble to this Agreement.

          “Sequoia Affiliate” has the meaning set forth in Section 7.07(a).

          “SequoiaBank” means SequoiaBank, a commercial bank chartered under the laws of the State of Maryland.

          “Sequoia Board” means the Board of Directors of Sequoia.

          “Sequoia By-Laws” means the By-laws of Sequoia.

          “Sequoia Certificate” means the Amended Certificate of Incorporation of Sequoia.

          “Sequoia Common Stock” means the common stock, par value $.01 per share, of Sequoia.

           “Sequoia Meeting” has the meaning set forth in Section 7.02.

          “Sequoia Stock Options” has the meaning set forth in Section 4.07(a).

          “Sequoia Stock Plans” has the meaning set forth in Section 4.07(a).

          “Sequoia Trust Preferred Stock” means preferred shares of stock issued by Sequoia Capital Trust I and Sequoia Capital Trust II, second tier business trust subsidiaries of Sequoia.

          “Shortfall Number” has the meaning set forth in Section 4.02(e).

          “Stock Consideration” has the meaning set forth in Section 4.01(a).

          “Stock Conversion Number” has the meaning set forth in Section 4.02(d).

          “Stock Election” has the meaning set forth in Section 4.02(b).

          “Stock Election Number” has the meaning set forth in Section 4.02(b).

          “Stock Election Shares” has the meaning set forth in Section 4.02(b).

          “Stock Proration Factor” has the meaning set forth in Section 4.02(e).

          “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

          “Surviving Corporation” has the meaning set forth in Section 2.01(b).

          “Takeover Laws” has the meaning set forth in Section 6.03(o).

          “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

          “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

          “Treasury Stock” shall mean shares of Sequoia Common Stock held by Sequoia or any of its Subsidiaries in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

          “United” has the meaning set forth in the preamble to this Agreement.

          “United Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.

          “United Board” means the Board of Directors of United.

           “United Common Stock” means the common stock, par value $2.50 per share, of United.

          “United Compensation and Benefit Plans” has the meaning set forth in Section 6.04(k)(i).

          “United Consultants” has the meaning set forth in Section 6.04(k)(i).

          “United Directors” has the meaning set forth in Section 6.04(k)(i).

          “United Employees” has the meaning set forth in Section 6.04(k)(i).

          “United ERISA Affiliate” has the meaning set forth in Section 6.04(k)(iii).

          “United ERISA Affiliate Plan” has the meaning set forth in Section 6.04(k)(iii).

          “United Pension Plan” has the meaning set forth in Section 6.04(k)(ii).

          “United Ratio” has the meaning set forth in Section 9.01(f).

          “United’s SEC Documents” has the meaning set forth in Section 6.04(g).

          “VSCA” means the Virginia Stock Corporation Act.

ARTICLE II

The Merger

     2.01 The Merger. (a) Prior to the Effective Time, United shall take any and all action necessary (i) duly to organize the Merger Sub for the purpose of consummating the Merger; (ii) to cause Merger Sub to become a party to this Agreement, to be evidenced by the execution by the Merger Sub of a supplement to this Agreement in substantially the form of Annex A and delivery thereof to Sequoia; and (iii) to cause Merger Sub to take all actions necessary or proper to comply with the obligations of United and such Merger Sub to consummate the transactions contemplated hereby.

          (b) At the Effective Time, Sequoia shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of Sequoia shall cease and Merger Sub shall survive and continue to exist as a Delaware corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). United may at any time prior to the Effective Time change the method of effecting the combination with Sequoia (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) cause the approval of the stockholders of United to be required as a condition to the Merger, (ii) alter or change the amount or kind of Merger Consideration (as hereinafter defined), or the relative proportions of cash and United Common Stock included therein, (iii) adversely affect the tax treatment of Sequoia’s stockholders as a result of receiving the Merger Consideration or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that United shall provide Sequoia prior written notice of such change and the reasons therefore.

          (c) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of a certificate of merger in accordance with Section 251 of the DGCL or such later date and time as may be set forth in such certificate of merger. The Merger shall have the effects prescribed in the DGCL.

          (d) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.02 Effective Date and Effective Time. (a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of United, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

          (b)  Notwithstanding any other provision in this Agreement to the contrary, if United shall exercise its right to delay the Effective Date pursuant to this Section, and a record date for any dividend or other distribution in respect of the United Common Stock is taken during the period of such delay such that the Sequoia stockholders will not be entitled to participate in such dividend, each stockholder of Sequoia shall be entitled to receive, upon surrender of the Old Certificates and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of United Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

ARTICLE III

The Bank Merger

     3.01 The Bank Merger. (a) At the Effective Time, SequoiaBank, a wholly-owned subsidiary of Sequoia, shall merge with and into United Bank, a wholly-owned subsidiary of United (the “Bank Merger”), the separate existence of SequoiaBank shall cease and United Bank shall survive and continue to exist as a Virginia banking corporation. United may at any time prior to the Effective Time, change the method of effecting the combination with SequoiaBank (including without limitation the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and United Common Stock included therein, (ii) adversely affect the tax treatment of Sequoia’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, and provided further, that United shall provide Sequoia with prior written notice of such change and the reasons therefore.

          (b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the occurrence of the filing in the office in the Corporation Commission of articles of merger in accordance with the VSCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Corporation Commission under the VSCA. The Bank Merger shall have the effects prescribed in the VSCA.

     3.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur on the Effective Date or such later date to which the parties may agree in writing.

ARTICLE IV

Consideration; Exchange Procedures

     4.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) Stock Consideration and Cash Consideration. Each holder of a share of Sequoia Common Stock (other than Sequoia or its subsidiaries or United and its subsidiaries and Dissenters’ Shares, except for shares held by them in a fiduciary capacity) shall receive in respect thereof, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) 1.4071 shares (“Exchange Ratio”) of United Stock (the “Stock Consideration”) or (ii) $39.40 in cash without interest (the “Cash Consideration”) or a combination of the Stock Consideration and the Cash Consideration. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

          (b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) Treasury Shares. Each share of Sequoia Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

          (d) Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the merger, and no consideration shall be issued in exchange therefore.

     4.02 Election and Proration Procedures.

          (a) An election form in such form as Sequoia and United shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Sequoia Common Stock as of a record date that shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Sequoia Common Stock. United shall make available Election Forms as may be reasonably requested by all persons who become holders of Sequoia Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Sequoia shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

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          (b) Each Election Form shall entitle the holder of shares of Sequoia Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) elect to receive the Stock Consideration with respect to some of such holder’s shares and the Cash Consideration with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Holders of record of shares of Sequoia Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Sequoia Common Stock held by that Representative for a particular beneficial owner. Shares of Sequoia Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Sequoia Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Sequoia Common Stock as to which no election has been made are referred to as “Non-Election Shares.” For purposes of this Section, Dissenters’ Shares shall be deemed Cash Election Shares. The aggregate number of shares of Sequoia Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

          (c) To be effective, a properly completed Election Form must be received by a bank or trust company designated by United and reasonably satisfactory to Sequoia (the “Exchange Agent”) on or before 5:00 p.m., New York City time, on the third business day immediately preceding the Sequoia Meeting (or such other time and date as Sequoia and United may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and, if required by United, indemnification regarding the loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Sequoia Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Sequoia stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Sequoia stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. Notwithstanding the previous two sentences, if the Effective Time shall not occur within 15 days following the Election Deadline, then during the period commencing on the 16th day following the Election Deadline and ending on 5:00 p.m., New York City time, on the third business day prior to the Closing Date (the “Election Modification Period”), any Sequoia stockholder may change or revoke his or her election in the manner specified in the previous two sentences. All elections shall be revoked automatically if the Exchange Agent is notified in writing by United and Sequoia that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed

Election Form by the Election Deadline, (ii) revokes (as opposed to changes) his or her Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline or (iii) revokes his or her Election Form during the Election Modification Period, the shares of Sequoia Common Stock held by such stockholder shall be designated Non-Election Shares. United shall cause the Certificates representing Sequoia Common Stock described in (ii) or (iii) in the immediately preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in this Agreement, 75% of the total number of shares of Sequoia Common Stock outstanding at the Effective Time (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining outstanding shares of Sequoia Common Stock (excluding shares of Sequoia Common Stock to be canceled as provided in Section 4.01(c) and Dissenters’ Shares) shall be converted into the Cash Consideration.

          (e) Within three business days after the later to occur of the Election Deadline or the Effective Time, United shall cause the Exchange Agent to effect the allocation among holders of Sequoia Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the number of shares of United Common Stock equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Exchange Ratio by (3) a fraction the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number (the “Stock Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Cash Consideration by (3) one minus the Stock Proration Factor;

                (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

               (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the number of shares of United Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

               (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the number of shares of United Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares (the “Cash Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

     4.03 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Sequoia Common Stock shall cease to be, and shall have no rights as, stockholders of Sequoia, other than to receive the Merger Consideration and any dividend or other distribution with respect to such Sequoia Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on United Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Sequoia or the Surviving Corporation of shares of Sequoia Common Stock.

     4.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of United Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, United shall pay to each holder of Sequoia Common Stock who would otherwise be entitled to a fractional share of United Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of United Common Stock as reported by NASDAQ reporting system (as reported in the Wall Street Journal) on the Effective Date.

     4.05 Exchange Procedures.

          (a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Sequoia Common Stock (“Old Certificates”), for exchange in accordance with this Article IV, (i) certificates representing the shares of United Common Stock (“New

Certificates”) and (ii) an amount of cash necessary to pay the cash portion of the Merger Consideration and any payments required by Section 2.02(b) (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

          (b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates who has not previously submit such Old Certificates with a properly completed Election Form a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, and the cash, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of Sequoia Common Stock represented by the Old Certificates shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefore (i) a New Certificate representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article IV, if any, a (ii) a check representing the amount of the cash that such holder is entitled to receive pursuant to Article IV, if any, (iii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article IV, and (iv) any payment required by Section 2.02(b), and the Old Certificates so surrendered shall forthwith be cancelled.

          (c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Sequoia Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Sequoia Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 4.05. After becoming so entitled in accordance with this Section 4.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Sequoia for twelve months after the Effective Time shall be paid to United. Any stockholders of Sequoia who have not theretofore complied with this Article IV shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Sequoia Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     4.06 Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefore shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted.

     4.07 Options. (a) At the Effective Time, each outstanding option (each, a “Sequoia Stock Option”) to purchase shares of Sequoia Common Stock under any and all plans of Sequoia under which stock options have been granted and are outstanding (collectively, the “Sequoia Stock Plans”) shall vest pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Sequoia Stock Option (other than any requirement that an option be exercised within a specific time period after termination of employment or cessation of service as a non-employee director which requirement shall be waived or deleted from each option by amendment thereto), the number of shares of United Common Stock equal to (a) the number of shares of Sequoia Common Stock subject to the Sequoia Stock Option, multiplied by (b) the Exchange Ratio. Such product shall be rounded to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each Replacement Option shall equal (y) the exercise price per share for the shares of Sequoia Common Stock which were purchasable pursuant to such Sequoia Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Sequoia Stock Option which is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Sequoia shall use its reasonable best efforts, including using its reasonable best efforts to obtain any necessary consents from optionees, with respect to the Sequoia Stock Plans to permit the replacement of the outstanding Sequoia Stock Options by United pursuant to this Section and to permit United to assume the Sequoia Stock Plans. Sequoia shall further take all action necessary to amend the Sequoia Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Sequoia Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that United shall have no obligation with respect to any awards under the Sequoia Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Sequoia Stock Plans.

          (b) At all times after the Effective Time, United shall reserve for issuance such number of shares of United Common Stock as necessary so as to permit the exercise of options granted under the Sequoia Stock Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. United shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and United shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

     4.08 Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of Sequoia Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.05 of the Old Certificates that, immediately prior to the Effective Time, evidenced such shares.

ARTICLE V

Actions Pending the Effective Time

     5.01 Forebearances of Sequoia. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of United, Sequoia will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Sequoia and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Sequoia’s ability to perform any of its material obligations under this Agreement.

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Sequoia Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Sequoia Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend (other than regular quarterly cash dividends at a rate not in excess of $.025 per share of Sequoia Common Stock on the record and payment dates consistent with past practice and dividends from wholly-owned Subsidiaries to Sequoia or another wholly-owned Subsidiary of Sequoia) on or in respect of, or declare or make any distribution on any shares of Sequoia Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Sequoia or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $400,000 in the aggregate, (ii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law, (iv) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (v) for grants of awards to newly hired employees consistent with past practice.

          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Sequoia or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

          (h) Governing Documents. Amend the Sequoia Certificate, Sequoia By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Sequoia’s Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify in any material respect any of its existing material contracts.

          (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Sequoia and its Subsidiaries, taken as a whole.

          (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

          (o) Commitments. Agree or commit to do any of the foregoing.

     5.02 Forebearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Sequoia, United will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon United’s ability to perform any of its material obligations under this Agreement.

          (b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (c) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program.

          (d) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided.

          (e) Transactions Involving United. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefore, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, however, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Sequoia Common Stock, upon completion of the Merger and their receipt of United Common Stock, in the same manner as the holders of United Common Stock.

          (f) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the Merger to the stockholders of Sequoia.

          (g) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

     6.01 Disclosure Schedules. On or prior to the date hereof, United has delivered to Sequoia a schedule and Sequoia has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Sequoia’s representations, warranties and covenants contained in this Agreement are qualified by reference to the Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of United.

     6.02 Standard. No representation or warranty of Sequoia or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., Kendal E. Carson, James J. Consagra, Jr., James B. Hayhurst, Jr., John Neuner, III, Joe L. Wilson and Steven E. Wilson, and (ii) with respect to Sequoia, actual knowledge of James G. Tardiff, J. Paul McNamara, John V. Pollock, and Domingo Rodriguez.

     6.03 Representations and Warranties of Sequoia. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Sequoia hereby represents and warrants to United:

          (a) Organization and Standing. Sequoia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sequoia is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Capitalization. As of the date hereof, the authorized capital stock of Sequoia consists of (i) 4,000,000 shares of Sequoia Common Stock, of which as of March 31, 2003, 2,461,987 shares were outstanding and an additional 108,366 shares were held in treasury, and (ii) 500,000 shares of preferred stock, $.01 par value, none of which are issued and outstanding or held in treasury as of the date hereof. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the Sequoia Stock Plans, Sequoia does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sequoia Common Stock or any other equity securities of Sequoia or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Sequoia Common Stock or other equity securities of Sequoia or any of its Subsidiaries. As of March 31, 2003, Sequoia has 353,204 shares of Sequoia Common Stock which are issuable and reserved for issuance upon the exercise of Sequoia Stock Options. The outstanding shares of Sequoia Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

          (c) Subsidiaries. (i) Sequoia has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) Sequoia owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Sequoia or its Subsidiaries are fully paid and nonassessable and are owned by Sequoia or its Subsidiaries free and clear of any Liens.

               (ii) Sequoia has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of March 31, 2003.

               (iii) Each of Sequoia’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. Each of Sequoia and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Sequoia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of Sequoia Common Stock entitled to vote thereon (which is the only vote of Sequoia stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Sequoia and the Sequoia Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Sequoia, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Sequoia Board of Directors has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the consideration to be received by the holders of Sequoia Common Stock in the Merger is fair to the holders of Sequoia Common Stock from a financial point of view.

          (f) Consents and Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Sequoia or any of its Subsidiaries in connection with the execution, delivery or performance by Sequoia of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and (B) the filing of a certificate of merger with the Secretary of State pursuant to the DGCL and the issuance of a certificate of merger in connection therewith. As of the date hereof, Sequoia is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

               (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Sequoia or of any of its Subsidiaries or to which Sequoia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Sequoia Certificate or the Sequoia By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

          (g) Financial Reports; Absence of Certain Changes or Events. (i) Each of the audited financial statements of Sequoia for the fiscal years ended December 31, 2000, 2001 and 2002 (including the related notes and schedules thereto), fairly presents, or will fairly present, the financial position of Sequoia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements of Sequoia (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Sequoia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein.

               (ii) Since December 31, 2002, Sequoia and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

               (iii) Since December 31, 2002, (A) Sequoia and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Sequoia.

          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Sequoia or any of its Subsidiaries and, to Sequoia’s knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Regulatory Matters. (i) Neither Sequoia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

               (ii) Neither Sequoia nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

               (iii) Sequoia is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

          (j) Compliance with Laws. Each of Sequoia and its Subsidiaries:

               (i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Sequoia’s knowledge, no suspension or cancellation of any of them is threatened;

               (iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Sequoia or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Sequoia’s knowledge, do any grounds for any of the foregoing exist);

               (iv) Since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy; and

               (v) At the Effective Time, the assumption by United of Sequoia’s obligations under Paragraphs 7.12 and 7.14(b) would be in compliance with Section 13(k) of the Exchange Act, if such statute were to apply to Sequoia.

          (k) Material Contracts; Defaults. Except for this Agreement, neither Sequoia nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Sequoia nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) No Brokers. No action has been taken by Sequoia that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

          (m) Employee Benefit Plans. Sequoia has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Sequoia or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Neither Sequoia nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

               (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS.”), and Sequoia is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Sequoia, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Sequoia nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Sequoia or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

               (iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Sequoia or any of its Subsidiaries or any entity (and “ERISA Affiliate”) which is considered one employer with Sequoia under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Sequoia, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

               (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Sequoia or any of its Subsidiaries is a party have been timely made or have been reflected on Sequoia’s financial statements. None of Sequoia, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

               (v) Neither Sequoia nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Sequoia or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

               (vi) Sequoia and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

               (vii) With respect to each Compensation and Benefit Plan, if applicable, Sequoia has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

               (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

               (ix) Neither Sequoia nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

               (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of United, Sequoia or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) Labor Matters. Neither Sequoia nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Sequoia or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Sequoia or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Sequoia’s knowledge, threatened, nor is Sequoia aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Takeover Laws. Sequoia has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Sequoia (collectively, “Takeover Laws”), including, without limitation, Section 203 of the DGCL.

          (p) Environmental Matters. To Sequoia’s knowledge, neither the conduct nor operation of Sequoia or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Sequoia’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Sequoia’s knowledge, neither Sequoia nor any of its Subsidiaries has received any notice from any person or entity that Sequoia or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (q) Tax Matters. All Tax Returns that are required to be filed by or with respect to Sequoia and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Sequoia or its Subsidiaries. Sequoia has made available to United true and correct copies of the United States Federal Income Tax Returns filed by Sequoia and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2000. Neither Sequoia nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2002 in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Sequoia as of December 31, 2002 for each of the three years in the period ended December 31, 2002. As of the date hereof, neither Sequoia nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (r) Risk Management Instruments. Neither Sequoia nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Sequoia’s own account, or for the account of one or more of Sequoia’s Subsidiaries or their customers.

          (s) Books and Records. The books and records of Sequoia and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

          (t) Insurance. Sequoia Previously Disclosed all of the insurance policies, binders, or bonds maintained by Sequoia or its Subsidiaries. Sequoia and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Sequoia reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Sequoia and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (u) Disclosure. The representations and warranties contained in this Section 6.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.03, in light of the circumstances in which they are made, not misleading.

     6.04 Representations and Warranties of United. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, United hereby represents and warrants to Sequoia:

          (a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Capitalization. As of the date hereof, the authorized capital stock of United consists solely of 100,000,000 shares of United Common Stock, of which as of March 31, 2003, 43,381,769 shares, including 1,628,982 shares held in treasury, were outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock or other equity securities of United or any of its Subsidiaries. As of March 31, 2003, United has 1,848,856 shares of

United Common Stock which are issuable and reserved for issuance upon exercise of United Stock Options. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

               (ii) The shares of United Common Stock to be issued in exchange for shares of Sequoia Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ National Market System.

          (c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

          (d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Shareholder approval of the transactions contemplated hereby is not required. Assuming due authorization, execution and delivery by Sequoia, this Agreement is a valid and legally binding agreement of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

          (f) Consents and Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) filings with the NASDAQ National Market System regarding the United Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of a certificate of merger with the Secretary of State pursuant to the DGCL and the issuance of the related certificate of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Stock in the Merger; and (F) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

               (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Absence of Certain Changes or Events. United’s Annual Report on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange in the form filed or to be filed (collectively “United’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any of United’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of United in any of United’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

               (ii) Since December 31, 2002, United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

               (iii) Since December 31, 2002, (A) United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.

          (h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to the best of United’s knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Regulatory Matters. Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

               (ii) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

               (iii) United is not a financial holding company as defined by the Gramm-Leach-Bailey Act of 1999.

          (j) Compliance with Laws. Each of United and its Subsidiaries:

               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

               (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist); and

               (iv) since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

          (k) Employee Benefit Plans. United has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “United Employees”), current or former consultant (the “United Consultants”) or current or former director (the “United Directors”) of United or any of its Subsidiaries participates or to which any United Employees, United Consultants or United Directors are a party (the “United Compensation and Benefit Plans”).

               (ii) Each United Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and United is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

               (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “United ERISA Affiliate Plan”). None of United, any of its Subsidiaries or any United ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA

Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

               (iv) All contributions required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

               (v) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such United Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

               (vi) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign Employees.

               (vii) With respect to each United Compensation and Benefit Plan, if applicable, United has provided or made available to Sequoia, true and complete copies of existing: (A) United Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

               (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any United Employee, United Consultant or United Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any United Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any United Compensation and Benefit Plan.

               (ix) Neither United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

               (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of United, Sequoia or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (l) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

          (m) Takeover Laws. United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to United.

          (n) Environmental Matters. To United’s knowledge, neither the conduct nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to United’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United’s knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (o) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of United or its Subsidiaries. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by United’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in United’s SEC Documents filed on or prior to the date hereof. As of the date hereof, neither United nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (p) Books and Records. The books and records of United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

          (q) Insurance. United Previously Disclosed all of the insurance policies, binders, or bonds maintained by United or its Subsidiaries. United and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (r) Funds Available. United has, and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to effect the transactions contemplated hereby.

          (s) Disclosure. The representations and warranties contained in this Section 6.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.04, in light of the circumstances under which they are made, not misleading.

          (t) Representations and Warranties of United with Respect to Merger Sub. Organization, Standing and Authority. The Merger Sub is or prior to the Effective Time will be duly organized and validly existing in good standing under the laws of the state of its organization, and is or prior to the Effective Time will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Merger Sub will have been organized for the purpose of the transactions contemplated by this Agreement, and no newly chartered Merger Sub will have previously conducted any business or incurred any liabilities.

               (ii) Power. The Merger Sub has, or prior to the Effective Time will have, the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

               (iii) Authority. This Agreement and the transactions contemplated hereby have been, or prior to the Effective Time will have been, authorized by all requisite action on the part of the Merger Sub and its respective subsidiaries or members. Upon execution and delivery of Annex A, this Agreement will be a valid and legally binding agreement of the Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VII

Covenants

     7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Sequoia and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     7.02 Stockholder Approvals. Sequoia agrees to take, in accordance with applicable law and the Sequoia Certificate and Sequoia By-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Sequoia’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Sequoia Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Sequoia Board will recommend that the Sequoia stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Sequoia Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Sequoia Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Sequoia Board under applicable law.

     7.03 Registration Statement. (a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of Sequoia constituting a part thereof (the “Proxy Statement”) and all related documents). Sequoia and United agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement; and provided that Sequoia and its Subsidiaries have cooperated as required above, United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within seventy-five (75) days from the date of this Agreement. Each of Sequoia and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Sequoia agrees to furnish to United all information concerning Sequoia, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing and shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

          (b) Each of Sequoia and United agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Sequoia Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Sequoia and United further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) United agrees to advise Sequoia, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     7.04 Press Releases. Each of Sequoia and United agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

     7.05 Access; Information. (a) Each of Sequoia and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

          (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as, the same shall become available.

          (d) The provisions of this Section 7.05 are in addition to, and not in lieu of, that certain letter agreement dated March 24, 2003, between the parties (the “Letter Agreement”), the terms of which are hereby specifically confirmed.

     7.06 Acquisition Proposals. Sequoia agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Notwithstanding the foregoing, if, at any time the Sequoia Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Sequoia, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to Sequoia to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

     7.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Sequoia shall deliver to United a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Sequoia Meeting, deemed to be an “affiliate” of Sequoia (each, a “Sequoia Affiliate”) as that term is used in Rule 145 under the Securities Act.

          (b) Sequoia shall use its reasonable best efforts to cause each person who may be deemed to be a Sequoia Affiliate to execute and deliver to United on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

     7.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

     7.09 Certain Policies. Immediately prior to the Effective Date, Sequoia shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and United, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of United and shall make appropriate accruals for any employee benefits, plans, arrangements or obligations assumed by United under this Agreement; provided, however, that Sequoia shall not be obligated to take any such action pursuant to this Section 7.09 unless and until United acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Sequoia that United’s representations and warranties, subject to Section 6.02, are true and correct as of such date and that United is otherwise material in compliance with this Agreement. Sequoia’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 7.09.

     7.10 Regulatory Applications. (a) United and Sequoia and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of United and Sequoia shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     7.11 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors, officers and employees of Sequoia and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Sequoia is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the Sequoia Certificate, the Sequoia By-Laws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Delaware law, the Sequoia Certificate, the Sequoia By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director.

          (b) For a period of six (6) years from the Effective Time, United shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Sequoia or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Sequoia) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Sequoia; provided, however, that in no event shall United be required to expend more than 200 percent of the current amount expended by Sequoia (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.11(b), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Sequoia or any Subsidiary may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance.

          (c) Any Indemnified Party wishing to claim indemnification under Section 7.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 7.11(a) unless and to the extent that United is actually prejudiced as a result of such failure.

          (d) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.11.

          (e) The provisions of this Section 7.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.12 Benefit Plans. (a) It is the intention of United that within a reasonable period of time following the Effective Time (i) it will provide employees of Sequoia with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of United, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) all Sequoia employees will receive credit for years of service with Sequoia and its predecessors prior to the Effective Time for purposes of eligibility and vesting under United’s benefit plans. United shall maintain Sequoia’s existing employee benefit plans until such time as United has provided similar plans to Sequoia’s employees as contemplated in the preceding sentence. Sequoia employees shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Sequoia and its predecessors prior to the Effective Date. United agrees to assume the obligations under Sequoia’s vacation policy.

          (b) United agrees that each Sequoia employee who is involuntarily terminated by United (other than for cause) within six (6) months of the Effective Date, shall receive a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at Sequoia (with credit for partial years of service), with a minimum payment equal to one (1) month’s base pay for Sequoia employees who have at least one full year of service as of their date of termination and a maximum payment equal to thirty (30) weeks of base pay.

          (c) Immediately prior to the Effective Date, Sequoia shall take such action as may be necessary to terminate its 401(k) plan. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan, the assets of the plan shall be distributed to participants as provided in the plan. In the event a favorable ruling is not issued, Sequoia agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall be merged with United’s 401(k) plan.

     7.13 Notification of Certain Matters. Each of Sequoia and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     7.14 Directors and Officers. (a) United agrees to cause James G. Tardiff and J. Paul McNamara, if they are still a members of the Sequoia Board immediately prior to the Effective Time and willing and eligible to serve, to be appointed as a director of United at the Effective Time. Upon the expiration of their initial terms, Messrs. Tardiff and McNamara shall each be nominated to serve as a director of United for two additional one year terms provided such nomination is consistent with prudent banking practices and such director fulfills, to United’s satisfaction, his fiduciary duty to United and United Bank.

          (b) United agrees to cause James G. Tardiff and J. Paul McNamara, if they are members of the Sequoia Board immediately prior to the Effective Time and willing and eligible to serve, to be appointed to serve on the board of directors of United Bank at the effective time of the Bank Merger. Upon expiration of their initial term, Messrs. Tardiff and McNamara will each be nominated to serve as a director of United Bank for two additional one year terms, provided such nomination is consistent with prudent banking practices and such director fulfills, to United’s satisfaction, his fiduciary duty to United and United Bank. United agrees to appoint Mr. McNamara to serve as Vice Chairman of United Bank.

          (c) At and following the Effective Time, United shall honor, and United shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Sequoia existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar life insurance or “change-in-control” agreements, plans or policies of Sequoia which are Previously Disclosed. United acknowledges that the consummation of the Merger will constitute a “change-in-control” of Sequoia for purposes of any employee benefit plans, agreements and arrangements of Sequoia.

          7.15 Current Public Information. United agrees that it shall, for a period of three (3) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to Section 7.07 with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of United Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act. The provisions of this Section 7.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, such affiliates of Sequoia.

ARTICLE VIII

Conditions to Consummation of the Merger

     8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and Sequoia to consummate the Merger is subject to the fulfillment or written waiver by United and Sequoia prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement and Plan of Reorganization shall have been duly approved by the requisite vote of the stockholders of Sequoia.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the United Board reasonably determines in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of United Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          (f) Listing. To the extent required, the shares of United Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance.

     8.02 Conditions to Obligation of Sequoia. The obligation of Sequoia to consummate the Merger is also subject to the fulfillment or written waiver by Sequoia prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this

Agreement or some other date shall be true and correct as of such date), and Sequoia shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

          (b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Sequoia shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

          (c) Opinion of Sequoia’s Counsel. Sequoia shall have received an opinion of Muldoon Murphy & Faucette LLP, counsel to Sequoia, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Sequoia who receive shares of United Common Stock in exchange for shares of Sequoia Common Stock, except that gain or loss may be recognized as to cash received as Merger Consideration and cash received in lieu of fractional share interests. In rendering its opinion, Muldoon Murphy & Faucette LLP may require and rely upon representations contained in letters from Sequoia and others.

     8.03 Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Sequoia set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Sequoia by the Chief Executive Officer and the Chief Financial Officer of Sequoia to such effect.

          (b) Performance of Obligations of Sequoia. Sequoia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Sequoia by the Chief Executive Officer and the Chief Financial Officer of Sequoia to such effect.

          (c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice McDavid Graff & Love PLLC, special counsel to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Bowles Rice McDavid Graff & Love PLLC may require and rely upon representations contained in letters from United and others.

ARTICLE IX

Termination

     9.01 Termination. This Agreement may be terminated, and the Acquisition may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and Sequoia, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by United or Sequoia (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) Delay. At any time prior to the Effective Time, by United or Sequoia, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by January 31, 2004, except to the extent that the failure of the Acquisition then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

          (d) No Approval. By Sequoia or United, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Sequoia Meeting.

          (e) Failure to Recommend, Etc. At any time prior to the Sequoia Meeting, by United if the Sequoia Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of United.

          (f) Decline in United Common Stock Price. By Sequoia, if the Sequoia Board so determines by a vote of the majority of the members of its entire board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

               (i) The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “United Ratio”) shall be less than   .80; and

               (ii) (x) the United Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Sequoia elects to exercise its termination right pursuant to this Section, it shall give written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Sequoia Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the United Ratio. If United so elects within such five-day period, it shall give prompt written notice to Sequoia of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

          For purposes of this Section 9.01(f), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the closing prices of a share of United Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

“Determination Date” shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger and the Bank Merger, without regard to any requisite waiting period in respect thereof.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price,” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of United Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

          (g) Superior Proposal. By Sequoia, if the Sequoia Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Sequoia Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by Sequoia in compliance with Section 7.06 and that would, if consummated, result in a transaction that is more favorable to Sequoia’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, however, that (i) this Agreement may be terminated by Sequoia pursuant to this Section 9.01(g) only after the fifth business day following United’s receipt of written notice from Sequoia advising United that Sequoia is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, United does not make an offer to Sequoia that the Sequoia Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Sequoia pays the Fee specified in Section 9.03.

     9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

     9.03 Fees and Expenses. In the event that: (i) this Agreement shall be terminated by either party pursuant to Section 9.01(d)(ii), and, at or prior to the time of the failure of Sequoia’s stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn; or (ii) this Agreement is terminated pursuant to Section 9.01(e), then, in any such event, Sequoia shall pay United promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of $1.12 Million (the “Fee”), which amount shall be payable in immediately available funds.

          (b) In the event that Sequoia shall fail to pay the Fee when due, the Fee shall be deemed to include the costs and expenses actually incurred or accrued by United (including, without limitation, fees and expenses of counsel) in connection with the collection of the Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

     10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.11, 7.12, 7.14, 7.15 and this Article X which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 7.03(b), 7.05(b), 9.02, the Letter Agreement and this Article X which shall survive such termination).

     10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Sequoia Meeting, this Agreement may not be amended if it would violate the DGCL.

     10.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

     10.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Sequoia and United.

     10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

          If to Sequoia, to:

Sequoia Bancshares, Inc. 2 Bethesda Metro Center Suite 1500 Bethesda, Maryland 20814 Attn: James G. Tardiff, Chairman and Chief Executive Officer

               With a copy to:

Muldoon Murphy & Faucette LLP 5101 Wisconsin Avenue, N. W. Washington, D.C. 20016 Attn: Aaron M. Kaslow Facsimile: (202) 966-9409

               If to United, to:

United Bankshares, Inc. 514 Market Street Parkersburg, WV 26101 Attn: Richard M. Adams, Chairman of the Board and Chief Executive Officer Steven Wilson Chief Financial Officer

               With a copy to:

Bowles Rice McDavid Graff & Love PLLC 600 Quarrier Street P. O. Box 1386 Charleston, West Virginia 25325-1386 Facsimile: (305) 343-3058 Attn: Sandra M. Murphy, Esq.

     10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Sections 7.11 and 7.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Sequoia, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SEQUOIA BANCSHARES, INC.

By:	/s/ James G. Tardiff

James G. Tardiff
Title:	Chairman and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams

Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer

EXHIBIT A

FORM OF SEQUOIA AFFILIATE LETTER

April 4, 2003

United Bankshares, Inc.
514 Market Street
Parkersburg, WV 26101
Attention:	Steven Wilson,
Chief Financial Officer

Ladies and Gentlemen:

          I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of Sequoia Bancshares, Inc. a Delaware corporation (“Sequoia”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of April 4, 2003 (the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”), and Sequoia, Sequoia plans to merge with and into a wholly-owned subsidiary of United (the “Merger”).

          I further understand that as a result of the Merger, I may receive shares of common stock, par value $2.50 per share, of United (“United Stock”) in exchange for shares of common stock, par value $1.00 per share, of Sequoia (“Sequoia Stock”).

          I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of United Stock, to the extent I felt necessary, with my counsel or counsel for Sequoia.

          I represent, warrant and covenant with and to United that in the event I receive any United Stock as a result of the Merger:

          1. I shall not make any sale, transfer, or other disposition of such United Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to United, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

          2. I understand that United is under no obligation to register the sale, transfer or other disposition of shares of United Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          3. I understand that stop transfer instructions will be given to United’s transfer agent with respect to shares of United Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated , between the registered holder hereof and United Bankshares, Inc., a copy of which agreement is on file at the principal offices of United Bankshares, Inc.”

          4. I understand that, unless transfer by me of the United Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, United reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

          It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to United (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to United, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to United that the United Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

          I further understand and agree that this letter agreement shall apply to all shares of United Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

Very truly yours,

By

Name:
Title:

Accepted this 4th day of
April, 2003.

SEQUOIA BANCSHARES, INC.

By
Name: James G. Tardiff
Title: Chairman and
Chief Executive Officer

UNITED BANKSHARES, INC.

By
Name: Richard M. Adams
Title: Chairman of the Board and
Chief Executive Officer

ANNEX A

FORM OF
SUPPLEMENT FOR MERGER SUB ACCESSION
TO MERGER AGREEMENT

          This SUPPLEMENT FOR MERGER SUB ACCESSION TO MERGER AGREEMENT, dated as of the 4th day of April, 2003 (this “Supplement”), to the Agreement and Plan of Reorganization, dated as of April 4, 2003 (as may be amended from time to time in accordance with the terms thereof, the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”) and Sequoia Bancshares, Inc., a Delaware corporation (“Sequoia”).

          WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Agreement; and

          WHEREAS, pursuant to Section 2.01 of the Agreement, United has determined to consummate the Merger in part through the merger of Sequoia with and into [   ], a Delaware corporation (the “Merger Sub”).

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:

     1.     Agreement. Merger Sub agrees (i) to be bound by and subject to the terms of the Agreement, (ii) to become a party to the Agreement, as provided by Section 2.01 thereof, (iii) to perform all obligations and agreements set forth therein, and (iv) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.

     2.     Notice. Any notice required to be provided pursuant to Section 10.06 of the Agreement shall be given to the Merger Sub at the following address:

[Insert address and facsimile number]

     IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto as of the date first hereinabove written.

[Insert name of Merger Sub ]

By:
Name:
Title:

SEQUOIA BANCSHARES, INC.

By:
Name:	James G. Tardiff
Title:	Chairman and
Chief Executive Officer

UNITED BANKSHARES, INC.

By:
Name:	Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer

ANNEX B

August 6, 2003

Board of Directors
Sequoia Bancshares, Inc.
2 Bethesda Metro Center
Suite 1500
Bethesda, MD 20814

Ladies and Gentlemen:

     Sequoia Bancshares, Inc. (“Sequoia”) and United Bankshares, Inc. (“United”) have entered into an Agreement and Plan of Reorganization, dated as of April 4, 2003 (the “Agreement”), pursuant to which Sequoia will be merged with and into a wholly-owned subsidiary of United (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Sequoia common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the “Sequoia Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 1.4071 shares of the common stock, par value $2.50 per share, of United or (b) $39.40 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 75% of the of the total number of Sequoia Shares shall be converted into United common stock and 25% shall be converted into cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Sequoia Shares.

     Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement, together with certain of the annexes and schedules thereto; (ii) certain financial statements and other historical financial information of Sequoia that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of United that we deemed relevant; (iv) internal earnings projections for Sequoia for the years ending December 31, 2003, 2004 and 2005 prepared by and reviewed with management of Sequoia and the views of senior management of Sequoia, based on discussions with them, regarding Sequoia’s business, financial condition, results of operations and prospects; (v) earnings per share estimates for United for the years ending December 31, 2003 and 2004 published by I/B/E/S and the views of senior management of United, based on limited discussions with them, regarding United’s business, financial condition, results of operations and prospects; (vi) the pro forma financial impact of the

Board of Directors
Sequoia Bancshares, Inc.
August 6, 2003

Merger on United, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Sequoia and United; (vii) a comparison of certain financial information of Sequoia with similar publicly available information for certain other companies the securities of which are publicly traded, (viii) the publicly reported historical price and trading activity for United’s common stock, including a comparison of certain financial and stock market information for United with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Sequoia or United or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Sequoia and United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Sequoia or United or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Sequoia or United nor have we reviewed any individual credit files relating to Sequoia or United. We have assumed, with your consent, that the respective allowances for loan losses for both Sequoia and United are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings projections and estimates for Sequoia and United and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of Sequoia and United and used by Sandler O’Neill in its analyses, Sandler O’Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Sequoia and United and that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Sequoia’s or United’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Sequoia and United will remain as going

Board of Directors
Sequoia Bancshares, Inc.
August 6, 2003

concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of United’s common stock will be when issued to Sequoia’s shareholders pursuant to the Agreement or the prices at which United’s or Sequoia’s common stock may trade at any time.

     We have acted as Sequoia’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services to Sequoia and have received compensation for such services. As we have previously advised you, we have in the past provided certain investment banking services to United and have received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Sequoia and United and their affiliates. We may also actively trade the equity securities of United for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Sequoia in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Sequoia as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Sequoia shareholders from a financial point of view and does not address the underlying business decision of Sequoia to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Sequoia or the effect of any other transaction in which Sequoia might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement,

Board of Directors
Sequoia Bancshares, Inc.
August 6, 2003

prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to the Proxy Statement/Prospectus of Sequoia and United dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Sequoia Shares is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

ANNEX C

Section 262 of the Delaware General Corporation Law
Appraisal Rights

     (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

     (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

     (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

          Under Article V of its Articles of Incorporation, United is required under certain circumstances to indemnify its directors and officers, former directors and officers, and individuals serving at the request of subsidiaries of United, for liabilities and costs arising out of any claim, action, suit or proceeding, whether civil or criminal, to which they are made a party by reason of being or having been such director or officer of United. Indemnification is not required or permitted in circumstances in which such person is adjudged to have committed gross negligence or willful misconduct in serving the corporation in question. In addition, if the Board of Directors of United makes the judgment that settlement of any claim, action, suit or proceeding against such a director or officer or former director or officer is in the best interest of United, then that individual shall be reimbursed by United for his reasonable expenses in connection with the matter and the settlement thereof. These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law. The full text of Article V is set forth below. Reference is made to W Va. Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“the Act”) may be permitted to directors, officers, and controlling persons of United, United has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

          Article V of the Articles of Incorporation of United contains the following indemnification provision:

          Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representative shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgment of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the corporation, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law.

W. Va. Code § 31D-8-851 through § 31D-8-856 provide:

§31D-8-851. Permissible indemnification.

          (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

               (1) (A) He or she conducted himself or herself in good faith; and

               (B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

               (C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

               (2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

          (b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

          (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

          (d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

          (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

          (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

          A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

          (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

          (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

          (2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

          (b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

          (c) Authorizations under this section are to be made:

          (1) By the board of directors:

          (A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

          (B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

          (2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

          (3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

          (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

          (1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

           (2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

          (3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

          (A) To indemnify the director; or

          (B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

          (b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

          (a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

          (b) The determination is to be made:

          (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

          (2) By special legal counsel:

          (A) Selected in the manner prescribed in subdivision (1) of this subsection; or

          (B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

          (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

           (c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

          (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

          (1) To the same extent as a director; and

          (2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

          (A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

          (B) Liability arising out of conduct that constitutes:

          (i) Receipt by him or her of a financial benefit to which he or she is not entitled;

          (ii) An intentional infliction of harm on the corporation or the shareholders; or

          (iii) An intentional violation of criminal law.

          (b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

          (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

          Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit
Number	Description of Exhibits

2.1	Agreement and Plan of Reorganization, dated as of April 4, 2003, by and between United Bankshares, Inc., and Sequoia Bancshares, Inc. (included as Annex A to the proxy statement/prospectus).

* 5.1	Opinion of Bowles Rice McDavid Graff & Love, including consent.

8.1	Tax Opinion of Bowles Rice McDavid Graff & Love PLLC, including consent.

8.2	Tax Opinion of Muldoon Murphy & Faucette, L.L.P., including consent.

* 10.1	Executive Agreement by and among United Bankshares, Inc., Sequoia Bancshares, Inc., SequoiaBank and J. Paul McNamara, dated April 4, 2003.

* 10.2	Executive Agreement by and among United Bankshares, Inc., Sequoia Bancshares, Inc., SequoiaBank and James G. Tardiff, dated April 4, 2003.

* 10.3	Employment Agreement by and among United Bankshares, Inc., Sequoia Bancshares, Inc., SequoiaBank and J. Paul McNamara.

* 10.4	Agreement by and among United Bankshares, Inc., Sequoia Bancshares, Inc., SequoiaBank and James G. Tardiff.

21	Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.’s Form 10-K for the year ended December 31, 2002.)

23.1	Consent of Bowles Rice McDavid Graff & Love (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Bowles Rice McDavid Graff & Love (included in Legal Opinion, Exhibit 8.1)

23.3	Consent of Muldoon Murphy & Faucette LLP (included in Legal Opinion, Exhibit 8.2).

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Reznick Fedder & Silverman

* 24	Powers of Attorney (included on pages II-4 and II-5).

99.1	Consent of Sandler O'Neill & Partners, L.P. (included in Annex B to the proxy statement/prospectus)

* 99.2	Consent of James G. Tardiff

* 99.3	Consent of J. Paul McNamara

* 99.4	Form of Proxy for Sequoia Bancshares, Inc.

* 99.5	Form of Sequoia Affiliate Letter Agreement

* Previously Filed.

          (b) Financial Statement Schedules

               Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

          1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

          2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (230.415), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

           6. The undersigned registrant hereby undertakes:

               a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               b. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               c. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on August 6, 2003.

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams

Chairman of the Board and
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Adams Richard M. Adams	Chairman of the Board, Director and Chief Executive Officer	August 6, 2003

/s/ Steven E. Wilson Steven E. Wilson	Chief Financial Officer and Chief Accounting Officer	August 6, 2003

* Robert G. Astorg	Director	August 6, 2003

* Thomas J. Blair, III	Director	August 6, 2003

* Harry L. Buch	Director	August 6, 2003

* W. Gaston Caperton, III	Director	August 6, 2003

* H. Smoot Fahlgren	Director	August 6, 2003

* Theodore J. Georgelas	Director	August 6, 2003

Signature	Title	Date

* F. T. Graff, Jr.	Director	August 6, 2003

* Russell L. Isaacs	Director	August 6, 2003

* John M. McMahon	Director	August 6, 2003

* G. Ogden Nutting	Director	August 6, 2003

* William C. Pitt, III	Director	August 6, 2003

* I. N. Smith, Jr.	Director	August 6, 2003

* Warren A. Thornhill, III	Director	August 6, 2003

* P. Clinton Winter, Jr.	Director	August 6, 2003

* James. W. Word, Jr.	Director	August 6, 2003

*	Signed pursuant to Powers of Attorney dated July 7, 2003 included as part of the signature page to the Registration Statement on Form S-4 for United Bankshares, Inc. filed July 9, 2003.

/s/ Richard M. Adams

Richard M. Adams
Chairman of the Board, Director and Chief Executive Officer